UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 11-K

(Mark One)

☒	Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2014 Commission file number 001-09553

OR

☐	Transition Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

CBS 401(k) PLAN
(Full title of the plan)

CBS CORPORATION
(Name of issuer of the securities held pursuant to the plan)

51 West 52nd Street
New York, New York 10019
(Address of principal executive office)

CBS 401(k) PLAN

FINANCIAL STATEMENTS, SUPPLEMENTAL SCHEDULES AND EXHIBITS
DECEMBER 31, 2014 AND 2013

INDEX

Pages
Report of Independent Registered Public Accounting Firm	1

Financial Statements:
Statements of Net Assets Available for Benefits at December 31, 2014 and 2013	2

Statement of Changes in Net Assets Available for Benefits for the Year ended December 31, 2014	3

Notes to Financial Statements	4

Schedules
Supplemental Schedules:
Schedule H, line 4a - Schedule of Delinquent Participant Contributions	S - 1

Schedule H, line 4i - Schedule of Assets (Held at End of Year)	S - 2

All other schedules required by the Department of Labor's Rules and Regulations for Reporting and
Disclosure under the Employee Retirement Income Security Act of 1974 are omitted as not applicable or not required.

Signature	S - 36

Exhibit:
23.1 Consent of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of the
CBS 401(k) Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the CBS 401(k) Plan (the “Plan”) at December 31, 2014 and December 31, 2013, and the changes in net assets available for benefits for the year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental Schedule of Delinquent Participant Contributions for the year ended December 31, 2014 and the Schedule of Assets (Held at End of Year) at December 31, 2014 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the Schedule of Delinquent Participant Contributions and the Schedule of Assets (Held at End of Year) are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 24, 2015

CBS 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(In thousands)

	At December 31,
	2014	2013
Assets
Investments, at fair value	$4,357,626	$4,539,733
Receivables:
Notes receivable from participants	33,234	34,584
Employee contributions	721	2,447
Employer contributions	3,187	3,523
Interest and dividends	3,471	3,697
Due from broker for securities sold (Note 1)	491	17,267
Total assets	4,398,730	4,601,251
Liabilities
Accrued expenses	1,986	1,551
Due to broker for securities purchased	318	1,687
Net assets reflecting investments at fair value	4,396,426	4,598,013
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(61,512)	(62,561)
Net assets available for benefits	$4,334,914	$4,535,452
The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(In thousands)

Year Ended
December 31, 2014
Additions to net assets attributed to:
Investment income:
Net appreciation in fair value of investments	$76,006
Interest	38,323
Dividends	12,514
Interest income on notes receivable from participants	1,436
Contributions:
Employee	116,024
Employer	39,494
Rollover	11,601
Total additions	295,398
Deductions from net assets attributed to:
Benefits paid to participants	(338,795)
Plan expenses	(5,686)
Transfer to the CBS Outdoor 401(k) Plan (Note 1)	(151,455)
Total deductions	(495,936)
Net decrease	(200,538)
Net assets available for benefits, beginning of year	4,535,452
Net assets available for benefits, end of year	$4,334,914
The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
(Tabular dollars in thousands)

NOTE 1 - PLAN DESCRIPTION
The following is a brief description of the CBS 401(k) Plan (the “Plan”) and is provided for general information only. Participants should refer to the Plan document, as amended, for more complete information regarding the Plan.

The Plan, sponsored by CBS Corporation (the “Company” or “CBS Corp.”), is a defined contribution plan offered on a voluntary basis to eligible employees of the Company and each subsidiary that is included for participation.

Eligible full-time newly hired employees may enroll in the Plan immediately or are automatically enrolled following sixty days after hire or rehire and attainment of age 21, unless they elect not to participate. Part-time employees are automatically enrolled in the Plan on the first day of the month following the attainment of age 21 and completion of one thousand hours of service within a consecutive twelve-month period, unless they already voluntarily enrolled upon meeting the age and service requirements or have elected not to participate. The Plan is subject to the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is overseen by a retirement committee designated as the “Administrator” of the Plan as defined under ERISA (the “Plan Administrator”) by the Company’s Board of Directors (the “Board”).

Exempt Party-in-Interest Transactions

The Bank of New York Mellon (the “Trustee”) is the trustee and custodian and Mercer HR Services, LLC is the recordkeeper of the Plan. Certain Plan investments are shares of funds and bonds managed by the Trustee or companies affiliated with the Trustee, or shares and bonds of a company affiliated with CBS Corp., and therefore qualify as party-in-interest transactions. The fair value of these investments was $246 million at December 31, 2014 and $284 million at December 31, 2013 and these investments appreciated by $9 million for the year ended December 31, 2014. In addition, certain Plan investments are shares of CBS Corp. common stock and therefore qualify as party-in-interest transactions. The fair value of these investments was $557 million at December 31, 2014 and $744 million at December 31, 2013. For the year ended December 31, 2014, these investments depreciated by $91 million and earned dividends of $6 million. During the year ended December 31, 2014, the Plan purchased $4 million of CBS Corp. Class B common stock and sold $54 million of CBS Corp. common stock.

Plan Transfers

In January 2014, in connection with the disposition of CBS Outdoor Americas Inc. ("CBS Outdoor"), the Company established the Outdoor 401(k) Plan. The assets attributable to CBS Outdoor participants in the CBS 401(k) Plan were transferred to the Outdoor 401(k) Plan. At December 31, 2013, "Due from broker for securities sold" reflected a higher volume of security trades that were initiated, but not yet settled, to enable the Plan to transfer the accounts of CBS Outdoor employees from the Plan to the Outdoor 401(k) Plan in January 2014.

Participant Accounts
Each Plan participant’s account is credited with the participant’s contributions, the employer matching contributions, if applicable, and the participant’s share of the interest, dividends, and any realized or unrealized gains or losses of the Plan’s assets, net of certain Plan expenses.

Participants have the option of investing their contributions or existing account balances among various investment options. These investment options include common collective funds, registered investment companies (mutual

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

funds), separately managed accounts, which primarily invest in common stocks, a fixed income fund and the CBS Corp. Class B Common Stock Fund.

Within the Plan, the CBS Corp. Class A and Class B Common Stock funds are part of an Employee Stock Ownership Plan (“ESOP”). As a result, the Plan offers an ESOP dividend election under which Plan participants can elect to reinvest any ESOP dividends paid on vested shares back into the ESOP account in CBS Corp. Class B Common Stock or to receive the dividends as a cash payout. If a participant does not make an election, the dividends are reinvested in the ESOP account in CBS Corp. Class B Common Stock.

Participants may also elect to open a self-directed brokerage account (“SDA”). Participants may not contribute directly to the SDA, but may transfer balances to the SDA from other investment funds except the fixed income fund. A participant may transfer up to 25% of his or her account balance (net of loans) to the SDA. The initial transfer to the SDA may not be less than $2,500 and there is no minimum for subsequent individual transfers.

Contributions
The Plan permits participants to contribute up to 50% of eligible annual compensation on a traditional before-tax, Roth 401(k) after-tax or combination basis or 15% of eligible annual compensation on a traditional after-tax basis, subject to the Code limitations set forth below. Total combined contributions may not exceed 50% of eligible annual compensation. Roth 401(k) contributions and the related earnings can be withdrawn tax-free if certain requirements are met. The level of employer matching contributions is entirely at the discretion of the Board and is determined annually for all participants in the Plan. For 2014, the Board set the employer’s matching contribution at 70% of the first 5% of eligible compensation contributed on a before-tax or Roth 401(k) basis.

Employer matching contributions are initially invested in the CBS Corp. Class B Common Stock Fund. Participants are permitted to immediately transfer their Company matching contributions out of the CBS Corp. Class B Common Stock Fund and into any other investment option. Beginning in February 2015, participants may elect to make the initial investment of their matching contributions in any other investment option, including the CBS Corp. Class B Common Stock Fund. If no option is elected by the participant, the matching contribution is invested in the Plan's Qualified Default Investment Alternative (QDIA), a common collective fund that is primarily invested in a mix of equities and bonds appropriate for the participant's target retirement year, which is assumed to be at age 65.

Upon date of hire and, effective with the 60th day following the date upon which an employee becomes eligible to participate in the Plan, newly hired employees are deemed to have authorized the Company to make before-tax contributions to the Plan in an amount equal to 5% of the employee’s eligible compensation. However, a deemed authorization does not take effect if, during the 60-day period the employee elects not to participate in the Plan or to participate at a different contribution rate.

The Code limits the amount of annual participant contributions that can be made on a before-tax or Roth 401(k) basis to $17,500 for 2014. Total compensation considered under the Plan, based on Code limits, could not exceed $260,000 for 2014. The Code also limits annual aggregate participant and employer contributions to the lesser of $52,000 or 100% of compensation in 2014. All contributions made to the Plan on an annual basis may be further limited due to certain nondiscrimination requirements prescribed by the Code.

All participants who have attained age 50 before the close of the Plan year (calendar year) are eligible to make catch-up contributions. These contributions are not treated as matchable contributions. Catch-up contributions can be made if the eligible participants make the maximum $17,500 contribution permitted under the Plan for a plan year. The limit for catch-up contributions is $5,500 in 2014.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

Vesting
Participants in the Plan are immediately vested in their own contributions and earnings thereon. Employer matching contributions vest at 20% per year of service, becoming fully vested after five years of service. If participants terminate employment prior to being vested in their employer matching contributions, the non-vested portion of their account is forfeited and may be used to reduce future employer matching contributions and to pay administrative expenses. Forfeitures are recorded at the time vested benefits are distributed. During 2014, the Company utilized forfeitures of approximately $7,072,000 to reduce matching contributions and approximately $487,000 to pay administrative expenses. As of December 31, 2014 and 2013, the Company had forfeitures of approximately $540,000 and $1,785,000, respectively, available to be used as noted above.

Notes Receivable from Participants
Eligible participants may request a loan for up to the lesser of 50% of the participant’s vested account balance or $50,000, reduced by the highest outstanding balance of any Plan loan made to the participant during the twelve-month period ending on the day before the loan is made. The minimum loan available to a participant is $500. The interest rate on participant loans is one percentage point above the annual prime commercial rate (as published in The Wall Street Journal) on the first day of the calendar month in which the loan is approved. Principal and interest is payable through payroll deductions. Only one loan may be outstanding at any time. Participants may elect repayment periods from 12 to 60 months commencing as soon as administratively possible following the distribution of the loan proceeds to the participant. The Plan allows participants to elect a repayment term of up to 300 months for loans used for the acquisition of a principal residence. Repayments of loan principal and interest are allocated in accordance with the participant’s current investment elections.

The loans outstanding carry interest rates ranging from 4.25% to 10% as of December 31, 2014.

Distributions and Withdrawals
Earnings on employee contributions (other than after-tax contributions) and employer contributions are not subject to income tax until they are distributed or withdrawn from the Plan.

Participants in the Plan, or their beneficiaries, may receive their vested account balances in a lump sum, in installments over a period of up to 20 years, or in partial distributions of the account balance in the event of retirement, termination of employment, disability or death. For vested account balances invested in the CBS Corp. Common Stock funds, participants may elect to receive distributions in cash or whole shares. In the event of termination of employment, participants may also elect a partial lump sum distribution of their account balance. In general, participants must receive a required minimum distribution upon attainment of age 70 1/2 unless they are still employed.

Participants in the Plan may withdraw part or all of their after-tax and rollover contributions and the vested portion of employer matching contributions. Upon attainment of age 59 1/2, participants may also withdraw all or part of their before-tax or Roth 401(k) contributions and earnings thereon. The Plan limits participants to two of the above withdrawal elections in each Plan year.

A participant may obtain a financial hardship withdrawal of the vested portion of employer matching contributions and employee before-tax or Roth 401(k) contributions provided that the requirements for hardship are met and only to the extent required to relieve such financial hardship. There is no restriction on the number of hardship withdrawals permitted.

When a participant terminates employment with the Company, the full value of employee contributions and earnings thereon plus the value of all vested employer matching contributions and earnings thereon are eligible for

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

distribution and can be rolled over to a tax qualified retirement plan or an Individual Retirement Account (“IRA”) or remain in the Plan rather than being distributed. If the vested account balance is $1,000 or less and the participant does not make an election to rollover the vested account balance, it will be automatically paid in a single lump sum cash payment, and taxes will be withheld from the distribution.

Plan Expenses
The fees for investment of Plan assets are charged to the Plan’s investment funds. Certain administrative expenses such as fees for accounting, investment consulting and employee communications may be paid by the Plan using forfeitures or may be paid by the Company. Recordkeeping and trustee fees are paid from participant accounts. For 2014, approximately $407,000 was paid to the Trustee, a party-in-interest, and its affiliates for services provided during the year.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

In accordance with Financial Accounting Standards Board (“FASB”) guidance, contract value was determined to be the relevant measurement for the portion of net assets available for benefits attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As a result, the Statements of Net Assets Available for Benefits present the investments at fair value with a separate adjustment from fair value to contract value for the portion of net assets attributable to each fully benefit-responsive investment contract. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis with respect to the fully benefit-responsive investment contracts.

Investment Valuation
Short-term money market investments are carried at amortized cost which approximates fair value due to the short-term maturity of these investments. Investments in common stock are reported at fair value based on quoted market prices on national security exchanges. Investments in registered investment companies are reported at fair value based on quoted market prices in active markets. The fair value of investments in separately managed accounts is determined by the Trustee based upon the fair value of the underlying securities. The fair values of investments in common collective funds are determined using the Net Asset Value (“NAV”) provided by the administrator of the fund. The NAV is determined by each fund’s trustee based upon the fair value of the underlying assets owned by the fund, less liabilities, divided by the number of outstanding units. The common collective funds have daily redemptions and one day trading terms. The common collective funds have no unfunded commitments at December 31, 2014. The fair value of fixed income, asset-backed and mortgage-backed securities is determined by independent pricing sources based on quoted market prices, when available, or using valuation models which incorporate certain other observable inputs including recent trading activity for comparable securities and broker quoted prices. Cash and cash equivalents are valued at cost plus accrued interest, which approximates fair value.

Interest rate swaps are recorded at fair value and marked-to-market through the duration of the contract term with an offsetting increase to unrealized appreciation (depreciation). Futures are marked-to-market and settled daily. The daily receipt or payment is recognized as unrealized appreciation (depreciation) until the contract is closed at which time the total fair value of the futures contract is recognized as a realized gain (loss).

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

The Plan invests in fully benefit-responsive synthetic guaranteed investment contracts through a fixed income fund. The contract value of these contracts represents the aggregate amount of deposits thereto, plus interest at the contract rate, less withdrawals and the fair value is determined based on quoted market prices for the underlying assets. The fair value of the wrapper contracts for the synthetic guaranteed investment contracts is determined using the replacement cost methodology that incorporates various inputs including the difference between the market rate for wrap fees and the actual wrap fees currently charged.

Security Transactions and Income Recognition
Purchases and sales of securities are recorded on the trade date. The average cost basis is used to determine gains or losses on security dispositions. Interest income is accrued as earned and dividend income is recorded on the ex-dividend date.

Net appreciation or depreciation in the fair value of investments, included in the Statement of Changes in Net Assets Available for Benefits, consists of the realized gains and losses and the unrealized appreciation and depreciation on those investments presented at fair value.

Notes Receivable from Participants
Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the Plan document.

Payment of Benefits
Benefit payments are recorded when paid.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Plan to make estimates and assumptions, such as those regarding fair value of investments, that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Recent Pronouncements
Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)
In May 2015, the FASB issued amended guidance to remove the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The amendments also remove the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. Rather, those disclosures are limited to investments for which the entity has elected to measure the fair value using the practical expedient. This guidance is effective for reporting periods beginning after December 15, 2015, and will be applied retrospectively to all comparative periods presented. The adoption of this guidance is not expected to have a material effect on the Plan’s financial statements.

NOTE 3 - RISKS AND UNCERTAINTIES
The Plan provides for various investment options. Investment securities are exposed to various risks such as interest rate, market and credit risk. Market values of investments could decline for several reasons including changes in prevailing market and interest rates, increases in defaults, and credit rating downgrades. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

such securities, it is at least reasonably possible that changes in investment values in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the related Statement of Changes in Net Assets Available for Benefits.

NOTE 4 - INVESTMENTS
Individual investments representing 5% or more of the Plan’s net assets available for benefits are identified below:

	At December 31,
	2014	2013
CBS Corporation Class B Common Stock	$556,413	$743,282
BlackRock S&P 500 Index Fund	$736,365	$696,545

Synthetic guaranteed investment contracts, at contract value:
Transamerica Premier Life Insurance Company MDA01263TR (a)	$513,762	$—
Monumental Life Insurance Company MDA00930TR (b)	$—	$576,968
Prudential Insurance Company of America GA-62413	$372,058	$402,800
The Bank of Tokyo-Mitsubishi UFJ, Ltd. GS-CBSEG14-2 (a)	$287,780	$—
Bank of Tokyo-Mitsubishi UFJ DAM-CBS 13-1 (b)	$—	$293,356
(a) The Plan did not participate in the investment in 2013.
(b) The Plan did not participate in the investment in 2014.

During the year ended December 31, 2014 the Plan’s investments (including gains and losses on investments sold and held during the year) appreciated (depreciated) as follows:

Common collective funds	$116,095
Separately managed accounts (common stock)	31,218
Common stock	(89,017)
Mutual funds	17,577
Other	133
Net appreciation in fair value of investments	$76,006
Investment Contracts
The Plan invests in synthetic guaranteed investment contracts, which provide for the repayment of principal plus a specified rate of interest through benefit-responsive wrapper contracts. A wrapper contract is issued by a third party insurance company, financial institution or bank, and is held in combination with fixed income securities to form a synthetic guaranteed investment contract. The interest crediting rate on synthetic guaranteed investment contracts reflects the yield of the associated fixed income investments, plus the amortization of realized and unrealized gains and losses on those investments, typically over the duration of the investments. Interest crediting rates are reset on a monthly or quarterly basis, and the wrapper contracts provide that adjustments to the interest crediting rate cannot result in a future interest crediting rate that is less than zero. Certain factors can influence the future interest crediting rates including, the level of market interest rates, the amount and timing of participant contributions and withdrawals, and the returns generated by the fixed income investments that are associated with the synthetic guaranteed investment contract.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

In certain circumstances, the amounts withdrawn from the investment contracts will be paid at fair value rather than contract value due to employer initiated events. These events include, but are not limited to, Plan termination, a material adverse change to the provisions of the Plan, an employer election to withdraw from the contract to switch to a different investment provider, an employer’s bankruptcy, full or partial termination of the Plan, layoffs, plant closings, corporate spin-offs, mergers, divestitures or other workforce restructurings, or if the terms of a successor plan do not meet the contract issuer’s underwriting criteria for issuance of a replacement contract with identical terms. No employer initiated events have occurred or are expected to occur that would cause premature liquidation of a contract at market value.

The contract issuer is permitted to terminate the fully benefit-responsive investment contracts with the Plan and settle at an amount different from contract value in certain events, including loss of the Plan’s qualified status, an uncured material breach of responsibility, or material adverse changes to the provisions of the Plan.

At December 31, 2014 and 2013, synthetic guaranteed investment contracts at contract value of $1.42 billion and $1.53 billion, respectively, had fair values in the aggregate of $1.48 billion and $1.60 billion, respectively. The fair value of wrapper contracts was $.5 million and $.7 million at December 31, 2014 and 2013, respectively.

The average yields for investment contracts in the fixed income fund were as follows:

	At December 31,
	2014	2013
Based on actual earnings	1.5%	1.6%
Based on interest rate credited to participants	2.5%	2.4%

NOTE 5 - FAIR VALUE MEASUREMENTS
The following tables set forth the Plan’s financial assets measured at fair value on a recurring basis at December 31, 2014 and 2013. See Note 2 for the valuation methodology used to measure the fair value of these investments. There have been no changes to the methodologies used to measure the fair value of each asset from December 31, 2013 to December 31, 2014. These assets have been categorized according to the three-level fair value hierarchy established by the FASB, which prioritizes the inputs used in measuring fair value. Level 1 is based on quoted prices for the asset in active markets. Level 2 is based on inputs that are observable other than quoted market prices in Level 1, such as quoted prices for the asset in inactive markets or quoted prices for similar assets. Level 3 is based on unobservable inputs reflecting the Plan’s own assumptions about the assumptions that market participants would use in pricing the asset. The asset’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

At December 31, 2014	Level 1	Level 2	Level 3	Total
Fixed income fund:
Money market funds (a)	$—	$16,801	$—	$16,801
Investments held under synthetic guaranteed investment
contracts:
Cash and cash equivalents, including net (payables) receivables	(77,934)	2,884	—	(75,050)
Money market funds (a)	—	35,244	—	35,244
U.S. Treasury securities	557,411	—	—	557,411
Government related securities	—	43,777	—	43,777
Corporate bonds	—	405,461	—	405,461
Mortgage-backed and asset-backed securities	—	513,647	—	513,647
Futures (b)	(411)	—	—	(411)
Swaps (b)	—	515	—	515
Wrapper value	—	—	474	474
Common collective funds:
S&P 500 index fund (c)	—	736,365	—	736,365
Target date retirement funds (d)	—	555,383	—	555,383
Emerging markets equity fund	—	61,928	—	61,928
Mid cap equity index fund	—	141,724	—	141,724
Bond index fund	—	170,958	—	170,958
International equity fund	—	117,116	—	117,116
Separately managed accounts:
Wellington Growth Portfolio (e)	174,783	380	—	175,163
Dodge & Cox Value Equity Fund (e)	158,051	5,962	—	164,013
Common stock:
CBS Corp. common stock	557,359	—	—	557,359
Other common stock	24,961	—	—	24,961
Registered investment companies (f)	143,841	—	—	143,841
Money market funds (a)	—	10,883	—	10,883
Other	63	—	—	63
Total	$1,538,124	$2,819,028	$474	$4,357,626

(a)	Primarily invested in U.S. government securities and U.S. government agency securities.

(b)	See Note 6 for asset and liability positions of derivative financial instruments.

(c)	Primarily invested in large capitalization equities.

(d)	Primarily invested in a mix of equities and bonds based on target retirement year.

(e)	Primarily invested in large capitalization equities. Assets categorized as Level 2 reflect investments in mutual funds.

(f)	Primarily invested in small capitalization equities.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

At December 31, 2013	Level 1	Level 2	Level 3	Total
Fixed income fund:
Money market funds (a)	$—	$31,344	$—	$31,344
Investments held under synthetic guaranteed investment
contracts:
Cash and cash equivalents, including net (payables) receivables	(76,470)	3,532	—	(72,938)
Money market funds (a)	—	94,838	—	94,838
Common collective funds (b)	—	39,979	—	39,979
U.S. Treasury securities	579,965	—	—	579,965
Government related securities	—	80,942	—	80,942
Corporate bonds	—	453,009	—	453,009
Mortgage-backed and asset-backed securities	—	418,588	—	418,588
Futures (c)	297	—	—	297
Swaps (c)	—	1,422	—	1,422
Wrapper value	—	—	660	660
Common collective funds:
S&P 500 index fund (d)	—	696,545	—	696,545
Target date retirement funds (e)	—	483,622	—	483,622
Emerging markets equity fund	—	72,280	—	72,280
Mid cap equity index fund	—	143,619	—	143,619
Bond index fund	—	135,231	—	135,231
International equity fund	—	127,585	—	127,585
Separately managed accounts:
Wellington Growth Portfolio (f)	160,296	639	—	160,935
Dodge & Cox Value Equity Fund (f)	145,254	7,472	—	152,726
Common stock:
CBS Corp. common stock	744,388	—	—	744,388
Other common stock	24,213	—	—	24,213
Registered investment companies (g)	155,898	—	—	155,898
Money market funds (a)	—	14,575	—	14,575
Other	10	—	—	10
Total	$1,733,851	$2,805,222	$660	$4,539,733

(a)	Primarily invested in U.S. government securities and U.S. government agency securities.

(b)	Primarily invested in mortgage-backed and U.S. government fixed income securities.

(c)	See Note 6 for asset and liability positions of derivative financial instruments.

(d)	Primarily invested in large capitalization equities.

(e)	Primarily invested in a mix of equities and bonds based on target retirement year.

(f)	Primarily invested in large capitalization equities. Assets categorized as Level 2 reflect investments in mutual funds.

(g)	Primarily invested in small capitalization equities.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

The table below sets forth a summary of changes in the fair value of the Plan’s Level 3 assets at December 31, 2014.

Wrapper Value
At January 1, 2014	$660
Actual return on investments:
Related to investments held at end of year	(186)
At December 31, 2014	$474

NOTE 6 - FINANCIAL INSTRUMENTS
As part of their investment strategy, the managers of the fixed income fund, which invests in synthetic guaranteed investment contracts, may use derivative financial instruments for various purposes including, managing exposure to sector risk or movements in interest rates, extending the duration of the life of the investment portfolio and as a substitute for cash securities. The derivative instruments typically used are interest rate futures, options and swaps. There is exposure to credit loss in the event of nonperformance by counterparties to option and swap transactions. The Plan’s investment managers continually monitor the Plan’s positions with, and credit quality of, the financial institutions which are counterparties to its derivative instruments. Nonperformance by any of the counterparties is not anticipated.

The notional amount of outstanding futures contracts was $25 million and $134 million at December 31, 2014 and 2013, respectively. The notional amount of outstanding swap contracts was $32 million and $55 million at December 31, 2014 and 2013, respectively.

The fair value of derivative financial instruments recorded on the Statements of Net Assets Available for Benefits at December 31, 2014 and 2013 was as follows:

	At December 31,		Statement of Net Assets
	2014	2013	Available for Benefits Account

Asset position:
Interest rate futures	$60	$761	Investments, at fair value
Interest rate swaps	$515	$1,422	Investments, at fair value

Liability position:
Interest rate futures	$471	$464	Investments, at fair value
Net losses recognized on derivative financial instruments were as follows:

Year Ended
December 31, 2014

Interest rate futures	$1,413
Interest rate swaps	$9
The gains and losses recognized on derivative instruments are reflected in the fair value of the synthetic guaranteed investment contracts, which is used in determining the interest earned on these contracts.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

NOTE 7 - INCOME TAX STATUS
The Internal Revenue Service (“IRS”) issued a favorable determination letter dated January 13, 2015, indicating that the Plan document satisfied the requirements of Section 401(a) of the Code and that the trust thereunder is exempt from federal income taxes under the provisions of Section 501(a) of the Code. The Plan Administrator believes that the Plan is designed and is currently being operated in material compliance with the applicable provisions of the Code. In addition, the Plan Administrator has concluded that as of December 31, 2014, there are no uncertain tax positions taken or expected to be taken that require recognition of an asset or liability or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2010.

NOTE 8 - TERMINATION PRIORITIES
Although the Company anticipates that the Plan will continue indefinitely, it reserves the right, by action of its Board to amend or terminate the Plan provided that such action does not retroactively reduce earned participant benefits. In the event of termination of the Plan, participants become fully vested. Upon termination, the Plan provides that the net assets of the Plan would be distributed to participants based on their respective account balances.

NOTE 9 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	At December 31,
	2014	2013
Net assets available for benefits per the financial statements	$4,334,914	$4,535,452
Amounts allocated to withdrawing participants	(582)	(609)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	61,512	62,561
Net assets available for benefits per the Form 5500	$4,395,844	$4,597,404
The following is a reconciliation of the net increase in net assets available for benefits as reflected in the financial statements to the Form 5500:

Year Ended December 31, 2014
Net decrease in net assets available for benefits per the financial statements	$(200,538)
Less: Amounts allocated to withdrawing participants at December 31, 2014	(582)
Add: Amounts allocated to withdrawing participants at December 31, 2013	609
Add: Adjustment from contract value to fair value for fully
benefit-responsive investment contracts at December 31, 2014	61,512
Less: Adjustment from contract value to fair value for fully
benefit-responsive investment contracts at December 31, 2013	(62,561)
Net decrease in net assets available for benefits per the Form 5500	$(201,560)
Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2014, but were not paid as of that date.

SCHEDULE H, line 4a

CBS 401(k) PLAN
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
For the year ended December 31, 2014
(Dollars in thousands)

Participant Contributions Transferred late to Plan	Total That Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under Voluntary
Check Here If Late Participant Loan				Fiduciary Correction Program (VFCP) and
Repayments Are Included ☒	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Prohibited Transaction Exemption 2002-51

$—	$—	$160	$—	$—

SCHEDULE H, line 4i

CBS 401(k) PLAN
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2014
(Dollars in thousands)

	Identity of issue, borrower, lessor or similar party	Maturity and Interest Rates	Cost (6)	Current Value	Wrapper Value
	Self Directed Accounts (1)			$34,567	$—

	Corporate Common Stock
*	CBS Corporation Class A Common Stock			946	—
*	CBS Corporation Class B Common Stock			556,413	—
	Total Corporate Common Stock			557,359	—

	Mutual Funds
	DFA U.S. Small Cap Fund			138,410	—
*	Dreyfus Government Cash Management Fund			23,572	—
	Total Mutual Funds			161,982	—

	Common Collective Funds
	BlackRock S&P 500 Index fund			736,365	—
*	BNY Mellon Aggregate Bond Index Fund			170,958	—
	BlackRock Mid Cap Equity Index Fund			141,724	—
	Capital Guardian International Equity Fund			117,116	—
	BlackRock LifePath 2020 Fund			108,333	—
	BlackRock LifePath 2040 Fund			107,120	—
	BlackRock LifePath 2050 Fund			93,984	—
	BlackRock LifePath Retirement Fund			66,434	—
	Capital Guardian Emerging Markets Equity Fund			61,928	—
	BlackRock LifePath 2045 Fund			61,981	—
	BlackRock LifePath 2035 Fund			39,909	—
	BlackRock LifePath 2030 Fund			37,857	—
	BlackRock LifePath 2025 Fund			34,890	—
	BlackRock LifePath 2055 Fund			4,875	—
	Total Common Collective Funds			1,783,474	—

	Separately Managed Accounts (2)
(3)	Wellington Growth Portfolio			175,163	—
(3)	Dodge & Cox Value Equity Fund			164,013	—
	Total Separately Managed Accounts			339,176	—

	Synthetic Guaranteed Investment Contracts (4)
(5)	Transamerica Premier Life Insurance Company MDA01263TR	evergreen and variable %		540,771	—
(5)	Prudential Insurance Company of America GA-62413	evergreen and variable %		382,842	—
(5)	The Bank of Tokyo-Mitsubishi UFJ, Ltd. GS-CBSEG14-2	evergreen and variable %		302,518	—
(5)	State Street Bank and Trust Company No. 108002	evergreen and variable %		143,958	—
(5)	The Bank of Tokyo-Mitsubishi UFJ, Ltd. GS-CBSMM14-1	evergreen and variable %		110,979	—
	Total Synthetic Guaranteed Investment Contracts			1,481,068	—

*	Notes receivable from participants	Maturity dates through 2039 and interest rates ranging from 4.25% to 10.00%		33,234	—

	Wrapper value			—	474

	Total investments, at fair value and notes receivable from participants			$4,390,860	$474

*	Identified as a party-in-interest to the Plan.
(1)	Includes $2 million of investments identified as party-in-interest transactions to the Plan.
(2)	Includes $11 million of investments identified as party-in-interest transactions to the Plan.
(3)	Refer to Attachment A for listing of assets relating to these accounts.
(4)	Includes $39 million of investments identified as party-in-interest transactions to the Plan.
(5)	Refer to Attachment B for listing of assets relating to these contracts.
(6)	There are no non-participant directed investments.

Attachment A
(In thousands)

	Identity of Issuer	Description	Cost	Current Value
	ACTAVIS PLC	COMMON STOCK		$3,269
	ADOBE SYSTEMS INC	COMMON STOCK		2,060
	ALIBABA GROUP HOLDING LTD	COMMON STOCK		1,964
	ALLIANCE DATA SYSTEMS CORP	COMMON STOCK		2,934
	AMERICAN EXPRESS CO	COMMON STOCK		1,853
	AMERICAN TOWER CORP	COMMON STOCK		1,837
	AMETEK INC	COMMON STOCK		2,141
	ANHEUSER-BUSCH INBEV NV	COMMON STOCK		2,162
	APPLE INC	COMMON STOCK		12,269
	ASTRAZENECA PLC	COMMON STOCK		1,266
	AUTOZONE INC	COMMON STOCK		3,037
	BAIDU INC	COMMON STOCK		1,280
	BIOGEN INC	COMMON STOCK		3,766
	BLACKROCK INC	COMMON STOCK		2,671
	BRISTOL-MYERS SQUIBB CO	COMMON STOCK		4,064
	CDW CORP/DE	COMMON STOCK		1,869
	CELGENE CORP	COMMON STOCK		2,419
	COBALT INTERNATIONAL ENERGY IN	COMMON STOCK		470
	COGNIZANT TECHNOLOGY SOLUTIONS	COMMON STOCK		2,433
	COMCAST CORP	COMMON STOCK		2,340
	CONTINENTAL RESOURCES INC/OK	COMMON STOCK		889
	CVS HEALTH CORP	COMMON STOCK		3,063
	DR HORTON INC	COMMON STOCK		3,046
*	DREYFUS GOVT CASH MGMT INST 289	MUTUAL FUND		380
	DUNKIN' BRANDS GROUP INC	COMMON STOCK		2,056
	EAGLE MATERIALS INC	COMMON STOCK		1,668
	EQUIFAX INC	COMMON STOCK		2,122
	FACEBOOK INC	COMMON STOCK		4,272
	FLEETCOR TECHNOLOGIES INC	COMMON STOCK		2,616
	GILEAD SCIENCES INC	COMMON STOCK		4,374
	GOOGLE INC	COMMON STOCK		4,546
	HARLEY-DAVIDSON INC	COMMON STOCK		3,285
	HARMAN INTERNATIONAL INDUSTRIES	COMMON STOCK		1,979
	HOME DEPOT INC/THE	COMMON STOCK		5,771
	IHS INC	COMMON STOCK		2,118
	ILLUMINA INC	COMMON STOCK		821
	IMS HEALTH HOLDINGS INC	COMMON STOCK		1,555
	INTUIT INC	COMMON STOCK		2,486
	JB HUNT TRANSPORT SERVICES INC	COMMON STOCK		907
	KANSAS CITY SOUTHERN	COMMON STOCK		2,015
	KEURIG GREEN MOUNTAIN INC	COMMON STOCK		1,351
	LAS VEGAS SANDS CORP	COMMON STOCK		2,817
	LENNAR CORP	COMMON STOCK		3,030
	LOWE'S COS INC	COMMON STOCK		3,873
	MARKEL CORP	COMMON STOCK		1,738
	MASTERCARD INC	COMMON STOCK		4,080
	MCKESSON CORP	COMMON STOCK		469
	MEDIVATION INC	COMMON STOCK		1,238
	MERCK & CO INC	COMMON STOCK		1,668
	MICROSOFT CORP	COMMON STOCK		5,098
	MONDELEZ INTERNATIONAL INC	COMMON STOCK		3,133
	MONSTER BEVERAGE CORP	COMMON STOCK		2,522
	NETFLIX INC	COMMON STOCK		1,621
	NIELSEN NV	COMMON STOCK		2,560
	PALL CORP	COMMON STOCK		747
	PIONEER NATURAL RESOURCES CO	COMMON STOCK		1,297
	PRICELINE GROUP INC/THE	COMMON STOCK		2,861
	RALPH LAUREN CORP	COMMON STOCK		2,194
	REGENERON PHARMACEUTICALS INC	COMMON STOCK		2,618
	ROSS STORES INC	COMMON STOCK		3,162
	SALESFORCE.COM INC	COMMON STOCK		2,506
	SERVICENOW INC	COMMON STOCK		1,401
	SHERWIN-WILLIAMS CO/THE	COMMON STOCK		2,378
	STERICYCLE INC	COMMON STOCK		751
	TD AMERITRADE HOLDING CORP	COMMON STOCK		1,703
	VERTEX PHARMACEUTICALS INC	COMMON STOCK		2,061
	VISA INC	COMMON STOCK		2,804
	WADDELL & REED FINANCIAL INC	COMMON STOCK		529
	WHOLE FOODS MARKET INC	COMMON STOCK		1,445
	WYNDHAM WORLDWIDE CORP	COMMON STOCK		1,892
	WYNN RESORTS LTD	COMMON STOCK		2,016
	YELP INC	COMMON STOCK		1,527
		WELLINGTON GROWTH PORTFOLIO		$175,163
* Identified as a party-in-interest to the Plan.

Attachment A
(In thousands)

	Identity of Issuer	Description	Cost	Current Value
	ADT CORP/THE	COMMON STOCK		$1,232
	AEGON NV	COMMON STOCK		1,312
	AOL INC	COMMON STOCK		924
	APACHE CORP	COMMON STOCK		3,046
	BAKER HUGHES INC	COMMON STOCK		2,094
	BANK OF AMERICA CORP	COMMON STOCK		4,396
*	BANK OF NEW YORK MELLON CORP/T	COMMON STOCK		4,463
	BB&T CORP	COMMON STOCK		1,727
	CADENCE DESIGN SYSTEMS INC	COMMON STOCK		616
	CAPITAL ONE FINANCIAL CORP	COMMON STOCK		6,398
	CARMAX INC	COMMON STOCK		999
	CELANESE CORP	COMMON STOCK		1,649
	CHARLES SCHWAB CORP/THE	COMMON STOCK		4,528
	CHEVRON CORP	COMMON STOCK		2,284
	CIGNA CORP	COMMON STOCK		1,647
	CISCO SYSTEMS INC	COMMON STOCK		1,449
	COACH INC	COMMON STOCK		976
	COMCAST CORP	COMMON STOCK		4,188
	CORNING INC	COMMON STOCK		2,121
	DANAHER CORP	COMMON STOCK		1,388
	DISH NETWORK CORP	COMMON STOCK		1,305
*	DREYFUS GOVT CASH MGMT INST 289	MUTUAL FUND		5,962
	EBAY INC	COMMON STOCK		2,492
	EMC CORP/MA	COMMON STOCK		1,784
	EXPRESS SCRIPTS HOLDING CO	COMMON STOCK		2,540
	FEDEX CORP	COMMON STOCK		4,341
	GENERAL ELECTRIC CO	COMMON STOCK		1,600
	GLAXOSMITHKLINE PLC	COMMON STOCK		1,321
	GOLDMAN SACHS GROUP INC/THE	COMMON STOCK		3,721
	GOOGLE INC	COMMON STOCK		1,114
	GOOGLE INC	COMMON STOCK		2,369
	HEWLETT-PACKARD CO	COMMON STOCK		6,794
	JPMORGAN CHASE & CO	COMMON STOCK		2,491
	JUNIPER NETWORKS INC	COMMON STOCK		772
	KONINKLIJKE PHILIPS NV	COMMON STOCK		783
	LIBERTY INTERACTIVE CORP	COMMON STOCK		1,324
	LIBERTY VENTURES	COMMON STOCK		241
	MAXIM INTEGRATED PRODUCTS INC	COMMON STOCK		1,291
	MEDTRONIC INC	COMMON STOCK		1,263
	MERCK & CO INC	COMMON STOCK		3,339
	METLIFE INC	COMMON STOCK		1,839
	MICROSOFT CORP	COMMON STOCK		6,387
	NATIONAL OILWELL VARCO INC	COMMON STOCK		1,442
	NETAPP INC	COMMON STOCK		2,081
	NEWS CORP	COMMON STOCK		283
	NOKIA OYJ	COMMON STOCK		655
	NOVARTIS AG	COMMON STOCK		5,328
	NOW INC	COMMON STOCK		106
	NVR INC	COMMON STOCK		383
	PFIZER INC	COMMON STOCK		2,617
	SANOFI	COMMON STOCK		3,877
	SCHLUMBERGER LTD	COMMON STOCK		4,014
	SPRINT CORP	COMMON STOCK		597
	SUNTRUST BANKS INC	COMMON STOCK		1,362
	SYMANTEC CORP	COMMON STOCK		3,592
	SYNOPSYS INC	COMMON STOCK		1,474
	TARGET CORP	COMMON STOCK		2,239
	TE CONNECTIVITY LTD	COMMON STOCK		2,309
	TIME INC	COMMON STOCK		314
	TIME WARNER CABLE INC	COMMON STOCK		4,682
	TIME WARNER INC	COMMON STOCK		5,379
	TWENTY-FIRST CENTURY FOX INC	COMMON STOCK		3,072
	TYCO INTERNATIONAL PLC	COMMON STOCK		1,592
	UNITEDHEALTH GROUP INC	COMMON STOCK		2,588
	WAL-MART STORES INC	COMMON STOCK		4,165
	WEATHERFORD INTERNATIONAL PLC	COMMON STOCK		773
	WELLS FARGO & CO	COMMON STOCK		6,579
		DODGE & COX VALUE EQUITY FUND		$164,013
* Identified as a party-in-interest to the Plan.

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
ABBVIE INC	2.900% 11/06/2022 DD 05/06/13	CORPORATE DEBT INSTRUMENTS	$359
ABBVIE INC	1.750% 11/06/2017 DD 05/06/13	CORPORATE DEBT INSTRUMENTS	451
ABBVIE INC	1.750% 11/06/2017 DD 05/06/13	CORPORATE DEBT INSTRUMENTS	1,288
ABFC 2005-WF1 TRUST WF1 A2C	VAR RT 12/25/2034 DD 04/28/05	CORPORATE DEBT INSTRUMENTS	309
ACCESS GROUP INC 1 A	VAR RT 10/27/2025 DD 08/05/08	CORPORATE DEBT INSTRUMENTS	599
ACCESS GROUP INC 1 A3	VAR RT 06/22/2022 DD 06/07/05	CORPORATE DEBT INSTRUMENTS	714
ACE INA HOLDINGS INC	5.800% 03/15/2018 DD 02/14/08	CORPORATE DEBT INSTRUMENTS	120
ACE INA HOLDINGS INC	2.700% 03/13/2023 DD 03/13/13	CORPORATE DEBT INSTRUMENTS	388
ACTAVIS FUNDING SCS	2.450% 06/15/2019 DD 06/19/14	CORPORATE DEBT INSTRUMENTS	265
ACTAVIS FUNDING SCS	3.850% 06/15/2024 DD 06/19/14	CORPORATE DEBT INSTRUMENTS	472
ACTAVIS INC	3.250% 10/01/2022 DD 10/02/12	CORPORATE DEBT INSTRUMENTS	375
ACTAVIS INC	1.875% 10/01/2017 DD 10/02/12	CORPORATE DEBT INSTRUMENTS	752
AETNA INC	2.750% 11/15/2022 DD 11/07/12	CORPORATE DEBT INSTRUMENTS	330
ALCOA INC	5.550% 02/01/2017 DD 01/25/07	CORPORATE DEBT INSTRUMENTS	49
ALLIED WORLD ASSURANCE CO HOLD	7.500% 08/01/2016 DD 07/26/06	CORPORATE DEBT INSTRUMENTS	549
ALLY AUTO RECEIVABLES TRU 1 A3	0.930% 02/16/2016 DD 01/18/12	CORPORATE DEBT INSTRUMENTS	19
ALLY MASTER OWNER TRUST 1 A1	VAR RT 01/15/2019 DD 02/05/14	CORPORATE DEBT INSTRUMENTS	3,446
AMERICA MOVIL SAB DE CV	2.375% 09/08/2016 DD 09/08/11	CORPORATE DEBT INSTRUMENTS	963
AMERICAN AIRLINES 2013-2 CLASS	4.950% 07/15/2024 DD 07/15/14	CORPORATE DEBT INSTRUMENTS	678
AMERICAN EXPRESS CO	1.550% 05/22/2018 DD 05/22/13	CORPORATE DEBT INSTRUMENTS	718
AMERICAN EXPRESS CO	1.550% 05/22/2018 DD 05/22/13	CORPORATE DEBT INSTRUMENTS	812
AMERICAN EXPRESS CO	7.000% 03/19/2018 DD 03/19/08	CORPORATE DEBT INSTRUMENTS	926
AMERICAN EXPRESS CRED 4 C 144A	VAR RT 05/15/2020 DD 11/08/12	CORPORATE DEBT INSTRUMENTS	2,112
AMERICAN EXPRESS CREDIT 1 A	VAR RT 12/15/2021 DD 05/19/14	CORPORATE DEBT INSTRUMENTS	1,037
AMERICAN EXPRESS CREDIT AC 2 A	VAR RT 05/17/2021 DD 11/13/13	CORPORATE DEBT INSTRUMENTS	812
AMERICAN EXPRESS CREDIT CORP	1.125% 06/05/2017 DD 06/05/14	CORPORATE DEBT INSTRUMENTS	603
AMERICAN INTERNATIONAL GROUP I	5.450% 05/18/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	245
AMERICAN INTERNATIONAL GROUP I	5.850% 01/16/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	363
AMERICAN INTERNATIONAL GROUP I	2.300% 07/16/2019 DD 07/16/14	CORPORATE DEBT INSTRUMENTS	365
AMERICAN INTERNATIONAL GROUP I	5.850% 01/16/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	391
AMERICAN INTERNATIONAL GROUP I	5.850% 01/16/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	407
AMERICAN INTERNATIONAL GROUP I	5.450% 05/18/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	546
AMERICAN INTERNATIONAL GROUP I	2.300% 07/16/2019 DD 07/16/14	CORPORATE DEBT INSTRUMENTS	1,321
AMERICREDIT AUTOMOBILE REC 2 B	1.190% 05/08/2018 DD 04/11/13	CORPORATE DEBT INSTRUMENTS	601
AMGEN INC	3.625% 05/22/2024 DD 05/22/14	CORPORATE DEBT INSTRUMENTS	97
AMPHENOL CORP	3.125% 09/15/2021 DD 09/12/14	CORPORATE DEBT INSTRUMENTS	353
AMPHENOL CORP	1.550% 09/15/2017 DD 09/12/14	CORPORATE DEBT INSTRUMENTS	424
ANADARKO PETROLEUM CORP	3.450% 07/15/2024 DD 07/07/14	CORPORATE DEBT INSTRUMENTS	142
ANADARKO PETROLEUM CORP	5.950% 09/15/2016 DD 09/19/06	CORPORATE DEBT INSTRUMENTS	491
ANADARKO PETROLEUM CORP	6.375% 09/15/2017 DD 08/12/10	CORPORATE DEBT INSTRUMENTS	661
ANADARKO PETROLEUM CORP	6.375% 09/15/2017 DD 08/12/10	CORPORATE DEBT INSTRUMENTS	1,073
ANCHORAGE CAPITAL C 1A A1 144A	VAR RT 07/13/2025 DD 06/27/13	CORPORATE DEBT INSTRUMENTS	942
ANCHORAGE CAPITAL C 3A A1 144A	VAR RT 04/28/2026 DD 03/27/14	CORPORATE DEBT INSTRUMENTS	803
ANTHEM INC	3.500% 08/15/2024 DD 08/12/14	CORPORATE DEBT INSTRUMENTS	206
ANTHEM INC	1.875% 01/15/2018 DD 09/10/12	CORPORATE DEBT INSTRUMENTS	390
ANTHEM INC	1.875% 01/15/2018 DD 09/10/12	CORPORATE DEBT INSTRUMENTS	535
APPALACHIAN POWER CO	3.400% 05/24/2015 DD 05/24/10	CORPORATE DEBT INSTRUMENTS	909
APPLE INC	2.850% 05/06/2021 DD 05/06/14	CORPORATE DEBT INSTRUMENTS	322
APPLE INC	2.100% 05/06/2019 DD 05/06/14	CORPORATE DEBT INSTRUMENTS	511
APPLE INC	1.000% 05/03/2018 DD 05/03/13	CORPORATE DEBT INSTRUMENTS	936
ARES XXVI CLO LTD 1A A 144A	VAR RT 04/15/2025 DD 03/27/13	CORPORATE DEBT INSTRUMENTS	491
ARIZONA PUBLIC SERVICE CO	4.650% 05/15/2015 DD 05/12/03	CORPORATE DEBT INSTRUMENTS	106
ARIZONA PUBLIC SERVICE CO	8.750% 03/01/2019 DD 02/26/09	CORPORATE DEBT INSTRUMENTS	786
ARROW ELECTRONICS INC	3.000% 03/01/2018 DD 02/20/13	CORPORATE DEBT INSTRUMENTS	256
AT&T INC	5.600% 05/15/2018 DD 05/13/08	CORPORATE DEBT INSTRUMENTS	71
AT&T INC	5.500% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	183
AT&T INC	VAR RT 02/12/2016 DD 02/12/13	CORPORATE DEBT INSTRUMENTS	490
AT&T INC	1.700% 06/01/2017 DD 06/14/12	CORPORATE DEBT INSTRUMENTS	502
AT&T INC	1.400% 12/01/2017 DD 12/11/12	CORPORATE DEBT INSTRUMENTS	510
AT&T INC	1.700% 06/01/2017 DD 06/14/12	CORPORATE DEBT INSTRUMENTS	778
AT&T INC	2.950% 05/15/2016 DD 04/29/11	CORPORATE DEBT INSTRUMENTS	923
AUSTRALIA & NEW ZEALAND B 144A	4.500% 03/19/2024 DD 03/19/14	CORPORATE DEBT INSTRUMENTS	408
AUSTRALIA & NEW ZEALAND BANKIN	1.875% 10/06/2017 DD 09/11/12	CORPORATE DEBT INSTRUMENTS	1,110
AUTOZONE INC	5.500% 11/15/2015 DD 11/06/03	CORPORATE DEBT INSTRUMENTS	936
AVIS BUDGET RENTAL C 1A A 144A	1.920% 09/20/2019 DD 02/13/13	CORPORATE DEBT INSTRUMENTS	2,078
AVIS BUDGET RENTAL C 2A A 144A	2.500% 02/20/2021 DD 07/24/14	CORPORATE DEBT INSTRUMENTS	1,100
AVON PRODUCTS INC	VAR RT 03/15/2020 DD 03/12/13	CORPORATE DEBT INSTRUMENTS	250
AVON PRODUCTS INC	VAR RT 03/15/2023 DD 03/12/13	CORPORATE DEBT INSTRUMENTS	469
BA CREDIT CARD TRUST A11 A11	VAR RT 12/15/2019 DD 08/02/07	CORPORATE DEBT INSTRUMENTS	995

Attachment B
(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value
	BANC OF AMERICA COMMERCI 1 A1A	VAR RT 09/10/2045 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	1,588
	BANC OF AMERICA COMMERCIA 2 A4	VAR RT 05/10/2045 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	1,249
	BANC OF AMERICA COMMERCIA 3 A3	VAR RT 06/10/2049 DD 07/01/07	CORPORATE DEBT INSTRUMENTS	1,186
	BANC OF AMERICA COMMERCIA 5 A3	5.620% 02/10/2051 DD 12/01/07	CORPORATE DEBT INSTRUMENTS	35
	BANC OF AMERICA MERRILL L 6 A4	VAR RT 09/10/2047 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	2,323
	BANK OF AMERICA CORP	6.400% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	77
	BANK OF AMERICA CORP	6.050% 05/16/2016 DD 05/16/06	CORPORATE DEBT INSTRUMENTS	106
	BANK OF AMERICA CORP	4.000% 04/01/2024 DD 04/01/14	CORPORATE DEBT INSTRUMENTS	135
	BANK OF AMERICA CORP	5.000% 05/13/2021 DD 05/13/11	CORPORATE DEBT INSTRUMENTS	223
	BANK OF AMERICA CORP	5.750% 08/15/2016 DD 08/14/06	CORPORATE DEBT INSTRUMENTS	224
	BANK OF AMERICA CORP	5.750% 12/01/2017 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	226
	BANK OF AMERICA CORP	6.000% 09/01/2017 DD 08/23/07	CORPORATE DEBT INSTRUMENTS	347
	BANK OF AMERICA CORP	4.125% 01/22/2024 DD 01/21/14	CORPORATE DEBT INSTRUMENTS	394
	BANK OF AMERICA CORP	3.750% 07/12/2016 DD 07/12/11	CORPORATE DEBT INSTRUMENTS	425
	BANK OF AMERICA CORP	4.000% 04/01/2024 DD 04/01/14	CORPORATE DEBT INSTRUMENTS	521
	BANK OF AMERICA CORP	6.875% 04/25/2018 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	574
	BANK OF AMERICA CORP	VAR RT 10/14/2016 DD 10/26/06	CORPORATE DEBT INSTRUMENTS	725
	BANK OF AMERICA CORP	3.875% 03/22/2017 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	764
	BANK OF AMERICA CORP	2.600% 01/15/2019 DD 10/22/13	CORPORATE DEBT INSTRUMENTS	816
	BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	817
	BANK OF AMERICA CORP	1.500% 10/09/2015 DD 10/10/12	CORPORATE DEBT INSTRUMENTS	914
	BANK OF AMERICA CORP	2.650% 04/01/2019 DD 04/01/14	CORPORATE DEBT INSTRUMENTS	1,048
	BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	1,055
	BANK OF AMERICA CORP	VAR RT 01/15/2019 DD 10/22/13	CORPORATE DEBT INSTRUMENTS	1,217
	BANK OF AMERICA CORP	2.000% 01/11/2018 DD 01/11/13	CORPORATE DEBT INSTRUMENTS	1,299
	BANK OF AMERICA CORP	5.750% 12/01/2017 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	1,326
	BANK OF AMERICA CORP	6.500% 08/01/2016 DD 07/28/09	CORPORATE DEBT INSTRUMENTS	1,858
	BANK OF AMERICA CORP	2.600% 01/15/2019 DD 10/22/13	CORPORATE DEBT INSTRUMENTS	2,016
	BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	3,000
	BANK OF AMERICA CREDIT A2 A	VAR RT 09/16/2019 DD 05/14/14	CORPORATE DEBT INSTRUMENTS	2,795
	BANK OF AMERICA NA	5.300% 03/15/2017 DD 03/13/07	CORPORATE DEBT INSTRUMENTS	269
	BANK OF MONTREAL	2.500% 01/11/2017 DD 01/11/12	CORPORATE DEBT INSTRUMENTS	666
	BANK OF MONTREAL	1.300% 07/14/2017 DD 07/14/14	CORPORATE DEBT INSTRUMENTS	692
	BANK OF MONTREAL	1.450% 04/09/2018 DD 04/09/13	CORPORATE DEBT INSTRUMENTS	988
*	BANK OF NEW YORK MELLON CORP/T	3.400% 05/15/2024 DD 05/07/14	CORPORATE DEBT INSTRUMENTS	219
*	BANK OF NEW YORK MELLON CORP/T	2.200% 05/15/2019 DD 05/07/14	CORPORATE DEBT INSTRUMENTS	747
*	BANK OF NEW YORK MELLON CORP/T	1.350% 03/06/2018 DD 03/06/13	CORPORATE DEBT INSTRUMENTS	1,239
	BANK OF NOVA SCOTIA/THE	1.100% 12/13/2016 DD 12/13/13	CORPORATE DEBT INSTRUMENTS	490
	BANK OF NOVA SCOTIA/THE	2.050% 06/05/2019 DD 06/05/14	CORPORATE DEBT INSTRUMENTS	563
	BANK OF NOVA SCOTIA/THE 144A	1.050% 03/20/2015 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	1,232
	BANK OF NOVA SCOTIA/THE 144A	1.650% 10/29/2015 DD 10/29/10	CORPORATE DEBT INSTRUMENTS	1,236
	BARCLAYS BANK PLC	2.500% 02/20/2019 DD 02/20/14	CORPORATE DEBT INSTRUMENTS	532
	BARCLAYS BANK PLC 144A	2.250% 05/10/2017 DD 05/10/12	CORPORATE DEBT INSTRUMENTS	1,097
	BARCLAYS PLC	2.750% 11/08/2019 DD 11/10/14	CORPORATE DEBT INSTRUMENTS	522
	BAT INTERNATIONAL FINANCE 144A	1.400% 06/05/2015 DD 06/07/12	CORPORATE DEBT INSTRUMENTS	511
	BATTALION CLO LT 13-4A A1 144A	VAR RT 10/22/2025 DD 09/25/13	CORPORATE DEBT INSTRUMENTS	597
	BAXTER INTERNATIONAL INC	5.900% 09/01/2016 DD 08/08/06	CORPORATE DEBT INSTRUMENTS	189
	BAXTER INTERNATIONAL INC	1.850% 01/15/2017 DD 12/19/11	CORPORATE DEBT INSTRUMENTS	243
	BAYER US FINANCE LLC 144A	3.000% 10/08/2021 DD 10/08/14	CORPORATE DEBT INSTRUMENTS	983
	BAYER US FINANCE LLC 144A	2.375% 10/08/2019 DD 10/08/14	CORPORATE DEBT INSTRUMENTS	1,044
	BB&T CORP	2.450% 01/15/2020 DD 12/08/14	CORPORATE DEBT INSTRUMENTS	324
	BB&T CORP	1.600% 08/15/2017 DD 08/14/12	CORPORATE DEBT INSTRUMENTS	475
	BEAR STEARNS COMMERCI PW11 A1A	VAR RT 03/11/2039 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	2,166
	BEAR STEARNS COMMERCI PW12 A1A	VAR RT 09/11/2038 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	1,037
	BEAR STEARNS COMMERCI PW14 A1A	5.189% 12/11/2038 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	870
	BEAR STEARNS COMMERCI PW16 A1A	VAR RT 06/11/2040 DD 06/01/07	CORPORATE DEBT INSTRUMENTS	874
	BEAR STEARNS COMMERCI PWR9 A4A	4.871% 09/11/2042 DD 09/01/05	CORPORATE DEBT INSTRUMENTS	199
	BEAR STEARNS COMMERCIA PW10 A4	VAR RT 12/11/2040 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	209
	BEAR STEARNS COMMERCIA PW16 A4	VAR RT 06/11/2040 DD 06/01/07	CORPORATE DEBT INSTRUMENTS	1,073
	BEAR STEARNS COMMERCIA PW17 A3	5.736% 06/11/2050 DD 09/01/07	CORPORATE DEBT INSTRUMENTS	272
	BEAR STEARNS COMMERCIA PWR4 A3	VAR RT 06/11/2041 DD 06/01/04	CORPORATE DEBT INSTRUMENTS	7
	BEAR STEARNS COS LLC/THE	5.550% 01/22/2017 DD 11/22/06	CORPORATE DEBT INSTRUMENTS	151
	BEAR STEARNS COS LLC/THE	4.650% 07/02/2018 DD 06/25/03	CORPORATE DEBT INSTRUMENTS	156
	BEAR STEARNS COS LLC/THE	7.250% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	437
	BECTON DICKINSON AND CO	2.675% 12/15/2019 DD 12/15/14	CORPORATE DEBT INSTRUMENTS	51
	BECTON DICKINSON AND CO	3.734% 12/15/2024 DD 12/15/14	CORPORATE DEBT INSTRUMENTS	82
	BECTON DICKINSON AND CO	1.800% 12/15/2017 DD 12/15/14	CORPORATE DEBT INSTRUMENTS	100
	BECTON DICKINSON AND CO	1.800% 12/15/2017 DD 12/15/14	CORPORATE DEBT INSTRUMENTS	1,004
	BENEFIT STREET PAR IIA A1 144A	VAR RT 07/15/2024 DD 06/13/13	CORPORATE DEBT INSTRUMENTS	1,083

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
BHP BILLITON FINANCE USA LTD	3.850% 09/30/2023 DD 09/30/13	CORPORATE DEBT INSTRUMENTS	505
BLUE HILL CLO LTD 1A A 144A	VAR RT 01/15/2026 DD 12/05/13	CORPORATE DEBT INSTRUMENTS	298
BNP PARIBAS SA	2.375% 09/14/2017 DD 09/14/12	CORPORATE DEBT INSTRUMENTS	275
BOSTON SCIENTIFIC CORP	2.650% 10/01/2018 DD 08/13/13	CORPORATE DEBT INSTRUMENTS	380
BP CAPITAL MARKETS PLC	2.750% 05/10/2023 DD 05/10/13	CORPORATE DEBT INSTRUMENTS	75
BP CAPITAL MARKETS PLC	1.375% 05/10/2018 DD 05/10/13	CORPORATE DEBT INSTRUMENTS	226
BP CAPITAL MARKETS PLC	1.375% 11/06/2017 DD 11/06/12	CORPORATE DEBT INSTRUMENTS	297
BP CAPITAL MARKETS PLC	VAR RT 05/10/2018 DD 05/10/13	CORPORATE DEBT INSTRUMENTS	490
BP CAPITAL MARKETS PLC	2.237% 05/10/2019 DD 02/10/14	CORPORATE DEBT INSTRUMENTS	499
BPCE SA	1.700% 04/25/2016 DD 04/25/13	CORPORATE DEBT INSTRUMENTS	403
BPCE SA	2.500% 07/15/2019 DD 07/15/14	CORPORATE DEBT INSTRUMENTS	552
BPCE SA	2.500% 07/15/2019 DD 07/15/14	CORPORATE DEBT INSTRUMENTS	1,506
BRANCH BANKING & TRUST CO	2.300% 10/15/2018 DD 09/26/13	CORPORATE DEBT INSTRUMENTS	1,248
BRAZILIAN GOVERNMENT INTERNATI	4.875% 01/22/2021 DD 04/22/10	OTHER INVESTMENTS	106
BRAZILIAN GOVERNMENT INTERNATI	8.875% 10/14/2019 DD 10/14/04	OTHER INVESTMENTS	221
BRAZILIAN GOVERNMENT INTERNATI	6.000% 01/17/2017 DD 11/14/06	OTHER INVESTMENTS	323
BRAZOS HIGHER EDUCATION 2 A10	VAR RT 12/26/2019 DD 06/23/05	CORPORATE DEBT INSTRUMENTS	1,179
BRINKER INTERNATIONAL INC	2.600% 05/15/2018 DD 05/15/13	CORPORATE DEBT INSTRUMENTS	399
BRITISH TELECOMMUNICATIONS PLC	2.350% 02/14/2019 DD 02/14/14	CORPORATE DEBT INSTRUMENTS	374
BRITISH TELECOMMUNICATIONS PLC	5.950% 01/15/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	407
BRITISH TELECOMMUNICATIONS PLC	2.000% 06/22/2015 DD 06/22/12	CORPORATE DEBT INSTRUMENTS	1,509
BROOKSIDE MILL CLO 1A A1 144A	VAR RT 04/17/2025 DD 05/23/13	CORPORATE DEBT INSTRUMENTS	495
BROWN-FORMAN CORP	2.500% 01/15/2016 DD 12/16/10	CORPORATE DEBT INSTRUMENTS	509
BUCKEYE PARTNERS LP	4.150% 07/01/2023 DD 06/10/13	CORPORATE DEBT INSTRUMENTS	390
BURLINGTON NORTHERN SANTA FE L	5.650% 05/01/2017 DD 04/13/07	CORPORATE DEBT INSTRUMENTS	143
CALIFORNIA ST	7.300% 10/01/2039 DD 10/15/09	OTHER INVESTMENTS	73
CALIFORNIA ST	7.625% 03/01/2040 DD 04/01/10	OTHER INVESTMENTS	92
CALIFORNIA ST	7.500% 04/01/2034 DD 04/28/09	OTHER INVESTMENTS	595
CANADIAN NATIONAL RAILWAY CO	5.550% 05/15/2018 DD 05/01/08	CORPORATE DEBT INSTRUMENTS	70
CAPITAL AUTO RECEIVABLES 1 A3	0.790% 06/20/2017 DD 01/24/13	CORPORATE DEBT INSTRUMENTS	1,036
CAPITAL ONE BANK USA NA	2.150% 11/21/2018 DD 11/21/13	CORPORATE DEBT INSTRUMENTS	348
CAPITAL ONE FINANCIAL CORP	6.150% 09/01/2016 DD 08/29/06	CORPORATE DEBT INSTRUMENTS	113
CAPITAL ONE FINANCIAL CORP	3.500% 06/15/2023 DD 06/06/13	CORPORATE DEBT INSTRUMENTS	239
CAPITAL ONE FINANCIAL CORP	2.150% 03/23/2015 DD 03/23/12	CORPORATE DEBT INSTRUMENTS	301
CAPITAL ONE FINANCIAL CORP	3.150% 07/15/2016 DD 07/19/11	CORPORATE DEBT INSTRUMENTS	638
CAPITAL ONE FINANCIAL CORP	3.150% 07/15/2016 DD 07/19/11	CORPORATE DEBT INSTRUMENTS	699
CAPITAL ONE MULTI-ASSET A2 A2	1.260% 01/15/2020 DD 04/10/14	CORPORATE DEBT INSTRUMENTS	994
CAPITAL ONE MULTI-ASSET A3 A3	0.960% 09/16/2019 DD 11/21/13	CORPORATE DEBT INSTRUMENTS	1,015
CAPITAL ONE MULTI-ASSET E A5 A	1.480% 07/15/2020 DD 10/14/14	CORPORATE DEBT INSTRUMENTS	1,130
CAPITAL ONE MULTI-ASSET E A5 A	1.480% 07/15/2020 DD 10/14/14	CORPORATE DEBT INSTRUMENTS	2,651
CAPITAL ONE NA/MCLEAN VA	2.950% 07/23/2021 DD 07/24/14	CORPORATE DEBT INSTRUMENTS	671
CAPITAL ONE NA/MCLEAN VA	1.500% 03/22/2018 DD 03/22/13	CORPORATE DEBT INSTRUMENTS	788
CARDINAL HEALTH INC	1.900% 06/15/2017 DD 05/21/12	CORPORATE DEBT INSTRUMENTS	433
CARGILL INC 144A	1.900% 03/01/2017 DD 03/01/12	CORPORATE DEBT INSTRUMENTS	541
CARNIVAL CORP	1.200% 02/05/2016 DD 02/07/13	CORPORATE DEBT INSTRUMENTS	445
CATAMARAN CLO 14-2A A1 144A	VAR RT 10/18/2026 DD 09/18/14	CORPORATE DEBT INSTRUMENTS	248
CATAMARAN CLO 2014- 1A A1 144A	VAR RT 04/20/2026 DD 05/06/14	CORPORATE DEBT INSTRUMENTS	250
CATERPILLAR FINANCIAL SERVICES	5.450% 04/15/2018 DD 03/27/08	CORPORATE DEBT INSTRUMENTS	117
CATERPILLAR FINANCIAL SERVICES	2.750% 08/20/2021 DD 08/20/14	CORPORATE DEBT INSTRUMENTS	550
CATERPILLAR INC	0.950% 06/26/2015 DD 06/26/12	CORPORATE DEBT INSTRUMENTS	677
CCP IRS USD R4.5% 5Y CME	4.500% 06/19/2024 DD 06/19/19	OTHER INVESTMENTS	1,780
CCP_IRS R US0003M P 3.50%	2043 DEC 18 CME	OTHER INVESTMENTS	(1,265)
CD 2005-CD1 COMMERCIAL CD1 A4	VAR RT 07/15/2044 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	133
CD 2006-CD3 MORTGAGE TR CD3 A5	5.617% 10/15/2048 DD 10/01/06	CORPORATE DEBT INSTRUMENTS	1,867
CDP FINANCIAL INC 144A	3.150% 07/24/2024 DD 07/24/14	CORPORATE DEBT INSTRUMENTS	749
CDP FINANCIAL INC 144A	4.400% 11/25/2019 DD 11/25/09	CORPORATE DEBT INSTRUMENTS	2,037
CENTERPOINT ENERGY INC	6.500% 05/01/2018 DD 05/06/08	CORPORATE DEBT INSTRUMENTS	162
CENTERPOINT ENERGY RESOURCES C	6.150% 05/01/2016 DD 05/18/06	CORPORATE DEBT INSTRUMENTS	122
CHASE ISSUANCE TRUST 14-A5 A5	VAR RT 04/15/2021 DD 05/14/14	CORPORATE DEBT INSTRUMENTS	1,495
CHASE ISSUANCE TRUST C1 C1	VAR RT 04/15/2019 DD 02/21/07	CORPORATE DEBT INSTRUMENTS	4,673
CHEVRON CORP	2.193% 11/15/2019 DD 11/18/14	CORPORATE DEBT INSTRUMENTS	90
CHEVRON CORP	3.191% 06/24/2023 DD 06/24/13	CORPORATE DEBT INSTRUMENTS	188
CHICAGO IL TRANSIT AUTH SALES	6.899% 12/01/2040 DD 08/06/08	OTHER INVESTMENTS	1,894
CHICAGO IL TRANSIT AUTH SALES	6.899% 12/01/2040 DD 08/06/08	OTHER INVESTMENTS	1,894
CIGNA CORP	2.750% 11/15/2016 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	914
CITIBANK CREDIT CARD ISS A1 A1	2.880% 01/23/2023 DD 01/24/14	CORPORATE DEBT INSTRUMENTS	836
CITIBANK CREDIT CARD ISS A2 A2	4.850% 03/10/2017 DD 03/09/05	CORPORATE DEBT INSTRUMENTS	763
CITIBANK CREDIT CARD ISS A3 A3	5.300% 03/15/2018 DD 03/16/06	CORPORATE DEBT INSTRUMENTS	105
CITIBANK CREDIT CARD ISS A7 A7	VAR RT 05/20/2020 DD 05/20/08	CORPORATE DEBT INSTRUMENTS	1,085

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
CITIBANK CREDIT CARD ISS A8 A8	1.730% 04/09/2020 DD 09/24/14	CORPORATE DEBT INSTRUMENTS	966
CITIBANK CREDIT CARD ISS A8 A8	5.650% 09/20/2019 DD 09/20/07	CORPORATE DEBT INSTRUMENTS	1,015
CITIBANK CREDIT CARD ISS A8 A8	5.650% 09/20/2019 DD 09/20/07	CORPORATE DEBT INSTRUMENTS	1,997
CITIBANK CREDIT CARD ISS C2 C2	VAR RT 03/24/2017 DD 03/30/05	CORPORATE DEBT INSTRUMENTS	1,000
CITIGROUP COMMERCIAL M GC17 A2	2.962% 11/10/2046 DD 12/01/13	CORPORATE DEBT INSTRUMENTS	1,959
CITIGROUP COMMERCIAL M GC21 A2	2.904% 05/10/2047 DD 05/01/14	CORPORATE DEBT INSTRUMENTS	2,302
CITIGROUP COMMERCIAL MO C4 A1A	VAR RT 03/15/2049 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	2,043
CITIGROUP COMMERCIAL MOR C3 A4	4.860% 05/15/2043 DD 06/01/05	CORPORATE DEBT INSTRUMENTS	90
CITIGROUP COMMERCIAL MOR C6 A4	VAR RT 12/10/2049 DD 07/01/07	CORPORATE DEBT INSTRUMENTS	206
CITIGROUP INC	4.875% 05/07/2015 DD 05/07/03	CORPORATE DEBT INSTRUMENTS	186
CITIGROUP INC	6.000% 08/15/2017 DD 08/15/07	CORPORATE DEBT INSTRUMENTS	217
CITIGROUP INC	6.125% 05/15/2018 DD 05/12/08	CORPORATE DEBT INSTRUMENTS	238
CITIGROUP INC	6.125% 11/21/2017 DD 11/21/07	CORPORATE DEBT INSTRUMENTS	281
CITIGROUP INC	3.750% 06/16/2024 DD 06/16/14	CORPORATE DEBT INSTRUMENTS	301
CITIGROUP INC	6.125% 11/21/2017 DD 11/21/07	CORPORATE DEBT INSTRUMENTS	329
CITIGROUP INC	3.953% 06/15/2016 DD 06/15/11	CORPORATE DEBT INSTRUMENTS	374
CITIGROUP INC	VAR RT 04/01/2016 DD 03/27/13	CORPORATE DEBT INSTRUMENTS	572
CITIGROUP INC	1.350% 03/10/2017 DD 03/10/14	CORPORATE DEBT INSTRUMENTS	647
CITIGROUP INC	1.300% 04/01/2016 DD 03/27/13	CORPORATE DEBT INSTRUMENTS	696
CITIGROUP INC	6.125% 11/21/2017 DD 11/21/07	CORPORATE DEBT INSTRUMENTS	1,004
CITIGROUP INC	8.500% 05/22/2019 DD 05/22/09	CORPORATE DEBT INSTRUMENTS	1,246
CITIGROUP INC	2.500% 09/26/2018 DD 09/26/13	CORPORATE DEBT INSTRUMENTS	1,295
CITIGROUP INC	6.010% 01/15/2015 DD 12/15/09	CORPORATE DEBT INSTRUMENTS	2,003
CLEVELAND ELECTRIC ILLUMINATIN	5.700% 04/01/2017 DD 03/27/07	CORPORATE DEBT INSTRUMENTS	113
CNOOC FINANCE 2013 LTD	1.750% 05/09/2018 DD 05/09/13	CORPORATE DEBT INSTRUMENTS	212
CNOOC NEXEN FINANCE 2014 ULC	1.625% 04/30/2017 DD 04/30/14	CORPORATE DEBT INSTRUMENTS	597
COBALT CMBS COMMERCIAL M C1 A4	5.223% 08/15/2048 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	119
COCA-COLA CO/THE	1.800% 09/01/2016 DD 08/10/11	CORPORATE DEBT INSTRUMENTS	712
COMCAST CORP	5.875% 02/15/2018 DD 11/17/06	CORPORATE DEBT INSTRUMENTS	338
COMM 2006-C7 MORTGAGE TR C7 A4	VAR RT 06/10/2046 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	1,946
COMM 2013-CCRE12 MORTG CR12 A3	3.765% 10/10/2046 DD 11/01/13	CORPORATE DEBT INSTRUMENTS	582
COMM 2014-CCRE19 MORTG CR19 A5	3.796% 08/10/2047 DD 08/01/14	CORPORATE DEBT INSTRUMENTS	697
COMM 2014-CCRE21 MORTG CR21 A3	3.528% 12/10/2047 DD 12/01/14	CORPORATE DEBT INSTRUMENTS	786
COMM 2014-UBS3 MORTGAG UBS3 A2	2.844% 06/10/2047 DD 06/01/14	CORPORATE DEBT INSTRUMENTS	2,057
COMMERCIAL MORTGAGE PASS C1 A2	VAR RT 02/15/2041 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	170
COMMERCIAL MORTGAGE TRU GG5 A5	VAR RT 04/10/2037 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	51
COMMERCIAL MORTGAGE TRU GG9 A2	5.381% 03/10/2039 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	409
COMMIT TO PUR FHLMC GOLD SFM	2.500% 01/01/2030 DD 01/01/15	U. S. GOVERNMENT SECURITIES	1,526
COMMIT TO PUR FHLMC GOLD SFM	3.500% 01/01/2030 DD 01/01/15	U. S. GOVERNMENT SECURITIES	3,167
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2030 DD 01/01/15	U. S. GOVERNMENT SECURITIES	520
COMMIT TO PUR FNMA SF MTG	4.500% 02/01/2045 DD 02/01/15	U. S. GOVERNMENT SECURITIES	542
COMMIT TO PUR FNMA SF MTG	4.500% 01/01/2045 DD 01/01/15	U. S. GOVERNMENT SECURITIES	1,085
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2030 DD 01/01/15	U. S. GOVERNMENT SECURITIES	2,113
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2045 DD 01/01/15	U. S. GOVERNMENT SECURITIES	3,035
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2030 DD 01/01/15	U. S. GOVERNMENT SECURITIES	35,918
COMMIT TO PUR GNMA SF MTG	3.000% 01/15/2045 DD 01/01/15	U. S. GOVERNMENT SECURITIES	8,181
COMMONWEALTH BANK OF AUSTRALIA	2.500% 09/20/2018 DD 09/20/13	CORPORATE DEBT INSTRUMENTS	966
COMMONWEALTH EDISON CO	5.800% 03/15/2018 DD 03/27/08	CORPORATE DEBT INSTRUMENTS	310
COMMONWEALTH EDISON CO	1.950% 09/01/2016 DD 09/07/11	CORPORATE DEBT INSTRUMENTS	467
COMMONWEALTH EDISON CO	5.950% 08/15/2016 DD 08/28/06	CORPORATE DEBT INSTRUMENTS	770
COMPASS BANK	1.850% 09/29/2017 DD 09/29/14	CORPORATE DEBT INSTRUMENTS	573
COMPASS BANK	1.850% 09/29/2017 DD 09/29/14	CORPORATE DEBT INSTRUMENTS	2,191
CONAGRA FOODS INC	1.900% 01/25/2018 DD 01/25/13	CORPORATE DEBT INSTRUMENTS	1,207
CONOCOPHILLIPS	5.200% 05/15/2018 DD 05/08/08	CORPORATE DEBT INSTRUMENTS	31
CONOCOPHILLIPS CO	3.350% 11/15/2024 DD 11/12/14	CORPORATE DEBT INSTRUMENTS	152
CONSOLIDATED EDISON CO OF NEW	5.850% 04/01/2018 DD 04/04/08	CORPORATE DEBT INSTRUMENTS	29
CONTINENTAL RESOURCES INC/OK	3.800% 06/01/2024 DD 05/19/14	CORPORATE DEBT INSTRUMENTS	165
CORP ANDINA DE FOMENTO	8.125% 06/04/2019 DD 06/04/09	CORPORATE DEBT INSTRUMENTS	91
COUNCIL OF EUROPE DEVELOPMENT	2.750% 02/10/2015 DD 02/10/10	CORPORATE DEBT INSTRUMENTS	646
COVIDIEN INTERNATIONAL FINANCE	6.000% 10/15/2017 DD 04/15/08	CORPORATE DEBT INSTRUMENTS	29
COX COMMUNICATIONS INC	5.500% 10/01/2015 DD 09/22/03	CORPORATE DEBT INSTRUMENTS	19
CREDIT AGRICOLE SA/LONDON 144A	VAR RT 04/15/2019 DD 04/15/14	CORPORATE DEBT INSTRUMENTS	1,411
CREDIT AGRICOLE SA/LONDON 144A	VAR RT 04/15/2019 DD 04/15/14	CORPORATE DEBT INSTRUMENTS	3,023
CREDIT SUISSE FIRST BOST C5 A4	VAR RT 08/15/2038 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	1,385
CREDIT SUISSE FIRST BOST C6 AM	VAR RT 12/15/2040 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	124
CREDIT SUISSE NEW YORK	VAR RT 05/26/2017 DD 05/28/14	CORPORATE DEBT INSTRUMENTS	1,998
CREDIT SUISSE USA INC	4.875% 01/15/2015 DD 12/15/04	CORPORATE DEBT INSTRUMENTS	258
CREDIT SUISSE/NEW YORK NY	3.000% 10/29/2021 DD 10/29/14	CORPORATE DEBT INSTRUMENTS	398
CREDIT SUISSE/NEW YORK NY	1.375% 05/26/2017 DD 05/28/14	CORPORATE DEBT INSTRUMENTS	693

Attachment B
(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value
	CREDIT SUISSE/NEW YORK NY	2.300% 05/28/2019 DD 05/28/14	CORPORATE DEBT INSTRUMENTS	898
	CREDIT SUISSE/NEW YORK NY	1.375% 05/26/2017 DD 05/28/14	CORPORATE DEBT INSTRUMENTS	1,241
	CSX CORP	7.375% 02/01/2019 DD 01/20/09	CORPORATE DEBT INSTRUMENTS	1,826
	CUBESMART LP	4.375% 12/15/2023 DD 12/17/13	CORPORATE DEBT INSTRUMENTS	344
	CVS HEALTH CORP	5.750% 06/01/2017 DD 05/25/07	CORPORATE DEBT INSTRUMENTS	26
	CVS HEALTH CORP	2.250% 12/05/2018 DD 12/05/13	CORPORATE DEBT INSTRUMENTS	303
	CVS HEALTH CORP	4.000% 12/05/2023 DD 12/05/13	CORPORATE DEBT INSTRUMENTS	423
	CWABS INC ASSET-BACKED C 6 2A5	VAR RT 11/25/2034 DD 06/30/04	CORPORATE DEBT INSTRUMENTS	183
	DAIMLER FINANCE NORTH AME 144A	2.300% 01/09/2015 DD 01/11/12	CORPORATE DEBT INSTRUMENTS	510
	DAIMLER FINANCE NORTH AME 144A	3.000% 03/28/2016 DD 03/28/11	CORPORATE DEBT INSTRUMENTS	835
	DAIMLER FINANCE NORTH AME 144A	1.300% 07/31/2015 DD 08/01/12	CORPORATE DEBT INSTRUMENTS	1,205
	DAYTON POWER & LIGHT CO/THE	1.875% 09/15/2016 DD 03/15/14	CORPORATE DEBT INSTRUMENTS	511
	DBUBS 2011-LC1 MO LC1A A1 144A	3.742% 11/10/2046 DD 02/01/11	CORPORATE DEBT INSTRUMENTS	1,410
	DCP MIDSTREAM OPERATING LP	2.700% 04/01/2019 DD 03/13/14	CORPORATE DEBT INSTRUMENTS	485
	DELHAIZE GROUP SA	6.500% 06/15/2017 DD 06/27/07	CORPORATE DEBT INSTRUMENTS	772
	DELTA AIR LINES 2010-2 CLASS A	4.950% 11/23/2020 DD 11/22/10	CORPORATE DEBT INSTRUMENTS	218
	DEUTSCHE BANK AG/LONDON	1.350% 05/30/2017 DD 05/30/14	CORPORATE DEBT INSTRUMENTS	719
	DEUTSCHE BANK FINANCIAL LLC	5.375% 03/02/2015 DD 02/21/03	CORPORATE DEBT INSTRUMENTS	176
	DIAGEO CAPITAL PLC	1.125% 04/29/2018 DD 04/29/13	CORPORATE DEBT INSTRUMENTS	920
	DIRECTV HOLDINGS LLC / DIRECTV	4.600% 02/15/2021 DD 08/17/10	CORPORATE DEBT INSTRUMENTS	260
	DIRECTV HOLDINGS LLC / DIRECTV	3.800% 03/15/2022 DD 03/08/12	CORPORATE DEBT INSTRUMENTS	280
	DIRECTV HOLDINGS LLC / DIRECTV	2.400% 03/15/2017 DD 03/08/12	CORPORATE DEBT INSTRUMENTS	408
	DIRECTV HOLDINGS LLC / DIRECTV	3.125% 02/15/2016 DD 08/17/10	CORPORATE DEBT INSTRUMENTS	409
	DIRECTV HOLDINGS LLC / DIRECTV	3.800% 03/15/2022 DD 03/08/12	CORPORATE DEBT INSTRUMENTS	493
	DIRECTV HOLDINGS LLC / DIRECTV	2.400% 03/15/2017 DD 03/08/12	CORPORATE DEBT INSTRUMENTS	815
	DIRECTV HOLDINGS LLC / DIRECTV	3.125% 02/15/2016 DD 08/17/10	CORPORATE DEBT INSTRUMENTS	1,151
	DIRECTV HOLDINGS LLC / DIRECTV	3.500% 03/01/2016 DD 03/10/11	CORPORATE DEBT INSTRUMENTS	1,180
	DIRECTV HOLDINGS LLC / DIRECTV	2.400% 03/15/2017 DD 03/08/12	CORPORATE DEBT INSTRUMENTS	1,503
	DISCOVER BANK/GREENWOOD DE	2.000% 02/21/2018 DD 02/21/13	CORPORATE DEBT INSTRUMENTS	2,508
	DISCOVER CARD EXECUTION A3 A3	0.860% 11/15/2017 DD 06/13/12	CORPORATE DEBT INSTRUMENTS	792
	DISCOVER CARD EXECUTION A3 A3	1.220% 10/15/2019 DD 05/05/14	CORPORATE DEBT INSTRUMENTS	2,496
	DISCOVER CARD EXECUTION A4 A4	2.120% 12/15/2021 DD 08/05/14	CORPORATE DEBT INSTRUMENTS	2,004
	DISCOVER CARD EXECUTION A5 A5	1.040% 04/15/2019 DD 10/29/13	CORPORATE DEBT INSTRUMENTS	1,024
	DISCOVER CARD EXECUTION N A5 A	1.390% 04/15/2020 DD 10/16/14	CORPORATE DEBT INSTRUMENTS	1,098
	DISCOVER CARD EXECUTION N A5 A	1.390% 04/15/2020 DD 10/16/14	CORPORATE DEBT INSTRUMENTS	2,644
	DNB BOLIGKREDITT AS 144A	2.900% 03/29/2017 DD 03/29/11	CORPORATE DEBT INSTRUMENTS	154
	DOMINION RESOURCES INC/VA	6.400% 06/15/2018 DD 06/17/08	CORPORATE DEBT INSTRUMENTS	37
	DOVER CORP	5.450% 03/15/2018 DD 03/14/08	CORPORATE DEBT INSTRUMENTS	180
	DOW CHEMICAL CO/THE	3.500% 10/01/2024 DD 09/16/14	CORPORATE DEBT INSTRUMENTS	277
*	DREYFUS GOVT CASH MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	545
*	DREYFUS GOVT CASH MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	609
*	DREYFUS GOVT CASH MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	3,982
*	DREYFUS GOVT CASH MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	12,157
*	DREYFUS GOVT CASH MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	17,951
	DTE ENERGY CO	2.400% 12/01/2019 DD 11/24/14	CORPORATE DEBT INSTRUMENTS	155
	DUKE ENERGY CAROLINAS LLC	5.100% 04/15/2018 DD 04/14/08	CORPORATE DEBT INSTRUMENTS	295
	DUKE ENERGY CAROLINAS LLC	5.250% 01/15/2018 DD 01/10/08	CORPORATE DEBT INSTRUMENTS	305
	DUKE ENERGY CORP	2.150% 11/15/2016 DD 11/17/11	CORPORATE DEBT INSTRUMENTS	1,018
	DUKE ENERGY FLORIDA INC	5.800% 09/15/2017 DD 09/18/07	CORPORATE DEBT INSTRUMENTS	87
	DUKE ENERGY PROGRESS INC	VAR RT 03/06/2017 DD 03/06/14	CORPORATE DEBT INSTRUMENTS	498
	DUKE REALTY LP	5.950% 02/15/2017 DD 08/24/06	CORPORATE DEBT INSTRUMENTS	114
	DUKE REALTY LP	5.950% 02/15/2017 DD 08/24/06	CORPORATE DEBT INSTRUMENTS	759
	EASTMAN CHEMICAL CO	3.800% 03/15/2025 DD 11/20/14	CORPORATE DEBT INSTRUMENTS	234
	EASTMAN CHEMICAL CO	2.700% 01/15/2020 DD 11/20/14	CORPORATE DEBT INSTRUMENTS	382
	EASTMAN CHEMICAL CO	3.800% 03/15/2025 DD 11/20/14	CORPORATE DEBT INSTRUMENTS	433
	ECOLAB INC	1.450% 12/08/2017 DD 12/13/12	CORPORATE DEBT INSTRUMENTS	406
	EDUCATIONAL SERVICES 2 A 144A	VAR RT 05/25/2039 DD 05/29/14	CORPORATE DEBT INSTRUMENTS	1,049
	ELECTRICITE DE FRANCE SA 144A	VAR RT 01/20/2017 DD 01/22/14	CORPORATE DEBT INSTRUMENTS	3,008
	ELI LILLY & CO	5.200% 03/15/2017 DD 03/14/07	CORPORATE DEBT INSTRUMENTS	96
	EMERSON ELECTRIC CO	5.375% 10/15/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	173
	ENABLE MIDSTREAM PARTNERS 144A	2.400% 05/15/2019 DD 05/27/14	CORPORATE DEBT INSTRUMENTS	267
	ENBRIDGE INC	VAR RT 06/02/2017 DD 06/04/14	CORPORATE DEBT INSTRUMENTS	348
	ENERGY TRANSFER PARTNERS LP	6.700% 07/01/2018 DD 03/28/08	CORPORATE DEBT INSTRUMENTS	410
	ENLINK MIDSTREAM PARTNERS LP	2.700% 04/01/2019 DD 03/19/14	CORPORATE DEBT INSTRUMENTS	315
	ENTERGY ARKANSAS INC	3.700% 06/01/2024 DD 03/14/14	CORPORATE DEBT INSTRUMENTS	246
	ENTERPRISE FLEET FIN 1 A2 144A	1.140% 11/20/2017 DD 05/03/12	CORPORATE DEBT INSTRUMENTS	201
	ENTERPRISE PRODUCTS OPERATING	3.750% 02/15/2025 DD 10/14/14	CORPORATE DEBT INSTRUMENTS	161
	ENTERPRISE PRODUCTS OPERATING	2.550% 10/15/2019 DD 10/14/14	CORPORATE DEBT INSTRUMENTS	337
	ENTERPRISE PRODUCTS OPERATING	3.350% 03/15/2023 DD 03/18/13	CORPORATE DEBT INSTRUMENTS	401

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
ENTERPRISE PRODUCTS OPERATING	3.200% 02/01/2016 DD 01/13/11	CORPORATE DEBT INSTRUMENTS	640
ENTERPRISE PRODUCTS OPERATING	3.200% 02/01/2016 DD 01/13/11	CORPORATE DEBT INSTRUMENTS	921
ERAC USA FINANCE LLC 144A	2.800% 11/01/2018 DD 07/23/13	CORPORATE DEBT INSTRUMENTS	148
ERAC USA FINANCE LLC 144A	1.400% 04/15/2016 DD 10/15/12	CORPORATE DEBT INSTRUMENTS	165
ERAC USA FINANCE LLC 144A	2.750% 03/15/2017 DD 03/15/12	CORPORATE DEBT INSTRUMENTS	380
ERAC USA FINANCE LLC 144A	2.350% 10/15/2019 DD 07/03/14	CORPORATE DEBT INSTRUMENTS	1,439
ERP OPERATING LP	5.375% 08/01/2016 DD 01/19/06	CORPORATE DEBT INSTRUMENTS	168
EVERSOURCE ENERGY	1.450% 05/01/2018 DD 05/13/13	CORPORATE DEBT INSTRUMENTS	512
EXELON CORP	4.900% 06/15/2015 DD 06/09/05	CORPORATE DEBT INSTRUMENTS	62
EXPORT-IMPORT BANK OF KOREA	5.875% 01/14/2015 DD 07/14/09	OTHER INVESTMENTS	100
EXPORT-IMPORT BANK OF KOREA	5.125% 03/16/2015 DD 03/16/05	OTHER INVESTMENTS	101
EXPRESS SCRIPTS HOLDING CO	1.250% 06/02/2017 DD 06/05/14	CORPORATE DEBT INSTRUMENTS	361
EXPRESS SCRIPTS HOLDING CO	1.250% 06/02/2017 DD 06/05/14	CORPORATE DEBT INSTRUMENTS	544
FANNIE MAE CONNECTICUT C04 1M1	VAR RT 11/25/2024 DD 11/25/14	CORPORATE DEBT INSTRUMENTS	1,949
FEDERAL FARM CR BK CONS BD	5.050% 11/06/2017 DD 08/06/08	U. S. GOVERNMENT SECURITIES	554
FEDERAL HOME LN BK CONS BD	1.875% 03/13/2020 DD 03/02/12	U. S. GOVERNMENT SECURITIES	502
FEDERAL HOME LN BK CONS BD	0.750% 12/19/2016 DD 06/19/13	U. S. GOVERNMENT SECURITIES	1,150
FEDERAL HOME LN BK CONS BD	0.125% 06/08/2015 DD 06/09/14	U. S. GOVERNMENT SECURITIES	2,499
FEDERAL HOME LN MTG CORP	2.375% 01/13/2022 DD 01/13/12	U. S. GOVERNMENT SECURITIES	303
FEDERAL HOME LN MTG CORP	0.400% 03/15/2016 DD 02/10/14	U. S. GOVERNMENT SECURITIES	875
FEDERAL HOME LN MTG CORP	1.000% 09/27/2017 DD 09/27/12	U. S. GOVERNMENT SECURITIES	903
FEDERAL HOME LN MTG CORP	0.500% 05/13/2016 DD 03/07/13	U. S. GOVERNMENT SECURITIES	4,848
FEDERAL HOME LN MTG CORP	4.875% 06/13/2018 DD 06/13/08	U. S. GOVERNMENT SECURITIES	12,297
FEDERAL HOME LN MTG CORP DISC	0.000% 04/15/2015 DD 04/15/14	U. S. GOVERNMENT SECURITIES	100
FEDERAL HOME LN MTG CORP DISC	MAT 02/05/2015	U. S. GOVERNMENT SECURITIES	100
FEDERAL HOME LN MTG CORP DISC	03/16/2015	U. S. GOVERNMENT SECURITIES	200
FEDERAL HOME LN MTG CORP DISC	0.000% 05/06/2015 DD 05/06/201	U. S. GOVERNMENT SECURITIES	500
FEDERAL HOME LN MTG CORP DISC	0.000% 03/25/2015 DD 03/25/14	U. S. GOVERNMENT SECURITIES	1,200
FEDERAL HOME LN MTG CORP DISC	MAT 04/06/2015	U. S. GOVERNMENT SECURITIES	1,799
FEDERAL NATL MTG ASSN	0.875% 10/26/2017 DD 09/24/12	U. S. GOVERNMENT SECURITIES	1,190
FEDERAL NATL MTG ASSN	1.250% 09/27/2018 DD 09/27/12	U. S. GOVERNMENT SECURITIES	1,663
FEDERAL NATL MTG ASSN DISC	MAT 03/16/2015	U. S. GOVERNMENT SECURITIES	100
FEDERAL NATL MTG ASSN DISC	0.000% 04/16/2015 DD 04/21/201	U. S. GOVERNMENT SECURITIES	200
FEDERAL NATL MTG ASSN DISC	MAT 04/06/2015	U. S. GOVERNMENT SECURITIES	200
FEDERAL NATL MTG ASSN DISC	MAT 04/27/2015	U. S. GOVERNMENT SECURITIES	300
FEDERAL NATL MTG ASSN DISC NT	MAT 05/01/2015	U. S. GOVERNMENT SECURITIES	400
FHLMC POOL #08-8658	5.500% 03/01/2017 DD 03/01/02	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #1B-8062	VAR RT 03/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	51
FHLMC POOL #1G-1616	VAR RT 03/01/2037 DD 03/01/07	U. S. GOVERNMENT SECURITIES	78
FHLMC POOL #1H-2605	VAR RT 04/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	76
FHLMC POOL #1J-1018	VAR RT 04/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	230
FHLMC POOL #2B-0646	VAR RT 07/01/2042 DD 07/01/12	U. S. GOVERNMENT SECURITIES	123
FHLMC POOL #57-8229	7.000% 03/01/2032 DD 04/01/02	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #78-1285	VAR RT 02/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	98
FHLMC POOL #84-5355	VAR RT 05/01/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #84-7611	VAR RT 08/01/2035 DD 09/01/06	U. S. GOVERNMENT SECURITIES	141
FHLMC POOL #A1-1745	4.500% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #A1-1978	5.500% 08/01/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	50
FHLMC POOL #A1-2093	5.000% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A1-2413	5.000% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #A1-3707	5.000% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A1-3973	5.500% 10/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #A1-4481	4.500% 10/01/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	82
FHLMC POOL #A1-5024	6.000% 10/01/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #A1-6006	6.000% 10/01/2033 DD 11/01/03	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #A1-6199	7.000% 04/01/2031 DD 11/01/03	U. S. GOVERNMENT SECURITIES	32
FHLMC POOL #A1-7988	5.500% 01/01/2034 DD 01/01/04	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #A1-8589	6.500% 01/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #A2-0151	4.500% 03/01/2034 DD 03/01/04	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #A2-3982	5.500% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A2-4720	5.500% 07/01/2034 DD 07/01/04	U. S. GOVERNMENT SECURITIES	30
FHLMC POOL #A2-5473	6.000% 08/01/2034 DD 08/01/04	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #A2-6073	6.000% 08/01/2034 DD 08/01/04	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #A2-6271	5.500% 09/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	57
FHLMC POOL #A2-6522	5.500% 09/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #A2-6804	5.500% 09/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	83
FHLMC POOL #A2-7916	5.500% 10/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #A3-0096	5.000% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	96
FHLMC POOL #A3-0172	5.000% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	150

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #A3-3885	6.000% 03/01/2035 DD 03/01/05	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #A3-5885	6.000% 06/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #A4-1947	5.500% 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	44
FHLMC POOL #A4-1988	5.000% 02/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #A4-2669	6.000% 02/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	43
FHLMC POOL #A4-6025	5.000% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #A4-7033	5.000% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #A4-7040	5.000% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #A4-7273	5.500% 10/01/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #A4-7404	5.000% 10/01/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #A4-9344	6.000% 06/01/2036 DD 05/01/06	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #A5-0618	6.000% 07/01/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #A5-1418	6.000% 08/01/2036 DD 08/01/06	U. S. GOVERNMENT SECURITIES	29
FHLMC POOL #A5-4665	6.000% 05/01/2036 DD 06/01/06	U. S. GOVERNMENT SECURITIES	29
FHLMC POOL #A6-1466	6.000% 03/01/2037 DD 03/01/07	U. S. GOVERNMENT SECURITIES	32
FHLMC POOL #A6-3809	6.000% 08/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #A6-3982	6.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	36
FHLMC POOL #A6-4100	6.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #A6-4142	6.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A6-4440	6.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #A6-5310	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A6-5456	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #A6-5457	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #A6-5518	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #A6-5579	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #A6-5580	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #A6-5581	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #A6-5582	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #A6-5583	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #A6-5651	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #A6-5652	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #A6-5954	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #A6-5958	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #A6-5968	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #A6-5969	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #A6-5991	6.000% 10/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #A6-6890	6.000% 10/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #A6-7052	6.000% 10/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A6-7449	6.000% 11/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #A6-7877	6.000% 04/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #A6-8998	6.000% 11/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #A6-9303	6.000% 11/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A6-9654	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	33
FHLMC POOL #A6-9830	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #A7-2610	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #A7-2617	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #A7-3274	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #A7-4388	6.000% 03/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	30
FHLMC POOL #A7-5427	6.000% 03/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #A7-6472	6.000% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A7-6476	6.000% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #A7-7211	6.000% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #A7-8625	6.000% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A7-9211	6.000% 07/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	28
FHLMC POOL #A7-9234	5.000% 05/01/2036 DD 06/01/08	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #A8-0687	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #A8-1068	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A8-1660	6.000% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A8-2134	6.000% 10/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	73
FHLMC POOL #A8-2377	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #A8-2395	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	36
FHLMC POOL #A8-2474	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A8-2706	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #A8-2776	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A8-3321	5.500% 11/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	202
FHLMC POOL #A8-3801	6.000% 12/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #A8-3928	6.000% 01/01/2039 DD 12/01/08	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #A8-3935	6.000% 01/01/2039 DD 12/01/08	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #A8-4083	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	9

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #A8-4100	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #A8-4146	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #A8-8593	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	43
FHLMC POOL #A8-9327	4.500% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	57
FHLMC POOL #A9-3101	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	90
FHLMC POOL #A9-3443	5.000% 08/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	1,854
FHLMC POOL #A9-5575	4.000% 12/01/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	1,538
FHLMC POOL #B1-0184	5.500% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #B1-0643	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #B1-1066	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #B1-3238	5.000% 04/01/2019 DD 04/01/04	U. S. GOVERNMENT SECURITIES	64
FHLMC POOL #B1-3628	4.000% 04/01/2019 DD 04/01/04	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #B1-3801	4.500% 04/01/2019 DD 04/01/04	U. S. GOVERNMENT SECURITIES	34
FHLMC POOL #B1-4755	4.000% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	50
FHLMC POOL #B1-5090	4.500% 06/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	22
FHLMC POOL #B1-7813	4.500% 02/01/2020 DD 02/01/05	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C0-0353	8.500% 06/01/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0503	6.500% 03/01/2027 DD 03/01/97	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #C0-0509	7.500% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0550	7.500% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0551	8.000% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0604	6.000% 04/01/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C0-0636	7.500% 07/01/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0647	6.500% 09/01/2028 DD 09/01/98	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #C0-0680	6.000% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #C0-0690	6.000% 12/01/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C0-0712	6.500% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #C0-0738	5.500% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C0-0760	6.500% 05/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C0-0778	7.000% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0835	6.500% 07/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0860	7.000% 09/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C0-0872	6.000% 09/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C0-0874	7.000% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C0-0879	8.000% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0933	7.500% 03/01/2030 DD 03/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0986	7.000% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0987	7.500% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1009	7.500% 06/01/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1026	8.500% 07/01/2030 DD 07/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1033	7.500% 08/01/2030 DD 08/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1079	7.500% 10/01/2030 DD 10/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1131	6.500% 01/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1166	6.000% 04/01/2031 DD 04/01/01	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C0-1172	6.500% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #C0-1211	7.000% 08/01/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #C0-1244	6.500% 10/01/2031 DD 10/01/01	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1283	5.500% 11/01/2031 DD 11/01/01	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-1286	6.000% 01/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	73
FHLMC POOL #C0-1291	7.000% 12/01/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #C0-1292	6.000% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #C0-1297	6.500% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #C0-1316	6.000% 03/01/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C0-1333	5.500% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #C0-1385	6.500% 08/01/2032 DD 08/01/02	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #C0-1410	6.000% 10/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #C0-1428	5.500% 11/01/2032 DD 11/01/02	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #C0-1435	6.000% 12/01/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #C0-1443	5.500% 01/01/2033 DD 01/01/03	U. S. GOVERNMENT SECURITIES	138
FHLMC POOL #C0-1444	6.000% 01/01/2033 DD 01/01/03	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #C0-1501	5.500% 03/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	40
FHLMC POOL #C0-1511	6.000% 03/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #C0-1582	5.500% 07/01/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	130
FHLMC POOL #C0-1623	5.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	34
FHLMC POOL #C0-1676	6.000% 11/01/2033 DD 11/01/03	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #C0-1701	6.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-2964	6.000% 07/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-3325	6.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #C0-3404	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	1,091

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #C0-3412	4.500% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	149
FHLMC POOL #C0-3475	6.000% 04/01/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C0-3838	3.500% 04/01/2042 DD 04/01/12	U. S. GOVERNMENT SECURITIES	717
FHLMC POOL #C0-3850	3.500% 04/01/2042 DD 04/01/12	U. S. GOVERNMENT SECURITIES	1,503
FHLMC POOL #C1-0246	6.000% 05/01/2028 DD 05/01/98	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C1-9923	6.000% 01/01/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #C2-1388	9.500% 01/01/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C2-1994	6.000% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C2-3191	6.000% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C2-3776	6.000% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #C2-4018	6.000% 01/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #C2-7046	6.000% 05/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #C2-8088	7.000% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C2-8267	7.000% 05/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C3-7311	7.500% 03/01/2030 DD 03/01/00	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C3-8567	8.000% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C3-8898	6.500% 03/01/2029 DD 05/01/00	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #C4-1711	7.500% 08/01/2030 DD 08/01/00	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C4-1887	7.500% 09/01/2030 DD 09/01/00	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C4-5817	7.500% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #C4-6037	7.000% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C4-6068	7.000% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C5-1333	7.000% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C5-3589	6.500% 06/01/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #C5-3683	6.000% 06/01/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #C5-6966	6.500% 08/01/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #C5-8215	6.500% 09/01/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C6-1792	7.000% 12/01/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C6-2033	6.500% 11/01/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C6-2923	6.500% 01/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C6-3581	6.000% 02/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	22
FHLMC POOL #C6-8269	7.000% 06/01/2032 DD 06/01/02	U. S. GOVERNMENT SECURITIES	50
FHLMC POOL #C6-9013	7.000% 07/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	91
FHLMC POOL #C6-9598	6.500% 08/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	31
FHLMC POOL #C7-0220	6.500% 08/01/2032 DD 08/01/02	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #C7-0698	6.000% 09/01/2032 DD 09/01/02	U. S. GOVERNMENT SECURITIES	29
FHLMC POOL #C7-2911	6.000% 11/01/2032 DD 11/01/02	U. S. GOVERNMENT SECURITIES	64
FHLMC POOL #C7-4865	6.500% 10/01/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C7-5331	6.500% 08/01/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #C7-6773	5.500% 03/01/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	45
FHLMC POOL #C7-8238	5.500% 04/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #C7-9885	5.500% 06/01/2033 DD 05/01/03	U. S. GOVERNMENT SECURITIES	86
FHLMC POOL #C8-0090	6.000% 01/01/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C8-0112	7.000% 02/01/2024 DD 02/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C8-0137	6.500% 04/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #C8-0239	8.500% 11/01/2024 DD 11/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C8-0252	8.500% 01/01/2025 DD 01/01/95	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C8-0373	7.500% 01/01/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C8-0391	7.000% 03/01/2026 DD 03/01/96	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C9-0234	6.000% 10/01/2018 DD 10/01/98	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C9-0325	6.500% 02/01/2020 DD 02/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C9-0482	6.500% 09/01/2021 DD 09/01/01	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #C9-0654	5.500% 04/01/2023 DD 04/01/03	U. S. GOVERNMENT SECURITIES	66
FHLMC POOL #C9-0675	5.000% 05/01/2023 DD 05/01/03	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #C9-0779	5.000% 01/01/2024 DD 01/01/04	U. S. GOVERNMENT SECURITIES	67
FHLMC POOL #C9-0800	4.500% 12/01/2023 DD 12/01/03	U. S. GOVERNMENT SECURITIES	81
FHLMC POOL #C9-0836	5.000% 06/01/2024 DD 06/01/04	U. S. GOVERNMENT SECURITIES	54
FHLMC POOL #C9-0892	5.000% 04/01/2025 DD 04/01/05	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #C9-1026	5.500% 04/01/2027 DD 04/01/07	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #C9-1238	5.000% 01/01/2029 DD 01/01/09	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #CO-O495	7.000% 01/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #D5-0469	6.500% 03/01/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #D5-0651	6.000% 03/01/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D5-2395	7.000% 05/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D5-2991	7.500% 05/01/2024 DD 05/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D5-3833	7.000% 06/01/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #D6-2099	8.500% 03/01/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D6-6218	6.500% 12/01/2025 DD 12/01/95	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #D7-1261	7.500% 05/01/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	2

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #D7-1458	7.000% 05/01/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D7-5724	7.500% 04/01/2024 DD 10/01/96	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #D7-7650	7.500% 01/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D7-9625	7.500% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D9-5464	6.000% 06/01/2022 DD 06/01/02	U. S. GOVERNMENT SECURITIES	67
FHLMC POOL #D9-5720	5.500% 11/01/2022 DD 12/01/02	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #E0-0894	8.500% 06/01/2015 DD 06/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E0-0935	8.500% 10/01/2015 DD 10/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E0-0975	6.000% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #E0-1139	6.000% 04/01/2017 DD 04/01/02	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #E0-1157	6.000% 06/01/2017 DD 06/01/02	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #E0-1377	4.500% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	92
FHLMC POOL #E0-1386	5.000% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #E0-1590	5.000% 02/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	27
FHLMC POOL #E0-1641	4.500% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	68
FHLMC POOL #E0-2866	4.000% 04/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	211
FHLMC POOL #E0-2900	4.000% 05/01/2026 DD 05/01/11	U. S. GOVERNMENT SECURITIES	1,039
FHLMC POOL #E0-2920	3.500% 06/01/2026 DD 06/01/11	U. S. GOVERNMENT SECURITIES	733
FHLMC POOL #E8-1255	8.500% 08/01/2015 DD 08/01/00	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #E8-2712	6.000% 03/01/2016 DD 03/01/01	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E8-3736	6.000% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #E8-4024	6.000% 06/01/2016 DD 06/01/01	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #E8-4440	5.500% 07/01/2016 DD 07/01/01	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #E8-4720	6.500% 07/01/2016 DD 07/01/01	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E8-7932	6.000% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E8-8194	6.000% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #E8-8215	6.000% 03/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E8-8346	6.000% 03/01/2017 DD 03/01/02	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #E9-0288	6.000% 06/01/2017 DD 06/01/02	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #E9-2902	5.000% 12/01/2017 DD 12/01/02	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #E9-3331	5.000% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	53
FHLMC POOL #E9-3956	5.000% 01/01/2018 DD 01/01/03	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #E9-9010	4.500% 09/01/2018 DD 08/01/03	U. S. GOVERNMENT SECURITIES	61
FHLMC POOL #E9-9739	5.000% 08/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #E9-9763	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #E9-9764	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-0367	10.000% 04/01/2025 DD 06/01/95	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0410	6.000% 10/01/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #G0-0438	7.000% 12/01/2025 DD 02/01/96	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0454	6.500% 02/01/2026 DD 03/01/96	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #G0-0699	7.000% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0708	8.000% 05/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-0729	8.000% 06/01/2027 DD 05/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0739	7.500% 06/01/2027 DD 06/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0752	7.500% 08/01/2027 DD 07/01/97	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #G0-0825	7.000% 12/01/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-0848	7.000% 12/01/2026 DD 12/01/97	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-1074	7.500% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #G0-1155	6.500% 08/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #G0-1216	6.000% 03/01/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #G0-1311	7.000% 09/01/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-1528	5.500% 03/01/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	1,045
FHLMC POOL #G0-1563	5.500% 06/01/2033 DD 05/01/03	U. S. GOVERNMENT SECURITIES	37
FHLMC POOL #G0-1644	5.500% 02/01/2034 DD 01/01/04	U. S. GOVERNMENT SECURITIES	507
FHLMC POOL #G0-1737	5.000% 12/01/2034 DD 11/01/04	U. S. GOVERNMENT SECURITIES	1,002
FHLMC POOL #G0-1766	6.500% 10/01/2032 DD 01/01/05	U. S. GOVERNMENT SECURITIES	41
FHLMC POOL #G0-1806	5.000% 03/01/2035 DD 03/01/05	U. S. GOVERNMENT SECURITIES	524
FHLMC POOL #G0-1818	5.000% 05/01/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-1819	5.000% 06/01/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-1840	5.000% 07/01/2035 DD 06/01/05	U. S. GOVERNMENT SECURITIES	295
FHLMC POOL #G0-1954	5.000% 11/01/2035 DD 11/01/05	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #G0-1981	5.000% 12/01/2035 DD 12/01/05	U. S. GOVERNMENT SECURITIES	29
FHLMC POOL #G0-2109	6.000% 03/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	47
FHLMC POOL #G0-2274	5.000% 07/01/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-2540	5.000% 11/01/2034 DD 12/01/06	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-2869	5.000% 11/01/2035 DD 04/01/07	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-3143	6.000% 07/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-3297	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-3330	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	5

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #G0-3349	6.000% 10/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-3504	6.000% 11/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-3551	6.000% 11/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	32
FHLMC POOL #G0-3581	6.000% 11/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #G0-3616	6.000% 12/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #G0-3646	6.000% 01/01/2038 DD 12/01/07	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-3697	6.000% 01/01/2038 DD 12/01/07	U. S. GOVERNMENT SECURITIES	45
FHLMC POOL #G0-3698	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #G0-3721	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-3776	6.000% 01/01/2038 DD 01/01/08	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #G0-3781	6.000% 01/01/2038 DD 01/01/08	U. S. GOVERNMENT SECURITIES	45
FHLMC POOL #G0-3819	6.000% 01/01/2038 DD 01/01/08	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-3926	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-3941	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #G0-4170	6.000% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-4230	6.000% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #G0-4411	6.000% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #G0-4576	6.000% 09/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #G0-4594	5.500% 01/01/2036 DD 08/01/08	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-4607	6.000% 09/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #G0-4645	6.000% 07/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #G0-4713	6.000% 10/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #G0-4765	6.000% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #G0-4778	6.000% 07/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	184
FHLMC POOL #G0-4913	5.000% 03/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #G0-5124	6.000% 12/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	78
FHLMC POOL #G0-5326	5.000% 02/01/2038 DD 03/01/09	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-5369	6.000% 03/01/2039 DD 03/01/09	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #G0-5421	5.000% 11/01/2035 DD 04/01/09	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-5572	5.000% 02/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	2,714
FHLMC POOL #G0-6066	6.000% 05/01/2040 DD 10/01/10	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #G0-6249	6.000% 05/01/2040 DD 02/01/11	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-6789	6.000% 05/01/2040 DD 10/01/11	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #G0-6954	6.000% 05/01/2040 DD 04/01/12	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #G0-7028	4.000% 06/01/2042 DD 06/01/12	U. S. GOVERNMENT SECURITIES	1,709
FHLMC POOL #G0-7222	6.000% 04/01/2040 DD 11/01/12	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #G0-7343	5.500% 08/01/2040 DD 04/01/13	U. S. GOVERNMENT SECURITIES	762
FHLMC POOL #G0-7505	7.000% 02/01/2039 DD 11/01/13	U. S. GOVERNMENT SECURITIES	739
FHLMC POOL #G0-7849	3.500% 05/01/2044 DD 10/01/14	U. S. GOVERNMENT SECURITIES	2,266
FHLMC POOL #G0-8006	6.000% 08/01/2034 DD 08/01/04	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #G0-8016	6.000% 10/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	53
FHLMC POOL #G0-8072	5.000% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #G0-8079	5.000% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #G0-8081	6.000% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	41
FHLMC POOL #G0-8106	6.000% 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	67
FHLMC POOL #G0-8129	6.000% 05/01/2036 DD 05/01/06	U. S. GOVERNMENT SECURITIES	26
FHLMC POOL #G0-8372	4.500% 11/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	495
FHLMC POOL #G0-8521	3.000% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	71
FHLMC POOL #G0-8537	3.000% 07/01/2043 DD 07/01/13	U. S. GOVERNMENT SECURITIES	287
FHLMC POOL #G1-1409	6.000% 05/01/2017 DD 06/01/03	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #G1-1467	4.000% 09/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	54
FHLMC POOL #G1-2205	4.500% 06/01/2021 DD 06/01/06	U. S. GOVERNMENT SECURITIES	30
FHLMC POOL #G1-2709	5.000% 07/01/2022 DD 06/01/07	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G1-3171	4.500% 06/01/2023 DD 05/01/08	U. S. GOVERNMENT SECURITIES	92
FHLMC POOL #G1-3321	4.000% 04/01/2023 DD 10/01/08	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #G1-4239	4.000% 09/01/2026 DD 09/01/11	U. S. GOVERNMENT SECURITIES	528
FHLMC POOL #G1-4757	5.000% 06/01/2026 DD 05/01/13	U. S. GOVERNMENT SECURITIES	695
FHLMC POOL #G1-8090	5.500% 12/01/2020 DD 12/01/05	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #G1-8114	5.500% 05/01/2021 DD 05/01/06	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G1-8123	5.500% 06/01/2021 DD 06/01/06	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #G1-8497	3.000% 01/01/2029 DD 01/01/14	U. S. GOVERNMENT SECURITIES	1,974
FHLMC POOL #G1-8515	2.500% 06/01/2029 DD 06/01/14	U. S. GOVERNMENT SECURITIES	967
FHLMC POOL #J0-0740	5.500% 12/01/2020 DD 12/01/05	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #J0-0990	4.500% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #J0-1088	5.000% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	28
FHLMC POOL #J0-1878	5.500% 05/01/2021 DD 05/01/06	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #J0-2041	5.500% 06/01/2020 DD 06/01/05	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #J0-2608	4.000% 10/01/2020 DD 10/01/05	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #J0-2698	5.500% 11/01/2020 DD 11/01/05	U. S. GOVERNMENT SECURITIES	10

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #J0-3081	6.000% 07/01/2021 DD 07/01/06	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #J0-5315	5.000% 08/01/2022 DD 08/01/07	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #J0-7260	4.500% 03/01/2023 DD 03/01/08	U. S. GOVERNMENT SECURITIES	37
FHLMC POOL #J0-9311	4.500% 02/01/2024 DD 02/01/09	U. S. GOVERNMENT SECURITIES	81
FHLMC POOL #J1-0391	4.500% 07/01/2024 DD 07/01/09	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #J1-0877	4.500% 10/01/2024 DD 09/01/09	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #J1-1216	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #J1-1236	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	48
FHLMC POOL #J1-1244	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #J1-1246	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #J1-1251	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #J1-3542	3.500% 11/01/2025 DD 11/01/10	U. S. GOVERNMENT SECURITIES	258
FHLMC POOL #J1-4011	3.500% 01/01/2026 DD 12/01/10	U. S. GOVERNMENT SECURITIES	1,800
FHLMC POOL #J1-5170	3.500% 05/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	254
FHLMC POOL #J1-5383	4.000% 05/01/2026 DD 05/01/11	U. S. GOVERNMENT SECURITIES	2,175
FHLMC POOL #J1-5501	4.000% 05/01/2026 DD 05/01/11	U. S. GOVERNMENT SECURITIES	238
FHLMC POOL #J1-7166	3.000% 11/01/2026 DD 11/01/11	U. S. GOVERNMENT SECURITIES	454
FHLMC POOL #J2-1433	2.500% 12/01/2027 DD 11/01/12	U. S. GOVERNMENT SECURITIES	2,784
FHLMC POOL #J2-1441	2.500% 12/01/2027 DD 11/01/12	U. S. GOVERNMENT SECURITIES	890
FHLMC POOL #J2-1655	2.500% 12/01/2027 DD 12/01/12	U. S. GOVERNMENT SECURITIES	1,211
FHLMC POOL #J2-3069	2.500% 03/01/2028 DD 03/01/13	U. S. GOVERNMENT SECURITIES	2,389
FHLMC POOL #J2-3784	3.000% 05/01/2028 DD 05/01/13	U. S. GOVERNMENT SECURITIES	870
FHLMC POOL #J2-3935	3.000% 05/01/2028 DD 05/01/13	U. S. GOVERNMENT SECURITIES	1,082
FHLMC POOL #J2-3984	3.000% 05/01/2028 DD 05/01/13	U. S. GOVERNMENT SECURITIES	1,246
FHLMC POOL #J2-4752	3.000% 07/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	1,641
FHLMC POOL #J2-5117	2.500% 08/01/2028 DD 08/01/13	U. S. GOVERNMENT SECURITIES	920
FHLMC POOL #J2-6499	3.500% 11/01/2028 DD 11/01/13	U. S. GOVERNMENT SECURITIES	973
FHLMC POOL #J2-7964	3.000% 04/01/2029 DD 04/01/14	U. S. GOVERNMENT SECURITIES	984
FHLMC POOL #J2-7984	3.000% 04/01/2029 DD 04/01/14	U. S. GOVERNMENT SECURITIES	2,999
FHLMC POOL #J2-9049	3.000% 08/01/2029 DD 08/01/14	U. S. GOVERNMENT SECURITIES	1,021
FHLMC POOL #P6-0084	6.000% 03/01/2016 DD 01/01/03	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #Q0-0632	5.000% 05/01/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	1,053
FHLMC POOL #Q0-0876	4.500% 05/01/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	320
FHLMC POOL #Q0-9011	4.000% 06/01/2042 DD 06/01/12	U. S. GOVERNMENT SECURITIES	105
FHLMC POOL #Q1-1246	3.500% 09/01/2042 DD 09/01/12	U. S. GOVERNMENT SECURITIES	439
FHLMC POOL #Q1-4038	3.500% 12/01/2042 DD 12/01/12	U. S. GOVERNMENT SECURITIES	510
FHLMC POOL #Q1-4508	3.000% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	1,233
FHLMC POOL #Q1-4855	3.500% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	970
FHLMC POOL #Q1-4879	3.500% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	538
FHLMC POOL #Q1-5884	3.000% 02/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	2,748
FHLMC POOL #U9-0065	3.500% 08/01/2042 DD 08/01/12	U. S. GOVERNMENT SECURITIES	472
FHLMC POOL #U9-5026	3.500% 07/01/2042 DD 07/01/12	U. S. GOVERNMENT SECURITIES	463
FHLMC POOL #V8-0167	3.000% 07/01/2043 DD 06/01/13	U. S. GOVERNMENT SECURITIES	2,960
FHLMC POOL #V8-0351	3.000% 08/01/2043 DD 08/01/13	U. S. GOVERNMENT SECURITIES	1,516
FHLMC POOL #V8-0804	6.000% 01/01/2039 DD 11/01/13	U. S. GOVERNMENT SECURITIES	61
FHLMC MULTICLASS CT	VAR RT 05/25/2022 DD 09/01/12	U. S. GOVERNMENT SECURITIES	841
FHLMC MULTICLASS CT	VAR RT 07/25/2024 DD 09/01/14	U. S. GOVERNMENT SECURITIES	885
FHLMC MULTICLASS CTF K037 A2	3.490% 01/25/2024 DD 03/01/14	U. S. GOVERNMENT SECURITIES	532
FHLMC MULTICLASS MT	VAR RT 12/25/2018 DD 04/01/12	U. S. GOVERNMENT SECURITIES	460
FHLMC MULTICLASS MT K037 X1 IO	VAR RT 01/25/2024 DD 03/01/14	U. S. GOVERNMENT SECURITIES	1,613
FHLMC MULTICLASS MTG 2395 FT	VAR RT 12/15/2031 DD 12/15/01	U. S. GOVERNMENT SECURITIES	17
FHLMC MULTICLASS MTG 3530 DB	4.000% 05/15/2024 DD 05/01/09	U. S. GOVERNMENT SECURITIES	4,359
FHLMC MULTICLASS MTG 3820 DA	4.000% 11/15/2035 DD 03/01/11	U. S. GOVERNMENT SECURITIES	2,037
FHLMC MULTICLASS MTG K025 X1	VAR RT 10/25/2022 DD 02/01/13	U. S. GOVERNMENT SECURITIES	234
FHLMC MULTICLASS MTG K714 A2	VAR RT 10/25/2020 DD 01/01/14	U. S. GOVERNMENT SECURITIES	940
FHLMC MULTICLASS MTG KP01 A2	1.720% 01/25/2019 DD 10/01/12	U. S. GOVERNMENT SECURITIES	1,693
FHLMC MULTICLASS MTG KS01 A2	2.522% 01/25/2023 DD 05/01/13	U. S. GOVERNMENT SECURITIES	1,697
FIFTH THIRD BANCORP	3.625% 01/25/2016 DD 01/25/11	CORPORATE DEBT INSTRUMENTS	1,025
FIFTH THIRD BANK/CINCINNATI OH	2.875% 10/01/2021 DD 09/05/14	CORPORATE DEBT INSTRUMENTS	200
FIFTH THIRD BANK/CINCINNATI OH	1.450% 02/28/2018 DD 02/28/13	CORPORATE DEBT INSTRUMENTS	1,216
FIFTH THIRD BANK/CINCINNATI OH	1.350% 06/01/2017 DD 04/25/14	CORPORATE DEBT INSTRUMENTS	2,023
FINANCING CORP STRIP PO	0.000% 03/07/2019 DD 03/14/89	U. S. GOVERNMENT SECURITIES	1,848
FLAGSHIP VII LTD 7A A1 144A	VAR RT 01/20/2026 DD 02/05/14	CORPORATE DEBT INSTRUMENTS	1,000
FMS WERTMANAGEMENT AOER	1.125% 09/05/2017 DD 09/05/14	OTHER INVESTMENTS	465
FMS WERTMANAGEMENT AOER	0.625% 04/18/2016 DD 03/19/13	OTHER INVESTMENTS	920
FMS WERTMANAGEMENT AOER	1.625% 11/20/2018 DD 11/20/13	OTHER INVESTMENTS	1,153
FMS WERTMANAGEMENT AOER	0.625% 04/18/2016 DD 03/19/13	OTHER INVESTMENTS	1,600
FNMA POOL #0050553	8.000% 04/01/2022 DD 04/01/92	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0050947	7.000% 12/01/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	3

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0050965	6.500% 01/01/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0050992	6.500% 03/01/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0190210	7.500% 02/01/2023 DD 02/01/93	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0190273	7.000% 08/01/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0190298	8.500% 12/01/2025 DD 02/01/98	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0221715	6.500% 07/01/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0223563	7.000% 07/01/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0229351	7.000% 09/01/2023 DD 09/01/93	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0236355	7.000% 09/01/2023 DD 09/01/93	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0240488	6.500% 12/01/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0244757	6.000% 11/01/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0250060	7.500% 06/01/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0250360	8.000% 10/01/2025 DD 09/01/95	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0250460	7.000% 02/01/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0250641	7.500% 08/01/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0250693	7.500% 08/01/2016 DD 08/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0250776	9.500% 09/01/2026 DD 08/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0250969	6.500% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0251142	9.000% 06/01/2027 DD 06/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0251191	7.500% 09/01/2027 DD 08/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0251298	7.500% 11/01/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0251334	6.500% 11/01/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0252339	6.000% 03/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0252342	6.500% 04/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0252439	6.500% 05/01/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0252498	7.000% 06/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0252570	6.500% 07/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0252573	6.000% 06/01/2019 DD 05/01/99	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0252646	7.000% 08/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0252715	6.500% 09/01/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0252717	7.500% 09/01/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0253187	6.500% 02/01/2020 DD 03/01/00	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0253346	7.500% 06/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0253347	8.000% 06/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0253642	7.000% 02/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0253683	7.500% 01/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0254140	5.500% 01/01/2017 DD 12/01/01	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0254196	6.000% 02/01/2017 DD 01/01/02	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0254197	5.500% 02/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0254198	6.000% 02/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	58
FNMA POOL #0254471	6.000% 09/01/2022 DD 08/01/02	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0254591	5.500% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0254665	6.000% 02/01/2018 DD 01/01/03	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0254684	5.000% 03/01/2018 DD 02/01/03	U. S. GOVERNMENT SECURITIES	105
FNMA POOL #0254797	5.000% 06/01/2023 DD 05/01/03	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0254799	5.000% 07/01/2023 DD 06/01/03	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0254803	5.000% 07/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	97
FNMA POOL #0254987	5.000% 12/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0255077	5.000% 01/01/2019 DD 12/01/03	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0255079	5.000% 02/01/2019 DD 01/01/04	U. S. GOVERNMENT SECURITIES	97
FNMA POOL #0255114	5.000% 03/01/2024 DD 02/01/04	U. S. GOVERNMENT SECURITIES	38
FNMA POOL #0255275	4.500% 07/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	56
FNMA POOL #0255316	5.000% 07/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0256125	5.000% 01/01/2026 DD 01/01/06	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0256277	5.500% 06/01/2021 DD 05/01/06	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0256360	7.000% 08/01/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0256517	6.000% 12/01/2026 DD 11/01/06	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0256532	5.000% 12/01/2016 DD 11/01/06	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0256588	5.000% 12/01/2016 DD 12/01/06	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0256605	5.000% 02/01/2017 DD 01/01/07	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0256681	5.000% 04/01/2017 DD 03/01/07	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0256718	5.000% 05/01/2017 DD 04/01/07	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0256755	5.000% 06/01/2017 DD 05/01/07	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0256811	7.000% 07/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0257564	4.500% 01/01/2024 DD 12/01/08	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0276471	7.000% 03/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0280299	7.500% 04/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0291181	9.500% 07/01/2024 DD 08/01/94	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0299164	8.500% 11/01/2024 DD 12/01/94	U. S. GOVERNMENT SECURITIES	1

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0303020	7.000% 10/01/2024 DD 10/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0303156	7.000% 12/01/2023 DD 01/01/95	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0303223	7.000% 11/01/2024 DD 03/01/95	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0303551	8.000% 10/01/2025 DD 09/01/95	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0303712	7.000% 02/01/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0303890	7.000% 05/01/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0305160	9.500% 02/01/2025 DD 01/01/95	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0305811	6.000% 07/01/2024 DD 02/01/95	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0313345	7.000% 02/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0318091	7.500% 08/01/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0320080	7.000% 08/01/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0323866	6.500% 08/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0328940	8.000% 12/01/2025 DD 12/01/95	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0333561	6.500% 02/01/2026 DD 02/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0343472	7.000% 04/01/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0346369	7.000% 05/01/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0353309	7.500% 12/01/2025 DD 07/01/96	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0356660	6.500% 05/01/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0357850	5.500% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0357922	5.000% 08/01/2020 DD 08/01/05	U. S. GOVERNMENT SECURITIES	50
FNMA POOL #0363513	9.500% 09/01/2019 DD 04/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0363567	7.000% 06/01/2026 DD 10/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0369145	6.500% 05/01/2026 DD 12/01/96	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0370299	7.500% 01/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0393168	7.000% 07/01/2027 DD 07/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0393187	8.000% 08/01/2027 DD 08/01/97	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0394764	6.500% 06/01/2025 DD 07/01/97	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0395784	7.500% 11/01/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0395815	7.000% 11/01/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0397073	7.000% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0397170	6.500% 12/01/2027 DD 12/01/97	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0400552	6.500% 11/01/2026 DD 09/01/97	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0409335	6.000% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0412143	6.500% 01/01/2028 DD 01/01/98	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0412145	7.500% 01/01/2028 DD 01/01/98	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0418124	6.000% 04/01/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0420615	7.000% 12/01/2027 DD 03/01/98	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0420713	6.500% 05/01/2028 DD 05/01/98	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0427573	6.500% 05/01/2028 DD 05/01/98	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0431083	7.000% 07/01/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0434952	7.000% 07/01/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0439840	6.500% 08/01/2028 DD 08/01/98	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0442622	6.500% 11/01/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0443225	5.500% 10/01/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0447350	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0447358	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0450658	6.000% 12/01/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0450815	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0450960	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0452026	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0453672	6.500% 01/01/2029 DD 12/01/98	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0454410	6.500% 12/01/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0459285	6.500% 02/01/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0480954	6.500% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0481884	6.500% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0487969	6.500% 04/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0489431	6.000% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0490782	6.500% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	18
FNMA POOL #0494927	6.500% 06/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0496807	6.500% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0500482	6.500% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0506146	7.000% 08/01/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0509437	7.000% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0511936	7.500% 09/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0515271	7.500% 11/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0516293	7.000% 10/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0518567	7.500% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0519466	7.500% 11/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0524248	6.500% 07/01/2019 DD 12/01/99	U. S. GOVERNMENT SECURITIES	6

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0525285	8.000% 12/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0527245	6.500% 11/01/2029 DD 12/01/99	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0528785	7.000% 01/01/2030 DD 01/01/00	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0535332	8.500% 04/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0535912	6.500% 05/01/2031 DD 04/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0539263	7.500% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0543562	7.500% 06/01/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0545903	5.500% 09/01/2017 DD 08/01/02	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0545993	6.000% 11/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	144
FNMA POOL #0545994	7.000% 10/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0545998	6.000% 11/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	100
FNMA POOL #0553064	9.000% 09/01/2030 DD 09/01/00	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0553553	7.000% 09/01/2030 DD 09/01/00	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0555326	5.500% 04/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	76
FNMA POOL #0556266	6.000% 01/01/2016 DD 01/01/01	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0564574	7.000% 03/01/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0566690	6.000% 04/01/2030 DD 01/01/01	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0568054	5.500% 04/01/2016 DD 04/01/01	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0571917	7.000% 04/01/2031 DD 04/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0572254	6.500% 03/01/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0572791	5.500% 03/01/2016 DD 03/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0572981	6.500% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0576116	6.500% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0580515	5.500% 04/01/2016 DD 04/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0580793	6.000% 04/01/2016 DD 04/01/01	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0580961	6.000% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0582491	6.000% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0582978	6.500% 06/01/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0583058	6.000% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0584927	6.500% 05/01/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0602105	6.500% 09/01/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0613026	6.500% 05/01/2031 DD 10/01/01	U. S. GOVERNMENT SECURITIES	18
FNMA POOL #0614921	6.000% 12/01/2016 DD 12/01/01	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0617275	5.500% 01/01/2032 DD 12/01/01	U. S. GOVERNMENT SECURITIES	107
FNMA POOL #0619060	6.500% 03/01/2017 DD 03/01/02	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0623127	5.500% 01/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0623881	5.500% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0624340	7.000% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0627117	6.500% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	21
FNMA POOL #0629470	6.500% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0631323	5.500% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0631501	5.500% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0632248	7.000% 04/01/2032 DD 04/01/02	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0635811	8.000% 04/01/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0651897	7.000% 08/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0653066	6.500% 07/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0655681	6.500% 08/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0656033	6.500% 09/01/2032 DD 08/01/02	U. S. GOVERNMENT SECURITIES	35
FNMA POOL #0667110	6.500% 05/01/2032 DD 09/01/02	U. S. GOVERNMENT SECURITIES	36
FNMA POOL #0668036	5.000% 10/01/2017 DD 10/01/02	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0672785	6.000% 09/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	49
FNMA POOL #0685505	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0689609	4.500% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0695926	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0696188	5.500% 04/01/2023 DD 04/01/03	U. S. GOVERNMENT SECURITIES	96
FNMA POOL #0705709	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0713125	4.500% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0723406	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	101
FNMA POOL #0725027	5.000% 11/01/2033 DD 12/01/03	U. S. GOVERNMENT SECURITIES	1,340
FNMA POOL #0725222	5.500% 02/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	31
FNMA POOL #0725228	6.000% 03/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	1,890
FNMA POOL #0725423	5.500% 05/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	183
FNMA POOL #0725424	5.500% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	601
FNMA POOL #0725594	5.500% 07/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	966
FNMA POOL #0725773	5.500% 09/01/2034 DD 08/01/04	U. S. GOVERNMENT SECURITIES	545
FNMA POOL #0725946	5.500% 11/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0727181	5.000% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0727279	4.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	67
FNMA POOL #0730332	4.000% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	61

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0731678	5.500% 01/01/2019 DD 01/01/04	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0735230	5.500% 02/01/2035 DD 01/01/05	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0739563	4.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	209
FNMA POOL #0743133	5.000% 10/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0745418	5.500% 04/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0746555	4.000% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	21
FNMA POOL #0750478	6.000% 12/01/2033 DD 12/01/03	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0753939	4.500% 12/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	38
FNMA POOL #0754270	5.500% 12/01/2018 DD 12/01/03	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0756196	5.500% 12/01/2033 DD 12/01/03	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0761353	5.000% 01/01/2019 DD 01/01/04	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0761517	4.000% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	21
FNMA POOL #0765251	4.000% 03/01/2019 DD 03/01/04	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0766312	5.500% 03/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0766335	5.500% 03/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0769305	5.000% 02/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0771195	6.000% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	63
FNMA POOL #0773185	5.000% 06/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0773293	4.500% 04/01/2020 DD 04/01/05	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0775254	6.000% 05/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	21
FNMA POOL #0775776	5.500% 05/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0776974	5.500% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0777357	4.500% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0779716	VAR RT 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	58
FNMA POOL #0780204	5.000% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0781629	5.500% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	36
FNMA POOL #0787098	4.500% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0807671	4.500% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0811034	5.000% 10/01/2019 DD 12/01/04	U. S. GOVERNMENT SECURITIES	29
FNMA POOL #0814887	5.000% 04/01/2035 DD 04/01/05	U. S. GOVERNMENT SECURITIES	80
FNMA POOL #0815505	4.500% 03/01/2020 DD 03/01/05	U. S. GOVERNMENT SECURITIES	31
FNMA POOL #0822815	5.500% 04/01/2035 DD 04/01/05	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0828715	5.500% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0829220	5.500% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0843378	5.000% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0844915	4.500% 11/01/2020 DD 11/01/05	U. S. GOVERNMENT SECURITIES	21
FNMA POOL #0845155	5.500% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0850955	7.000% 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0865854	6.000% 03/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0870539	VAR RT 03/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	594
FNMA POOL #0882481	6.500% 04/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0883017	VAR RT 06/01/2036 DD 06/01/06	U. S. GOVERNMENT SECURITIES	323
FNMA POOL #0888223	5.500% 01/01/2036 DD 02/01/07	U. S. GOVERNMENT SECURITIES	982
FNMA POOL #0888635	5.500% 09/01/2036 DD 08/01/07	U. S. GOVERNMENT SECURITIES	31
FNMA POOL #0888967	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	77
FNMA POOL #0889585	5.500% 09/01/2036 DD 05/01/08	U. S. GOVERNMENT SECURITIES	3,216
FNMA POOL #0889839	5.500% 12/01/2035 DD 08/01/08	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0889989	5.500% 04/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0891474	6.000% 04/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0896869	5.500% 04/01/2022 DD 04/01/07	U. S. GOVERNMENT SECURITIES	35
FNMA POOL #0909567	VAR RT 02/01/2037 DD 01/01/07	U. S. GOVERNMENT SECURITIES	83
FNMA POOL #0911582	5.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0925992	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0930627	4.000% 02/01/2024 DD 02/01/09	U. S. GOVERNMENT SECURITIES	50
FNMA POOL #0931740	4.000% 08/01/2024 DD 08/01/09	U. S. GOVERNMENT SECURITIES	48
FNMA POOL #0931830	5.500% 08/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	137
FNMA POOL #0932367	4.500% 01/01/2040 DD 12/01/09	U. S. GOVERNMENT SECURITIES	87
FNMA POOL #0934138	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0934624	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0935764	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	71
FNMA POOL #0936566	5.500% 05/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0938488	5.500% 05/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0950789	6.000% 10/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0955214	6.500% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0962122	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0963359	6.000% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0963450	6.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	40
FNMA POOL #0964398	6.000% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	98
FNMA POOL #0968371	5.500% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	1

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0968465	VAR RT 08/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	363
FNMA POOL #0970131	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0970593	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	21
FNMA POOL #0970704	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0970721	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0973159	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0981313	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0981354	4.500% 04/01/2023 DD 04/01/08	U. S. GOVERNMENT SECURITIES	59
FNMA POOL #0983367	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	38
FNMA POOL #0984623	6.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0985108	5.500% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0987081	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0991052	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0991909	6.000% 11/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0993004	5.000% 01/01/2024 DD 12/01/08	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0995023	5.500% 08/01/2037 DD 10/01/08	U. S. GOVERNMENT SECURITIES	544
FNMA POOL #0995082	5.500% 08/01/2037 DD 12/01/08	U. S. GOVERNMENT SECURITIES	1,796
FNMA POOL #0995086	5.500% 08/01/2035 DD 11/01/08	U. S. GOVERNMENT SECURITIES	1,053
FNMA POOL #0995429	5.500% 09/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	36
FNMA POOL #0995430	5.500% 09/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	30
FNMA POOL #0995432	5.500% 10/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0995760	5.500% 01/01/2038 DD 05/01/09	U. S. GOVERNMENT SECURITIES	1,015
FNMA POOL #0AA0606	5.500% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0AA1321	6.000% 05/01/2033 DD 12/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0AA6923	4.500% 07/01/2024 DD 07/01/09	U. S. GOVERNMENT SECURITIES	18
FNMA POOL #0AA7740	4.000% 05/01/2024 DD 05/01/09	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0AA7750	4.000% 06/01/2024 DD 06/01/09	U. S. GOVERNMENT SECURITIES	1,064
FNMA POOL #0AB2801	3.500% 04/01/2026 DD 03/01/11	U. S. GOVERNMENT SECURITIES	1,957
FNMA POOL #0AB3493	4.500% 09/01/2041 DD 08/01/11	U. S. GOVERNMENT SECURITIES	443
FNMA POOL #0AB5097	3.000% 05/01/2027 DD 04/01/12	U. S. GOVERNMENT SECURITIES	2,362
FNMA POOL #0AB5575	3.000% 07/01/2027 DD 06/01/12	U. S. GOVERNMENT SECURITIES	2,628
FNMA POOL #0AB6068	3.500% 09/01/2042 DD 08/01/12	U. S. GOVERNMENT SECURITIES	133
FNMA POOL #0AB6136	2.500% 09/01/2027 DD 08/01/12	U. S. GOVERNMENT SECURITIES	6,932
FNMA POOL #0AB7795	2.500% 02/01/2028 DD 01/01/13	U. S. GOVERNMENT SECURITIES	781
FNMA POOL #0AB7848	3.000% 02/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	57
FNMA POOL #0AB8609	3.000% 03/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0AB8615	3.000% 03/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	324
FNMA POOL #0AB8700	3.000% 03/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	158
FNMA POOL #0AB8862	2.500% 04/01/2028 DD 03/01/13	U. S. GOVERNMENT SECURITIES	134
FNMA POOL #0AB9491	2.500% 05/01/2028 DD 05/01/13	U. S. GOVERNMENT SECURITIES	62
FNMA POOL #0AB9557	3.000% 06/01/2043 DD 05/01/13	U. S. GOVERNMENT SECURITIES	2,842
FNMA POOL #0AB9560	3.000% 05/01/2043 DD 05/01/13	U. S. GOVERNMENT SECURITIES	35
FNMA POOL #0AB9776	2.500% 07/01/2028 DD 06/01/13	U. S. GOVERNMENT SECURITIES	2,994
FNMA POOL #0AB9817	2.500% 07/01/2028 DD 06/01/13	U. S. GOVERNMENT SECURITIES	3,208
FNMA POOL #0AC0559	4.000% 10/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	257
FNMA POOL #0AC3658	4.500% 10/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	60
FNMA POOL #0AC4914	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	34
FNMA POOL #0AC6109	4.500% 11/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0AC6135	4.500% 11/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	60
FNMA POOL #0AC6259	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	77
FNMA POOL #0AC6600	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	48
FNMA POOL #0AC6609	4.500% 11/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	63
FNMA POOL #0AC6788	4.000% 12/01/2024 DD 12/01/09	U. S. GOVERNMENT SECURITIES	215
FNMA POOL #0AC6939	4.000% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	336
FNMA POOL #0AC7275	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0AC7276	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0AC7642	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	45
FNMA POOL #0AC9032	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0AD0332	5.500% 07/01/2038 DD 10/01/09	U. S. GOVERNMENT SECURITIES	161
FNMA POOL #0AD0336	5.000% 02/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	829
FNMA POOL #0AD0585	4.500% 12/01/2039 DD 12/01/09	U. S. GOVERNMENT SECURITIES	393
FNMA POOL #0AD0826	5.500% 02/01/2038 DD 03/01/10	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0AD3859	4.000% 03/01/2025 DD 03/01/10	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0AD3942	4.000% 05/01/2025 DD 04/01/10	U. S. GOVERNMENT SECURITIES	104
FNMA POOL #0AD5137	3.500% 03/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	286
FNMA POOL #0AD5139	4.000% 03/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	116
FNMA POOL #0AD5163	5.000% 07/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	18
FNMA POOL #0AD6896	5.000% 06/01/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0AD7155	4.500% 07/01/2025 DD 07/01/10	U. S. GOVERNMENT SECURITIES	1,853

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0AD8427	4.000% 09/01/2025 DD 09/01/10	U. S. GOVERNMENT SECURITIES	184
FNMA POOL #0AD9201	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	52
FNMA POOL #0AE0096	5.500% 07/01/2025 DD 06/01/10	U. S. GOVERNMENT SECURITIES	627
FNMA POOL #0AE0218	4.500% 08/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	2,619
FNMA POOL #0AE3049	4.500% 09/01/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	1,555
FNMA POOL #0AE5439	4.000% 10/01/2040 DD 10/01/10	U. S. GOVERNMENT SECURITIES	688
FNMA POOL #0AH2565	4.500% 01/01/2041 DD 12/01/10	U. S. GOVERNMENT SECURITIES	54
FNMA POOL #0AH6958	VAR RT 02/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	72
FNMA POOL #0AI1051	4.000% 06/01/2026 DD 05/01/11	U. S. GOVERNMENT SECURITIES	1,273
FNMA POOL #0AI5958	4.000% 06/01/2026 DD 06/01/11	U. S. GOVERNMENT SECURITIES	837
FNMA POOL #0AI8382	3.500% 09/01/2026 DD 08/01/11	U. S. GOVERNMENT SECURITIES	1,440
FNMA POOL #0AK1140	3.000% 02/01/2027 DD 02/01/12	U. S. GOVERNMENT SECURITIES	2,193
FNMA POOL #0AK1608	3.000% 01/01/2027 DD 01/01/12	U. S. GOVERNMENT SECURITIES	721
FNMA POOL #0AK6790	3.500% 03/01/2027 DD 03/01/12	U. S. GOVERNMENT SECURITIES	1,679
FNMA POOL #0AL0054	4.500% 02/01/2041 DD 03/01/11	U. S. GOVERNMENT SECURITIES	2,979
FNMA POOL #0AL0533	VAR RT 07/01/2041 DD 07/01/11	U. S. GOVERNMENT SECURITIES	762
FNMA POOL #0AL1495	4.000% 09/01/2026 DD 02/01/12	U. S. GOVERNMENT SECURITIES	983
FNMA POOL #0AL1895	3.500% 06/01/2042 DD 06/01/12	U. S. GOVERNMENT SECURITIES	837
FNMA POOL #0AL2293	4.521% 06/01/2021 DD 08/01/12	U. S. GOVERNMENT SECURITIES	1,038
FNMA POOL #0AL2389	3.500% 09/01/2042 DD 08/01/12	U. S. GOVERNMENT SECURITIES	886
FNMA POOL #0AL2935	3.500% 02/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0AL3093	3.500% 02/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	145
FNMA POOL #0AL4168	2.500% 09/01/2028 DD 09/01/13	U. S. GOVERNMENT SECURITIES	1,334
FNMA POOL #0AL4246	3.500% 11/01/2026 DD 09/01/13	U. S. GOVERNMENT SECURITIES	1,744
FNMA POOL #0AL4316	7.000% 03/01/2039 DD 11/01/13	U. S. GOVERNMENT SECURITIES	452
FNMA POOL #0AL4452	4.000% 11/01/2043 DD 11/01/13	U. S. GOVERNMENT SECURITIES	1,785
FNMA POOL #0AL4464	2.500% 06/01/2028 DD 11/01/13	U. S. GOVERNMENT SECURITIES	1,936
FNMA POOL #0AL5123	4.000% 07/01/2043 DD 04/01/14	U. S. GOVERNMENT SECURITIES	2,978
FNMA POOL #0AL5376	4.000% 05/01/2044 DD 05/01/14	U. S. GOVERNMENT SECURITIES	1,439
FNMA POOL #0AO6482	VAR RT 07/01/2042 DD 07/01/12	U. S. GOVERNMENT SECURITIES	40
FNMA POOL #0AO7976	3.000% 06/01/2027 DD 06/01/12	U. S. GOVERNMENT SECURITIES	771
FNMA POOL #0AP0006	VAR RT 07/01/2042 DD 07/01/12	U. S. GOVERNMENT SECURITIES	152
FNMA POOL #0AP6247	2.500% 10/01/2027 DD 10/01/12	U. S. GOVERNMENT SECURITIES	1,141
FNMA POOL #0AP6647	3.000% 10/01/2027 DD 09/01/12	U. S. GOVERNMENT SECURITIES	3,818
FNMA POOL #0AP8673	3.000% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	392
FNMA POOL #0AQ4372	2.500% 11/01/2027 DD 10/01/12	U. S. GOVERNMENT SECURITIES	823
FNMA POOL #0AQ4772	2.500% 12/01/2027 DD 12/01/12	U. S. GOVERNMENT SECURITIES	309
FNMA POOL #0AQ6565	3.000% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	177
FNMA POOL #0AQ8075	3.000% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0AQ9026	2.500% 12/01/2027 DD 12/01/12	U. S. GOVERNMENT SECURITIES	843
FNMA POOL #0AR1912	3.000% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	662
FNMA POOL #0AR2605	3.000% 02/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	1,409
FNMA POOL #0AR2627	3.000% 02/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	159
FNMA POOL #0AR3845	3.000% 02/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	172
FNMA POOL #0AR5578	3.000% 02/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	459
FNMA POOL #0AR5858	3.000% 02/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	52
FNMA POOL #0AR5876	3.000% 02/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0AR5912	3.000% 02/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	55
FNMA POOL #0AR7488	3.000% 03/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	32
FNMA POOL #0AR7721	2.500% 02/01/2028 DD 02/01/13	U. S. GOVERNMENT SECURITIES	603
FNMA POOL #0AR8580	3.500% 06/01/2043 DD 06/01/13	U. S. GOVERNMENT SECURITIES	152
FNMA POOL #0AR9218	3.000% 03/01/2043 DD 03/01/13	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0AR9609	3.000% 03/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0AR9658	3.000% 02/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	32
FNMA POOL #0AS0044	3.000% 07/01/2043 DD 07/01/13	U. S. GOVERNMENT SECURITIES	8,247
FNMA POOL #0AS0047	2.500% 07/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	514
FNMA POOL #0AS0941	2.500% 11/01/2028 DD 10/01/13	U. S. GOVERNMENT SECURITIES	374
FNMA POOL #0AS1380	4.500% 12/01/2043 DD 11/01/13	U. S. GOVERNMENT SECURITIES	294
FNMA POOL #0AS1587	4.500% 01/01/2044 DD 12/01/13	U. S. GOVERNMENT SECURITIES	1,129
FNMA POOL #0AS1590	4.500% 01/01/2044 DD 12/01/13	U. S. GOVERNMENT SECURITIES	497
FNMA POOL #0AS1665	4.500% 02/01/2044 DD 01/01/14	U. S. GOVERNMENT SECURITIES	834
FNMA POOL #0AS1767	4.000% 02/01/2044 DD 01/01/14	U. S. GOVERNMENT SECURITIES	977
FNMA POOL #0AS3133	3.500% 08/01/2044 DD 07/01/14	U. S. GOVERNMENT SECURITIES	2,687
FNMA POOL #0AS3654	4.500% 10/01/2044 DD 09/01/14	U. S. GOVERNMENT SECURITIES	2,101
FNMA POOL #0AT0059	2.500% 03/01/2028 DD 04/01/13	U. S. GOVERNMENT SECURITIES	671
FNMA POOL #0AT0181	3.000% 03/01/2043 DD 03/01/13	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0AT1824	3.000% 05/01/2043 DD 04/01/13	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0AT2062	2.500% 04/01/2028 DD 04/01/13	U. S. GOVERNMENT SECURITIES	1,785
FNMA POOL #0AT3100	3.500% 04/01/2043 DD 04/01/13	U. S. GOVERNMENT SECURITIES	62

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0AT4350	3.000% 07/01/2043 DD 07/01/13	U. S. GOVERNMENT SECURITIES	36
FNMA POOL #0AT5130	3.000% 04/01/2043 DD 04/01/13	U. S. GOVERNMENT SECURITIES	40
FNMA POOL #0AT5177	3.000% 05/01/2043 DD 04/01/13	U. S. GOVERNMENT SECURITIES	146
FNMA POOL #0AT5600	3.500% 05/01/2043 DD 04/01/13	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0AT5900	3.000% 06/01/2043 DD 06/01/13	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0AT6764	3.000% 07/01/2043 DD 07/01/13	U. S. GOVERNMENT SECURITIES	873
FNMA POOL #0AT9916	3.000% 07/01/2043 DD 07/01/13	U. S. GOVERNMENT SECURITIES	45
FNMA POOL #0AT9958	2.500% 07/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	481
FNMA POOL #0AU0106	3.000% 05/01/2043 DD 06/01/13	U. S. GOVERNMENT SECURITIES	53
FNMA POOL #0AU0153	3.500% 08/01/2043 DD 08/01/13	U. S. GOVERNMENT SECURITIES	111
FNMA POOL #0AU0163	3.000% 06/01/2043 DD 06/01/13	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0AU1661	2.500% 07/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	95
FNMA POOL #0AU1661	2.500% 07/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	763
FNMA POOL #0AU2249	3.000% 07/01/2043 DD 07/01/13	U. S. GOVERNMENT SECURITIES	40
FNMA POOL #0AU2253	2.500% 07/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	384
FNMA POOL #0AU2294	2.500% 07/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	55
FNMA POOL #0AU2491	2.500% 08/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	247
FNMA POOL #0AU2619	2.500% 08/01/2028 DD 08/01/13	U. S. GOVERNMENT SECURITIES	41
FNMA POOL #0AU2674	3.000% 10/01/2043 DD 10/01/13	U. S. GOVERNMENT SECURITIES	84
FNMA POOL #0AU3173	3.000% 07/01/2043 DD 07/01/13	U. S. GOVERNMENT SECURITIES	64
FNMA POOL #0AU3609	2.500% 07/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	471
FNMA POOL #0AU3779	2.500% 08/01/2028 DD 08/01/13	U. S. GOVERNMENT SECURITIES	35
FNMA POOL #0AU5934	2.500% 09/01/2028 DD 08/01/13	U. S. GOVERNMENT SECURITIES	625
FNMA POOL #0AU8434	3.000% 09/01/2043 DD 09/01/13	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0AV0371	2.500% 01/01/2029 DD 01/01/14	U. S. GOVERNMENT SECURITIES	452
FNMA POOL #0AV0605	4.000% 11/01/2043 DD 11/01/13	U. S. GOVERNMENT SECURITIES	355
FNMA POOL #0AV0634	3.000% 11/01/2028 DD 11/01/13	U. S. GOVERNMENT SECURITIES	3,456
FNMA POOL #0AV1725	3.000% 11/01/2028 DD 11/01/13	U. S. GOVERNMENT SECURITIES	3,174
FNMA POOL #0AV5173	3.000% 11/01/2028 DD 11/01/13	U. S. GOVERNMENT SECURITIES	1,360
FNMA POOL #0AV5543	2.500% 01/01/2029 DD 01/01/14	U. S. GOVERNMENT SECURITIES	137
FNMA POOL #0AV8205	3.500% 01/01/2029 DD 02/01/14	U. S. GOVERNMENT SECURITIES	1,722
FNMA POOL #0AV8421	3.500% 07/01/2044 DD 07/01/14	U. S. GOVERNMENT SECURITIES	898
FNMA POOL #0AV9187	4.000% 03/01/2044 DD 02/01/14	U. S. GOVERNMENT SECURITIES	2,222
FNMA POOL #0AW0043	3.500% 07/01/2044 DD 07/01/14	U. S. GOVERNMENT SECURITIES	204
FNMA POOL #0AW3557	3.000% 05/01/2029 DD 05/01/14	U. S. GOVERNMENT SECURITIES	2,110
FNMA POOL #0AW7930	3.500% 08/01/2044 DD 08/01/14	U. S. GOVERNMENT SECURITIES	246
FNMA POOL #0AW7932	3.500% 08/01/2044 DD 08/01/14	U. S. GOVERNMENT SECURITIES	856
FNMA POOL #0AW8645	4.000% 07/01/2044 DD 07/01/14	U. S. GOVERNMENT SECURITIES	1,482
FNMA POOL #0AX0673	3.500% 08/01/2044 DD 08/01/14	U. S. GOVERNMENT SECURITIES	1,044
FNMA POOL #0FN0013	3.462% 01/01/2018 DD 03/01/11	U. S. GOVERNMENT SECURITIES	2,010
FNMA POOL #0FN0014	3.104% 01/01/2018 DD 03/01/11	U. S. GOVERNMENT SECURITIES	1,844
FNMA POOL #0MA0058	5.500% 04/01/2029 DD 03/01/09	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0MA0500	5.000% 08/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	262
FNMA POOL #0MA0669	3.500% 03/01/2026 DD 02/01/11	U. S. GOVERNMENT SECURITIES	302
FNMA POOL #0MA1614	4.500% 10/01/2043 DD 09/01/13	U. S. GOVERNMENT SECURITIES	658
FNMA GTD REMIC P/T 02-34 FE	VAR RT 05/18/2032 DD 04/18/02	U. S. GOVERNMENT SECURITIES	15
FNMA GTD REMIC P/T 11-52 GB	5.000% 06/25/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	812
FNMA GTD REMIC P/T 11-99 DB	5.000% 10/25/2041 DD 09/01/11	U. S. GOVERNMENT SECURITIES	1,001
FNMA GTD REMIC P/T 12-111 B	7.000% 10/25/2042 DD 09/01/12	U. S. GOVERNMENT SECURITIES	254
FNMA GTD REMIC P/T 14-M5 FA	VAR RT 01/25/2017 DD 05/01/14	U. S. GOVERNMENT SECURITIES	1,261
FNMA GTD REMIC P/T 14-M9 AB2	VAR RT 07/25/2024 DD 08/01/14	U. S. GOVERNMENT SECURITIES	1,640
FNMA GTD REMIC P/T 88-12 A	VAR RT 02/25/2018 DD 05/01/88	U. S. GOVERNMENT SECURITIES	21
FNMA GTD REMIC P/T 93-19 N	5.000% 02/25/2023 DD 02/01/93	U. S. GOVERNMENT SECURITIES	38
FNMA GTD REMIC P/T 99-W4 A9	6.250% 02/25/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	841
FORD CREDIT AUTO OWNE 1 A 144A	2.260% 11/15/2025 DD 05/15/14	CORPORATE DEBT INSTRUMENTS	1,005
FORD CREDIT FLOORPLAN MAST 5 A	1.490% 09/15/2019 DD 09/19/12	CORPORATE DEBT INSTRUMENTS	1,691
FORD MOTOR CREDIT CO LLC	5.875% 08/02/2021 DD 08/01/11	CORPORATE DEBT INSTRUMENTS	232
FORD MOTOR CREDIT CO LLC	5.000% 05/15/2018 DD 05/03/11	CORPORATE DEBT INSTRUMENTS	299
FORD MOTOR CREDIT CO LLC	1.724% 12/06/2017 DD 06/06/14	CORPORATE DEBT INSTRUMENTS	356
FORD MOTOR CREDIT CO LLC	6.625% 08/15/2017 DD 08/04/10	CORPORATE DEBT INSTRUMENTS	490
FORD MOTOR CREDIT CO LLC	VAR RT 05/09/2016 DD 05/09/13	CORPORATE DEBT INSTRUMENTS	625
FORD MOTOR CREDIT CO LLC	2.375% 01/16/2018 DD 01/11/13	CORPORATE DEBT INSTRUMENTS	654
FORD MOTOR CREDIT CO LLC	3.000% 06/12/2017 DD 06/12/12	CORPORATE DEBT INSTRUMENTS	826
FORD MOTOR CREDIT CO LLC	2.750% 05/15/2015 DD 05/15/12	CORPORATE DEBT INSTRUMENTS	911
FORD MOTOR CREDIT CO LLC	8.000% 12/15/2016 DD 12/18/06	CORPORATE DEBT INSTRUMENTS	923
FOUR TIMES SQUARE T 4TS A 144A	5.401% 12/13/2028 DD 12/11/06	CORPORATE DEBT INSTRUMENTS	2,266
FREEPORT-MCMORAN COPPER & GOLD	2.150% 03/01/2017 DD 02/13/12	CORPORATE DEBT INSTRUMENTS	490
FREEPORT-MCMORAN INC	4.550% 11/14/2024 DD 11/14/14	CORPORATE DEBT INSTRUMENTS	218
FREEPORT-MCMORAN INC	4.000% 11/14/2021 DD 11/14/14	CORPORATE DEBT INSTRUMENTS	287

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FREEPORT-MCMORAN INC	2.150% 03/01/2017 DD 02/13/12	CORPORATE DEBT INSTRUMENTS	466
FREEPORT-MCMORAN INC	2.375% 03/15/2018 DD 09/15/13	CORPORATE DEBT INSTRUMENTS	534
GCO EDUCATION LOAN FUNDI 1 A9L	VAR RT 05/25/2026 DD 01/18/06	CORPORATE DEBT INSTRUMENTS	1,831
GE CAPITAL COMMERCIAL M C1 A1A	VAR RT 03/10/2044 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	3,965
GE CAPITAL COMMERCIAL MO C2 A4	VAR RT 05/10/2043 DD 05/01/05	CORPORATE DEBT INSTRUMENTS	109
GE DEALER FLOORPLAN MASTER 1 A	VAR RT 07/20/2019 DD 07/22/14	CORPORATE DEBT INSTRUMENTS	2,298
GE DEALER FLOORPLAN MASTER 2 A	VAR RT 10/20/2019 DD 10/21/14	CORPORATE DEBT INSTRUMENTS	1,301
GE EQUIPMENT SMALL 1A A3 144A	1.040% 09/21/2015 DD 05/30/12	CORPORATE DEBT INSTRUMENTS	20
GENERAL ELECTRIC CAPITAL CORP	1.000% 01/08/2016 DD 01/08/13	CORPORATE DEBT INSTRUMENTS	156
GENERAL ELECTRIC CAPITAL CORP	5.625% 05/01/2018 DD 04/21/08	CORPORATE DEBT INSTRUMENTS	268
GENERAL ELECTRIC CAPITAL CORP	VAR RT 04/02/2018 DD 04/02/13	CORPORATE DEBT INSTRUMENTS	611
GENERAL ELECTRIC CAPITAL CORP	VAR RT 07/12/2016 DD 07/12/13	CORPORATE DEBT INSTRUMENTS	785
GENERAL ELECTRIC CAPITAL CORP	2.375% 06/30/2015 DD 06/23/11	CORPORATE DEBT INSTRUMENTS	833
GENERAL ELECTRIC CAPITAL CORP	1.625% 04/02/2018 DD 04/02/13	CORPORATE DEBT INSTRUMENTS	1,653
GENERAL ELECTRIC CO	5.250% 12/06/2017 DD 12/06/07	CORPORATE DEBT INSTRUMENTS	93
GENERAL MILLS INC	5.700% 02/15/2017 DD 01/24/07	CORPORATE DEBT INSTRUMENTS	46
GENWORTH HOLDINGS INC	8.625% 12/15/2016 DD 12/08/09	CORPORATE DEBT INSTRUMENTS	212
GEORGIA POWER CO	5.700% 06/01/2017 DD 06/12/07	CORPORATE DEBT INSTRUMENTS	67
GILEAD SCIENCES INC	2.350% 02/01/2020 DD 11/17/14	CORPORATE DEBT INSTRUMENTS	55
GLAXOSMITHKLINE CAPITAL PLC	1.500% 05/08/2017 DD 05/09/12	CORPORATE DEBT INSTRUMENTS	512
GLENCORE CANADA CORP	5.375% 06/01/2015 DD 05/28/03	CORPORATE DEBT INSTRUMENTS	71
GLENCORE CANADA CORP	6.000% 10/15/2015 DD 09/29/03	CORPORATE DEBT INSTRUMENTS	646
GLENCORE FINANCE CANADA L 144A	VAR RT 10/25/2017 DD 10/25/12	CORPORATE DEBT INSTRUMENTS	516
GLENCORE FUNDING LLC 144A	2.500% 01/15/2019 DD 05/30/13	CORPORATE DEBT INSTRUMENTS	226
GMAC COMMERCIAL MORTGAGE C1 A4	VAR RT 11/10/2045 DD 01/01/06	CORPORATE DEBT INSTRUMENTS	1,695
GNMA POOL #0186982	8.000% 10/15/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0210733	9.000% 08/15/2017 DD 08/01/87	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0290372	9.000% 09/15/2020 DD 09/01/90	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0296554	10.000% 01/15/2021 DD 01/01/91	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0310121	7.000% 11/15/2022 DD 11/01/92	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0313107	7.000% 11/15/2022 DD 11/01/92	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0330499	8.000% 08/15/2022 DD 08/01/92	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0336628	7.500% 11/15/2022 DD 11/01/92	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0336960	7.500% 05/15/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0345116	7.000% 12/15/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0345502	7.000% 08/15/2023 DD 09/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0346017	7.000% 01/15/2024 DD 02/01/94	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0346167	8.500% 05/15/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0346787	7.000% 09/15/2023 DD 10/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0347728	8.500% 01/15/2023 DD 01/01/93	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0348020	8.000% 03/15/2023 DD 03/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0348154	7.000% 07/15/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0353003	7.000% 05/15/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0353919	7.500% 10/15/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0355741	7.500% 07/15/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0359470	7.000% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0367228	7.500% 08/15/2023 DD 08/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0369505	8.500% 08/15/2024 DD 08/01/94	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0370889	7.500% 11/15/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0374864	6.000% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0375076	8.500% 03/15/2025 DD 03/01/95	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0376441	8.000% 03/15/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0377324	9.000% 10/15/2024 DD 10/01/94	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0380630	8.500% 10/15/2024 DD 10/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0381423	7.000% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0382117	7.500% 02/15/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0384381	8.500% 09/15/2024 DD 09/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0387167	7.000% 10/15/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0393235	8.500% 01/15/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0395235	7.000% 04/15/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0397027	7.000% 05/15/2024 DD 05/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0404112	9.500% 06/15/2025 DD 06/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0407118	9.500% 12/15/2024 DD 12/01/94	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0407162	9.000% 03/15/2025 DD 03/01/95	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0409954	7.500% 10/15/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0409990	7.000% 09/15/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0410041	8.000% 06/15/2025 DD 06/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0410082	7.500% 08/15/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0411017	6.500% 10/15/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	76

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
GNMA POOL #0414737	8.000% 11/15/2025 DD 11/01/95	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0416354	9.000% 07/15/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0417223	7.500% 01/15/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0420660	7.500% 01/15/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0421739	7.500% 06/15/2026 DD 06/01/96	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0422529	6.000% 04/15/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0423986	8.000% 08/15/2026 DD 08/01/96	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0423999	8.000% 09/15/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0430269	7.500% 10/15/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0431022	8.000% 08/15/2026 DD 08/01/96	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0431199	8.500% 09/15/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0433382	7.500% 01/15/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0435011	8.000% 01/15/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0436407	8.000% 07/15/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0438277	8.000% 09/15/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0443123	8.500% 07/15/2027 DD 07/01/97	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0450898	7.000% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0454571	7.000% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0456806	7.000% 04/15/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0457113	6.000% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	33
GNMA POOL #0457405	7.000% 12/15/2027 DD 12/01/97	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0457923	7.000% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0458978	6.000% 01/15/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0461148	7.000% 12/15/2027 DD 12/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0462384	7.000% 11/15/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0462421	7.000% 12/15/2027 DD 12/01/97	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0462671	8.000% 04/15/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0464758	7.000% 08/15/2028 DD 08/01/98	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0464894	7.000% 09/15/2028 DD 09/01/98	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0467650	7.000% 02/15/2028 DD 02/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0469611	6.000% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0470326	7.000% 05/15/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0472749	7.000% 04/15/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0472761	7.500% 05/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0473123	7.000% 07/15/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0474731	7.000% 07/15/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0476888	7.000% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0476956	7.000% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0479902	7.500% 01/15/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0479909	8.000% 01/15/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0480353	7.000% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0483847	6.000% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	16
GNMA POOL #0487227	6.000% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0487711	4.500% 03/15/2039 DD 03/01/09	U. S. GOVERNMENT SECURITIES	22
GNMA POOL #0487824	4.500% 04/15/2039 DD 04/01/09	U. S. GOVERNMENT SECURITIES	24
GNMA POOL #0490408	6.000% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	28
GNMA POOL #0492743	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0492880	7.000% 11/15/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0498396	6.000% 02/15/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	14
GNMA POOL #0499937	7.000% 02/15/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0500265	7.500% 11/15/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0502177	6.000% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0502976	6.000% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	20
GNMA POOL #0505647	7.000% 05/15/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0506440	6.500% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0506815	7.500% 10/15/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0520046	7.000% 06/15/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0520202	5.500% 04/15/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	68
GNMA POOL #0520398	7.500% 01/15/2030 DD 01/01/00	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0528554	7.500% 06/15/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0531211	8.000% 06/15/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0532947	8.000% 06/15/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0538312	6.000% 02/15/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	38
GNMA POOL #0539811	6.000% 06/15/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0550764	5.500% 12/15/2035 DD 12/01/05	U. S. GOVERNMENT SECURITIES	30
GNMA POOL #0551755	6.000% 04/15/2017 DD 04/01/02	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0553057	5.500% 02/15/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	29
GNMA POOL #0562477	5.500% 02/15/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	167
GNMA POOL #0575495	6.000% 02/15/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	54

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
GNMA POOL #0579085	6.000% 12/15/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	33
GNMA POOL #0579131	5.500% 01/15/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0582408	6.000% 10/15/2032 DD 01/01/03	U. S. GOVERNMENT SECURITIES	44
GNMA POOL #0585111	5.500% 02/15/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	30
GNMA POOL #0586556	6.000% 04/15/2032 DD 04/01/02	U. S. GOVERNMENT SECURITIES	34
GNMA POOL #0590155	6.000% 10/15/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	38
GNMA POOL #0593270	5.500% 11/15/2032 DD 11/01/02	U. S. GOVERNMENT SECURITIES	32
GNMA POOL #0597998	6.000% 12/15/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	35
GNMA POOL #0598126	5.500% 03/15/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	56
GNMA POOL #0598260	5.000% 06/15/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	23
GNMA POOL #0599357	5.500% 01/15/2033 DD 01/01/03	U. S. GOVERNMENT SECURITIES	46
GNMA POOL #0602794	5.500% 03/15/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	86
GNMA POOL #0604791	5.500% 11/15/2033 DD 11/01/03	U. S. GOVERNMENT SECURITIES	60
GNMA POOL #0607048	5.500% 01/15/2034 DD 01/01/04	U. S. GOVERNMENT SECURITIES	110
GNMA POOL #0610415	4.500% 08/15/2018 DD 08/01/03	U. S. GOVERNMENT SECURITIES	30
GNMA POOL #0610850	5.500% 04/15/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	27
GNMA POOL #0615787	5.500% 09/15/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	106
GNMA POOL #0615869	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	25
GNMA POOL #0618127	4.500% 06/15/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0618362	6.500% 09/15/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	153
GNMA POOL #0620427	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	55
GNMA POOL #0620925	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0623781	6.000% 09/15/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0630924	5.500% 07/15/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	30
GNMA POOL #0631235	5.500% 05/15/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	34
GNMA POOL #0633365	5.500% 01/15/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	69
GNMA POOL #0633570	5.500% 08/15/2019 DD 08/01/04	U. S. GOVERNMENT SECURITIES	41
GNMA POOL #0636860	6.000% 11/15/2034 DD 11/01/04	U. S. GOVERNMENT SECURITIES	19
GNMA POOL #0638234	5.500% 12/15/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	59
GNMA POOL #0642032	6.000% 07/15/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	26
GNMA POOL #0649478	6.000% 10/15/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	89
GNMA POOL #0651228	6.000% 01/15/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	23
GNMA POOL #0651719	5.500% 02/15/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0657096	6.000% 10/15/2036 DD 10/01/06	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0657156	6.000% 06/15/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	28
GNMA POOL #0658029	6.000% 07/15/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	27
GNMA POOL #0658538	5.500% 07/15/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	16
GNMA POOL #0659695	6.000% 10/15/2036 DD 10/01/06	U. S. GOVERNMENT SECURITIES	33
GNMA POOL #0661526	6.000% 11/15/2036 DD 11/01/06	U. S. GOVERNMENT SECURITIES	18
GNMA POOL #0667451	6.000% 04/15/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	70
GNMA POOL #0669020	6.000% 05/15/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	73
GNMA POOL #0674088	6.500% 05/15/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	245
GNMA POOL #0687838	6.000% 08/15/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	44
GNMA POOL #0687844	6.500% 08/15/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	122
GNMA POOL #0688101	6.500% 11/15/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	89
GNMA POOL #0700818	6.500% 10/15/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	122
GNMA POOL #0700899	6.000% 11/15/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0701582	5.500% 01/15/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	75
GNMA POOL #0705066	4.500% 07/15/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	25
GNMA POOL #0719380	4.500% 05/15/2040 DD 05/01/10	U. S. GOVERNMENT SECURITIES	30
GNMA POOL #0720057	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0720091	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	41
GNMA POOL #0720103	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	547
GNMA POOL #0720164	4.500% 07/15/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	38
GNMA POOL #0721143	4.500% 05/15/2040 DD 05/01/10	U. S. GOVERNMENT SECURITIES	20
GNMA POOL #0721237	4.500% 04/15/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	46
GNMA POOL #0723804	4.500% 05/15/2040 DD 05/01/10	U. S. GOVERNMENT SECURITIES	23
GNMA POOL #0727806	4.500% 06/15/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	19
GNMA POOL #0733326	5.000% 09/15/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	49
GNMA POOL #0736054	4.500% 06/15/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	11
GNMA POOL #0737191	5.000% 04/15/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	589
GNMA POOL #0737205	5.000% 04/15/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	231
GNMA POOL #0745832	4.500% 09/15/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	1,383
GNMA POOL #0753726	4.500% 09/15/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	96
GNMA POOL #0762045	4.500% 03/15/2041 DD 03/01/11	U. S. GOVERNMENT SECURITIES	312
GNMA POOL #0763238	5.000% 05/15/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	234
GNMA POOL #0763330	5.000% 05/15/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	52
GNMA POOL #0764454	5.000% 05/15/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	19
GNMA POOL #0780115	8.500% 04/15/2025 DD 04/01/95	U. S. GOVERNMENT SECURITIES	3

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
GNMA POOL #0780157	9.500% 08/15/2022 DD 06/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0780204	7.000% 07/15/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0780219	7.500% 08/15/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0780284	9.000% 12/15/2021 DD 11/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0780373	7.000% 12/15/2023 DD 05/01/96	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0780580	7.500% 06/15/2027 DD 06/01/97	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0780651	7.000% 10/15/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	12
GNMA POOL #0780750	8.000% 12/15/2027 DD 03/01/98	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0780770	6.000% 04/15/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0780787	8.500% 12/15/2022 DD 05/01/98	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0780801	8.000% 12/15/2023 DD 05/01/98	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0781076	7.000% 08/15/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0781231	7.000% 12/15/2030 DD 01/01/01	U. S. GOVERNMENT SECURITIES	17
GNMA POOL #0782246	6.000% 12/15/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	67
GNMA POOL #0AC4758	3.000% 01/15/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	200
GNMA POOL #0AG5649	3.000% 09/15/2043 DD 10/01/13	U. S. GOVERNMENT SECURITIES	100
GNMA GTD REMIC P/T 02-21 FV	FLTG RT 03/16/2032 DD 03/16/02	U. S. GOVERNMENT SECURITIES	68
GNMA GTD REMIC P/T 02-31 FW	VAR RT 06/16/2031 DD 05/16/02	U. S. GOVERNMENT SECURITIES	38
GNMA GTD REMIC P/T 06-9 B	VAR RT 03/16/2037 DD 03/01/06	U. S. GOVERNMENT SECURITIES	45
GNMA II POOL #0003056	8.000% 03/20/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	9
GNMA II POOL #0003123	8.000% 08/20/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	8
GNMA II POOL #0004245	6.000% 09/20/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	12
GNMA II POOL #0004269	6.500% 10/20/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	7
GNMA II POOL #0004290	5.500% 11/20/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	13
GNMA II POOL #0004559	5.000% 10/20/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	765
GNMA II POOL #0004946	4.500% 02/20/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	1,839
GNMA II POOL #0005018	5.000% 04/20/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	104
GNMA II POOL #0005055	4.500% 05/20/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	72
GNMA II POOL #0005056	5.000% 05/20/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	20
GNMA II POOL #0005083	5.000% 06/20/2041 DD 06/01/11	U. S. GOVERNMENT SECURITIES	289
GNMA II POOL #0005116	5.000% 07/20/2041 DD 07/01/11	U. S. GOVERNMENT SECURITIES	148
GNMA II POOL #0005326	3.000% 03/20/2027 DD 03/01/12	U. S. GOVERNMENT SECURITIES	1,276
GNMA II POOL #0008324	VAR RT 11/20/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	8
GNMA II POOL #0008814	VAR RT 02/20/2026 DD 02/01/96	U. S. GOVERNMENT SECURITIES	4
GNMA II POOL #0008847	VAR RT 04/20/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	14
GNMA II POOL #0783229	5.500% 12/20/2040 DD 01/01/11	U. S. GOVERNMENT SECURITIES	276
GNMA II POOL #0MA1090	3.500% 06/20/2043 DD 06/01/13	U. S. GOVERNMENT SECURITIES	3,303
GNMA II POOL #0MA1761	4.000% 03/20/2044 DD 03/01/14	U. S. GOVERNMENT SECURITIES	652
GOLDCORP INC	3.625% 06/09/2021 DD 06/09/14	CORPORATE DEBT INSTRUMENTS	2,204
GOLDMAN SACHS GROUP INC/THE	2.625% 01/31/2019 DD 01/31/14	CORPORATE DEBT INSTRUMENTS	64
GOLDMAN SACHS GROUP INC/THE	6.150% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	112
GOLDMAN SACHS GROUP INC/THE	5.625% 01/15/2017 DD 01/10/07	CORPORATE DEBT INSTRUMENTS	245
GOLDMAN SACHS GROUP INC/THE	2.550% 10/23/2019 DD 10/23/14	CORPORATE DEBT INSTRUMENTS	289
GOLDMAN SACHS GROUP INC/THE	2.375% 01/22/2018 DD 01/22/13	CORPORATE DEBT INSTRUMENTS	303
GOLDMAN SACHS GROUP INC/THE	6.250% 09/01/2017 DD 08/30/07	CORPORATE DEBT INSTRUMENTS	323
GOLDMAN SACHS GROUP INC/THE	5.350% 01/15/2016 DD 01/17/06	CORPORATE DEBT INSTRUMENTS	485
GOLDMAN SACHS GROUP INC/THE	VAR RT 04/30/2018 DD 04/30/13	CORPORATE DEBT INSTRUMENTS	496
GOLDMAN SACHS GROUP INC/THE	VAR RT 03/22/2016 DD 03/22/06	CORPORATE DEBT INSTRUMENTS	544
GOLDMAN SACHS GROUP INC/THE	5.950% 01/18/2018 DD 01/18/08	CORPORATE DEBT INSTRUMENTS	555
GOLDMAN SACHS GROUP INC/THE	2.375% 01/22/2018 DD 01/22/13	CORPORATE DEBT INSTRUMENTS	667
GOLDMAN SACHS GROUP INC/THE	5.250% 07/27/2021 DD 07/27/11	CORPORATE DEBT INSTRUMENTS	790
GOLDMAN SACHS GROUP INC/THE	VAR RT 12/15/2017 DD 12/16/14	CORPORATE DEBT INSTRUMENTS	899
GOLDMAN SACHS GROUP INC/THE	6.150% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	1,052
GOLDMAN SACHS GROUP INC/THE	2.900% 07/19/2018 DD 07/19/13	CORPORATE DEBT INSTRUMENTS	1,149
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	CORPORATE DEBT INSTRUMENTS	1,272
GS MORTGAGE SECURITIES GC12 A3	2.860% 06/10/2046 DD 05/01/13	CORPORATE DEBT INSTRUMENTS	763
GS MORTGAGE SECURITIES GC22 A2	2.903% 06/10/2047 DD 06/01/14	CORPORATE DEBT INSTRUMENTS	1,541
GS MORTGAGE SECURITIES GCJ9 A2	1.762% 11/10/2045 DD 11/01/12	CORPORATE DEBT INSTRUMENTS	883
GS MORTGAGE SECURITIES GG6 A4	VAR RT 04/10/2038 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	2,052
GS MORTGAGE SECURITIES GG8 A4	5.560% 11/10/2039 DD 10/01/06	CORPORATE DEBT INSTRUMENTS	2,082
HARLEY-DAVIDSON FINANCIAL 144A	2.700% 03/15/2017 DD 01/31/12	CORPORATE DEBT INSTRUMENTS	190
HARTFORD FINANCIAL SERVICES GR	5.125% 04/15/2022 DD 04/05/12	CORPORATE DEBT INSTRUMENTS	343
HCP INC	6.000% 01/30/2017 DD 01/22/07	CORPORATE DEBT INSTRUMENTS	229
HCP INC	6.000% 01/30/2017 DD 01/22/07	CORPORATE DEBT INSTRUMENTS	469
HCP INC	2.625% 02/01/2020 DD 11/19/12	CORPORATE DEBT INSTRUMENTS	470
HCP INC	6.000% 01/30/2017 DD 01/22/07	CORPORATE DEBT INSTRUMENTS	491
HCP INC	3.750% 02/01/2019 DD 01/23/12	CORPORATE DEBT INSTRUMENTS	525
HEALTH CARE REIT INC	4.125% 04/01/2019 DD 04/03/12	CORPORATE DEBT INSTRUMENTS	399
HEINEKEN NV 144A	1.400% 10/01/2017 DD 10/10/12	CORPORATE DEBT INSTRUMENTS	825

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
HESS CORP	1.300% 06/15/2017 DD 06/24/14	CORPORATE DEBT INSTRUMENTS	197
HEWLETT-PACKARD CO	5.400% 03/01/2017 DD 02/27/07	CORPORATE DEBT INSTRUMENTS	136
HEWLETT-PACKARD CO	4.300% 06/01/2021 DD 05/31/11	CORPORATE DEBT INSTRUMENTS	207
HEWLETT-PACKARD CO	2.600% 09/15/2017 DD 03/12/12	CORPORATE DEBT INSTRUMENTS	703
HEWLETT-PACKARD CO	2.600% 09/15/2017 DD 03/12/12	CORPORATE DEBT INSTRUMENTS	917
HEWLETT-PACKARD CO	2.125% 09/13/2015 DD 09/13/10	CORPORATE DEBT INSTRUMENTS	1,008
HILTON USA TRUST HLT AFX 144A	2.662% 11/05/2030 DD 12/01/13	CORPORATE DEBT INSTRUMENTS	626
HOME DEPOT INC/THE	2.000% 06/15/2019 DD 06/12/14	CORPORATE DEBT INSTRUMENTS	301
HSBC FINANCE CORP	5.500% 01/19/2016 DD 01/19/06	CORPORATE DEBT INSTRUMENTS	209
HSBC FINANCE CORP	5.250% 04/15/2015 DD 04/20/05	CORPORATE DEBT INSTRUMENTS	1,702
HSBC HOME EQUITY LOAN TRU 1 A2	VAR RT 01/20/2036 DD 07/12/06	CORPORATE DEBT INSTRUMENTS	455
HSBC USA INC	1.500% 11/13/2017 DD 11/13/14	CORPORATE DEBT INSTRUMENTS	324
HSBC USA INC	2.375% 11/13/2019 DD 11/13/14	CORPORATE DEBT INSTRUMENTS	595
HSBC USA INC	2.625% 09/24/2018 DD 09/24/13	CORPORATE DEBT INSTRUMENTS	821
HUMANA INC	7.200% 06/15/2018 DD 06/05/08	CORPORATE DEBT INSTRUMENTS	222
HUNTINGTON BANCSHARES INC/OH	2.600% 08/02/2018 DD 08/02/13	CORPORATE DEBT INSTRUMENTS	617
HUNTINGTON NATIONAL BANK/THE	VAR RT 04/24/2017 DD 04/24/14	CORPORATE DEBT INSTRUMENTS	899
HUTCHISON WHAMPOA INTERNA 144A	1.625% 10/31/2017 DD 10/31/14	CORPORATE DEBT INSTRUMENTS	555
HYUNDAI CAPITAL AMERICA 144A	2.875% 08/09/2018 DD 08/09/13	CORPORATE DEBT INSTRUMENTS	357
HYUNDAI CAPITAL SERVICES 144A	4.375% 07/27/2016 DD 01/27/11	CORPORATE DEBT INSTRUMENTS	942
IMPERIAL TOBACCO FINANCE 144A	2.050% 02/11/2018 DD 02/11/13	CORPORATE DEBT INSTRUMENTS	542
IMPERIAL TOBACCO FINANCE 144A	3.500% 02/11/2023 DD 02/11/13	CORPORATE DEBT INSTRUMENTS	1,081
INCITEC PIVOT LTD 144A	4.000% 12/07/2015 DD 12/07/10	CORPORATE DEBT INSTRUMENTS	795
ING BANK NV 144A	2.000% 09/25/2015 DD 09/25/12	CORPORATE DEBT INSTRUMENTS	655
ING BANK NV 144A	1.375% 03/07/2016 DD 03/07/13	CORPORATE DEBT INSTRUMENTS	953
ING BANK NV REGS	VAR RT 11/21/2023	CORPORATE DEBT INSTRUMENTS	559
INGERSOLL-RAND GLOBAL HOLDING	2.875% 01/15/2019 DD 01/15/14	CORPORATE DEBT INSTRUMENTS	81
INGREDION INC	1.800% 09/25/2017 DD 09/20/12	CORPORATE DEBT INSTRUMENTS	698
INTER-AMERICAN DEVELOPMENT BAN	1.000% 02/27/2018	CORPORATE DEBT INSTRUMENTS	679
INTER-AMERICAN DEVELOPMENT BAN	1.125% 03/15/2017 DD 01/11/12	CORPORATE DEBT INSTRUMENTS	1,810
INTERNATIONAL FINANCE CORP	0.875% 06/15/2018 DD 04/10/13	CORPORATE DEBT INSTRUMENTS	2,359
INTERNATIONAL PAPER CO	5.250% 04/01/2016 DD 03/18/04	CORPORATE DEBT INSTRUMENTS	27
INTERNATIONAL PAPER CO	5.300% 04/01/2015 DD 03/19/03	CORPORATE DEBT INSTRUMENTS	96
INTERPUBLIC GROUP OF COS INC/T	4.200% 04/15/2024 DD 04/03/14	CORPORATE DEBT INSTRUMENTS	320
INTESA SANPAOLO SPA	3.125% 01/15/2016 DD 01/16/13	CORPORATE DEBT INSTRUMENTS	330
INTESA SANPAOLO SPA	3.875% 01/16/2018 DD 01/16/13	CORPORATE DEBT INSTRUMENTS	495
INTESA SANPAOLO SPA	3.125% 01/15/2016 DD 01/16/13	CORPORATE DEBT INSTRUMENTS	549
INTESA SANPAOLO SPA	3.875% 01/15/2019 DD 11/04/13	CORPORATE DEBT INSTRUMENTS	730
JOHN DEERE CAPITAL CORP	5.750% 09/10/2018 DD 09/08/08	CORPORATE DEBT INSTRUMENTS	109
JOHNSON & JOHNSON	2.450% 12/05/2021 DD 11/21/14	CORPORATE DEBT INSTRUMENTS	466
JP MORGAN CHASE BANK NA	VAR RT 06/02/2017 DD 06/02/14	CORPORATE DEBT INSTRUMENTS	4,080
JP MORGAN CHASE COMME CB16 ASB	5.523% 05/12/2045 DD 09/01/06	CORPORATE DEBT INSTRUMENTS	410
JP MORGAN CHASE COMME CB20 A1A	VAR RT 02/12/2051 DD 09/01/07	CORPORATE DEBT INSTRUMENTS	4,996
JP MORGAN CHASE COMME LD12 A1A	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	956
JP MORGAN CHASE COMME LD12 A1A	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	2,079
JP MORGAN CHASE COMMER CB14 A4	VAR RT 12/12/2044 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	1,772
JP MORGAN CHASE COMMER LD12 A3	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	108
JP MORGAN CHASE COMMER LDP2 A4	4.738% 07/15/2042 DD 06/01/05	CORPORATE DEBT INSTRUMENTS	2,003
JP MORGAN CHASE COMMER LDP2 AM	4.780% 07/15/2042 DD 06/01/05	CORPORATE DEBT INSTRUMENTS	504
JP MORGAN CHASE COMMERC C10 A2	2.072% 12/15/2047 DD 03/01/13	CORPORATE DEBT INSTRUMENTS	847
JP MORGAN CHASE COMMERC C16 A2	3.070% 12/15/2046 DD 11/01/13	CORPORATE DEBT INSTRUMENTS	2,073
JPMBB COMMERCIAL MORTGA C18 A2	2.879% 02/15/2047 DD 02/01/14	CORPORATE DEBT INSTRUMENTS	994
JPMBB COMMERCIAL MORTGA C25 A3	3.503% 11/15/2047 DD 11/01/14	CORPORATE DEBT INSTRUMENTS	2,081
JPMORGAN CHASE & CO	6.000% 01/15/2018 DD 12/20/07	CORPORATE DEBT INSTRUMENTS	243
JPMORGAN CHASE & CO	5.250% 05/01/2015 DD 04/24/03	CORPORATE DEBT INSTRUMENTS	355
JPMORGAN CHASE & CO	3.250% 09/23/2022 DD 09/24/12	CORPORATE DEBT INSTRUMENTS	377
JPMORGAN CHASE & CO	2.000% 08/15/2017 DD 08/20/12	CORPORATE DEBT INSTRUMENTS	399
JPMORGAN CHASE & CO	VAR RT 01/25/2018 DD 01/25/13	CORPORATE DEBT INSTRUMENTS	479
JPMORGAN CHASE & CO	6.000% 01/15/2018 DD 12/20/07	CORPORATE DEBT INSTRUMENTS	481
JPMORGAN CHASE & CO	2.200% 10/22/2019 DD 10/22/14	CORPORATE DEBT INSTRUMENTS	506
JPMORGAN CHASE & CO	6.300% 04/23/2019 DD 04/23/09	CORPORATE DEBT INSTRUMENTS	581
JPMORGAN CHASE & CO	1.800% 01/25/2018 DD 01/25/13	CORPORATE DEBT INSTRUMENTS	1,109
JPMORGAN CHASE & CO	4.500% 01/24/2022 DD 01/23/12	CORPORATE DEBT INSTRUMENTS	1,201
JPMORGAN CHASE & CO	4.400% 07/22/2020 DD 07/22/10	CORPORATE DEBT INSTRUMENTS	1,328
JPMORGAN CHASE & CO	6.300% 04/23/2019 DD 04/23/09	CORPORATE DEBT INSTRUMENTS	1,382
JPMORGAN CHASE & CO	VAR RT 04/25/2018 DD 04/25/14	CORPORATE DEBT INSTRUMENTS	1,397
JPMORGAN CHASE & CO	1.800% 01/25/2018 DD 01/25/13	CORPORATE DEBT INSTRUMENTS	3,997
KEYBANK NA/CLEVELAND OH	5.450% 03/03/2016 DD 03/03/06	CORPORATE DEBT INSTRUMENTS	263
KEYBANK NA/CLEVELAND OH	1.650% 02/01/2018 DD 02/01/13	CORPORATE DEBT INSTRUMENTS	588

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
KFW	0.500% 07/15/2016 DD 05/28/14	OTHER INVESTMENTS	664
KFW	0.500% 09/30/2015 DD 07/23/13	OTHER INVESTMENTS	1,402
KILROY REALTY LP	6.625% 06/01/2020 DD 05/24/10	CORPORATE DEBT INSTRUMENTS	262
KILROY REALTY LP	4.800% 07/15/2018 DD 07/05/11	CORPORATE DEBT INSTRUMENTS	539
KIMCO REALTY CORP	3.200% 05/01/2021 DD 04/24/14	CORPORATE DEBT INSTRUMENTS	811
KINDER MORGAN ENERGY PARTNERS	2.650% 02/01/2019 DD 08/05/13	CORPORATE DEBT INSTRUMENTS	99
KINDER MORGAN ENERGY PARTNERS	5.950% 02/15/2018 DD 02/12/08	CORPORATE DEBT INSTRUMENTS	149
KINDER MORGAN ENERGY PARTNERS	2.650% 02/01/2019 DD 08/05/13	CORPORATE DEBT INSTRUMENTS	394
KINDER MORGAN ENERGY PARTNERS	4.300% 05/01/2024 DD 05/02/14	CORPORATE DEBT INSTRUMENTS	451
KINDER MORGAN INC/DE	2.000% 12/01/2017 DD 11/26/14	CORPORATE DEBT INSTRUMENTS	55
KINDER MORGAN INC/DE	3.050% 12/01/2019 DD 11/26/14	CORPORATE DEBT INSTRUMENTS	228
KINDER MORGAN INC/DE	2.000% 12/01/2017 DD 11/26/14	CORPORATE DEBT INSTRUMENTS	2,882
KINDER MORGAN INC/DELAWA	4.300% 06/01/2025 DD 11/26/14	CORPORATE DEBT INSTRUMENTS	385
KINGSLAND V LTD 5A C 144A	VAR RT 07/14/2021 DD 05/24/07	CORPORATE DEBT INSTRUMENTS	(236)
KINGSLAND V LTD 5A C 144A	VAR RT 07/14/2021	CORPORATE DEBT INSTRUMENTS	231
KKR GROUP FINANCE CO LLC 144A	6.375% 09/29/2020 DD 09/29/10	CORPORATE DEBT INSTRUMENTS	408
KOREA DEVELOPMENT BANK/THE	3.250% 03/09/2016 DD 09/09/10	OTHER INVESTMENTS	205
KRAFT FOODS GROUP INC	6.125% 08/23/2018 DD 08/23/12	CORPORATE DEBT INSTRUMENTS	21
KRAFT FOODS GROUP INC	2.250% 06/05/2017 DD 12/05/12	CORPORATE DEBT INSTRUMENTS	437
L-3 COMMUNICATIONS CORP	1.500% 05/28/2017 DD 05/28/14	CORPORATE DEBT INSTRUMENTS	109
LABORATORY CORP OF AMERICA HOL	2.200% 08/23/2017 DD 08/23/12	CORPORATE DEBT INSTRUMENTS	338
LABORATORY CORP OF AMERICA HOL	2.200% 08/23/2017 DD 08/23/12	CORPORATE DEBT INSTRUMENTS	802
LACLEDE GROUP INC	VAR RT 08/15/2017 DD 08/19/14	CORPORATE DEBT INSTRUMENTS	400
LANDESBANK BADEN-WUERTTEMBERG/	5.050% 12/30/2015 DD 02/12/04	CORPORATE DEBT INSTRUMENTS	104
LB-UBS COMMERCIAL MORTG C6 A1A	5.342% 09/15/2039 DD 09/11/06	CORPORATE DEBT INSTRUMENTS	1,051
LB-UBS COMMERCIAL MORTG C7 A1A	5.335% 11/15/2038 DD 11/11/06	CORPORATE DEBT INSTRUMENTS	2,756
LB-UBS COMMERCIAL MORTGA C1 A4	5.156% 02/15/2031 DD 01/11/06	CORPORATE DEBT INSTRUMENTS	2,702
LB-UBS COMMERCIAL MORTGA C3 A5	4.739% 07/15/2030 DD 06/11/05	CORPORATE DEBT INSTRUMENTS	1,018
LB-UBS COMMERCIAL MORTGA C6 A4	5.372% 09/15/2039 DD 09/11/06	CORPORATE DEBT INSTRUMENTS	317
LB-UBS COMMERCIAL MORTGA C7 A3	VAR RT 09/15/2045 DD 11/11/07	CORPORATE DEBT INSTRUMENTS	954
LB-UBS COMMERCIAL MORTGA C7 A4	VAR RT 11/15/2030 DD 10/11/05	CORPORATE DEBT INSTRUMENTS	920
LIFE TECHNOLOGIES CORP	4.400% 03/01/2015 DD 02/19/10	CORPORATE DEBT INSTRUMENTS	503
LINCOLN NATIONAL CORP	4.300% 06/15/2015 DD 06/18/10	CORPORATE DEBT INSTRUMENTS	457
LLOYDS BANK PLC	2.300% 11/27/2018 DD 11/27/13	CORPORATE DEBT INSTRUMENTS	404
LLOYDS BANK PLC	4.875% 01/21/2016 DD 01/21/11	CORPORATE DEBT INSTRUMENTS	624
LLOYDS BANK PLC	4.200% 03/28/2017 DD 03/28/12	CORPORATE DEBT INSTRUMENTS	804
LLOYDS BANK PLC	2.300% 11/27/2018 DD 11/27/13	CORPORATE DEBT INSTRUMENTS	823
LOEWS CORP	2.625% 05/15/2023 DD 05/07/13	CORPORATE DEBT INSTRUMENTS	368
LORILLARD TOBACCO CO	3.500% 08/04/2016 DD 08/04/11	CORPORATE DEBT INSTRUMENTS	196
LORILLARD TOBACCO CO	2.300% 08/21/2017 DD 08/21/12	CORPORATE DEBT INSTRUMENTS	272
LOWE'S COS INC	5.400% 10/15/2016 DD 10/10/06	CORPORATE DEBT INSTRUMENTS	113
LYONDELLBASELL INDUSTRIES NV	5.000% 04/15/2019 DD 04/09/12	CORPORATE DEBT INSTRUMENTS	1,854
M&I MARSHALL & ILSLEY BANK	4.850% 06/16/2015 DD 06/16/05	CORPORATE DEBT INSTRUMENTS	255
MACK-CALI REALTY LP	2.500% 12/15/2017 DD 11/20/12	CORPORATE DEBT INSTRUMENTS	226
MACQUARIE BANK LTD 144A	2.600% 06/24/2019 DD 06/24/14	CORPORATE DEBT INSTRUMENTS	630
MACY'S RETAIL HOLDINGS INC	7.450% 07/15/2017 DD 07/14/97	CORPORATE DEBT INSTRUMENTS	597
MAGELLAN MIDSTREAM PARTNERS LP	5.650% 10/15/2016 DD 10/15/04	CORPORATE DEBT INSTRUMENTS	226
MAGNETITE IX LTD 9A A1 144A	VAR RT 07/25/2026 DD 07/17/14	CORPORATE DEBT INSTRUMENTS	496
MANUFACTURERS & TRADERS TRUST	2.300% 01/30/2019 DD 01/30/14	CORPORATE DEBT INSTRUMENTS	904
MANUFACTURERS & TRADERS TRUST	1.450% 03/07/2018 DD 03/07/13	CORPORATE DEBT INSTRUMENTS	1,212
MANULIFE FINANCIAL CORP	3.400% 09/17/2015 DD 09/17/10	CORPORATE DEBT INSTRUMENTS	967
MARRIOTT INTERNATIONAL INC/MD	5.810% 11/10/2015 DD 11/10/05	CORPORATE DEBT INSTRUMENTS	119
MARTIN MARIETTA MATERIALS INC	VAR RT 06/30/2017 DD 12/30/14	CORPORATE DEBT INSTRUMENTS	308
MASTR ADJUSTABLE RATE MOR 3 B2	VAR RT 10/25/2032 DD 08/01/02	CORPORATE DEBT INSTRUMENTS	62
MAYPORT CLO LTD 1A A1L 144A	VAR RT 02/22/2020 DD 12/12/06	CORPORATE DEBT INSTRUMENTS	1
MBNA CREDIT CARD MASTER A3 A3	VAR RT 08/16/2021 DD 03/17/04	CORPORATE DEBT INSTRUMENTS	995
MCKESSON CORP	5.700% 03/01/2017 DD 03/05/07	CORPORATE DEBT INSTRUMENTS	114
MCKESSON CORP	4.750% 03/01/2021 DD 02/28/11	CORPORATE DEBT INSTRUMENTS	332
MCKESSON CORP	5.700% 03/01/2017 DD 03/05/07	CORPORATE DEBT INSTRUMENTS	760
MDC HOLDINGS INC	5.625% 02/01/2020 DD 01/15/10	CORPORATE DEBT INSTRUMENTS	808
MEDCO HEALTH SOLUTIONS INC	7.125% 03/15/2018 DD 03/18/08	CORPORATE DEBT INSTRUMENTS	808
MEDTRONIC INC 144A	2.500% 03/15/2020 DD 12/10/14	CORPORATE DEBT INSTRUMENTS	201
MEDTRONIC INC 144A	2.500% 03/15/2020 DD 12/10/14	CORPORATE DEBT INSTRUMENTS	226
MEDTRONIC INC 144A	3.500% 03/15/2025 DD 12/10/14	CORPORATE DEBT INSTRUMENTS	343
MEDTRONIC INC 144A	3.150% 03/15/2022 DD 12/10/14	CORPORATE DEBT INSTRUMENTS	405
MEDTRONIC INC 144A	2.500% 03/15/2020 DD 12/10/14	CORPORATE DEBT INSTRUMENTS	2,757
MERCK & CO INC	VAR RT 05/18/2018 DD 05/20/13	CORPORATE DEBT INSTRUMENTS	531
MERRILL LYNCH MORTGAGE C1 A1A	VAR RT 05/12/2039 DD 05/01/06	CORPORATE DEBT INSTRUMENTS	2,294
MERRILL LYNCH MORTGAGE C2 A1A	VAR RT 08/12/2043 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	1,237

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
MERRILL LYNCH MORTGAGE CIP1 A4	VAR RT 07/12/2038 DD 08/01/05	CORPORATE DEBT INSTRUMENTS	2,017
MERRILL LYNCH MORTGAGE LC1 A4	VAR RT 01/12/2044 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	136
MERRILL LYNCH MORTGAGE T C1 AM	VAR RT 05/12/2039 DD 05/01/06	CORPORATE DEBT INSTRUMENTS	184
MERRILL LYNCH MORTGAGE T C2 A4	VAR RT 08/12/2043 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	1,882
METLIFE INC	VAR RT 12/15/2017 DD 09/15/14	CORPORATE DEBT INSTRUMENTS	301
METROPOLITAN LIFE GLOBAL 144A	1.500% 01/10/2018 DD 01/10/13	CORPORATE DEBT INSTRUMENTS	442
MEXICO GOVERNMENT INTERNATIONA	5.625% 01/15/2017 DD 03/10/06	OTHER INVESTMENTS	176
MEXICO GOVERNMENT INTERNATIONA	5.950% 03/19/2019 DD 12/23/08	OTHER INVESTMENTS	206
MEXICO GOVERNMENT INTERNATIONA	5.125% 01/15/2020 DD 01/15/10	OTHER INVESTMENTS	280
MIZUHO BANK LTD 144A	1.850% 03/21/2018 DD 03/21/13	CORPORATE DEBT INSTRUMENTS	373
ML-CFC COMMERCIAL MORTGA 4 A1A	5.166% 12/12/2049 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	735
ML-CFC COMMERCIAL MORTGA 4 A1A	5.166% 12/12/2049 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	2,434
ML-CFC COMMERCIAL MORTGAG 2 A4	VAR RT 06/12/2046 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	2,029
ML-CFC COMMERCIAL MORTGAG 3 A4	VAR RT 07/12/2046 DD 09/01/06	CORPORATE DEBT INSTRUMENTS	977
ML-CFC COMMERCIAL MORTGAG 3 A4	VAR RT 07/12/2046 DD 09/01/06	CORPORATE DEBT INSTRUMENTS	1,026
ML-CFC COMMERCIAL MORTGAG 4 A3	5.172% 12/12/2049 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	200
MMAF EQUIPMENT FINA AA A4 144A	1.350% 10/10/2018 DD 06/20/12	CORPORATE DEBT INSTRUMENTS	1,077
MONDELEZ INTERNATIONAL INC	4.125% 02/09/2016 DD 02/08/10	CORPORATE DEBT INSTRUMENTS	882
MONSANTO CO	2.750% 07/15/2021 DD 07/01/14	CORPORATE DEBT INSTRUMENTS	768
MORGAN STANLEY	3.875% 04/29/2024 DD 04/28/14	CORPORATE DEBT INSTRUMENTS	46
MORGAN STANLEY	3.875% 04/29/2024 DD 04/28/14	CORPORATE DEBT INSTRUMENTS	154
MORGAN STANLEY	1.875% 01/05/2018 DD 12/05/14	CORPORATE DEBT INSTRUMENTS	274
MORGAN STANLEY	5.375% 10/15/2015 DD 10/21/05	CORPORATE DEBT INSTRUMENTS	1,008
MORGAN STANLEY	4.750% 03/22/2017 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	1,065
MORGAN STANLEY	5.450% 01/09/2017 DD 01/09/07	CORPORATE DEBT INSTRUMENTS	1,074
MORGAN STANLEY	5.500% 01/26/2020 DD 01/26/10	CORPORATE DEBT INSTRUMENTS	1,097
MORGAN STANLEY	3.700% 10/23/2024 DD 10/23/14	CORPORATE DEBT INSTRUMENTS	2,053
MORGAN STANLEY	6.625% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	3,127
MORGAN STANLEY ABS CAP NC1 A2C	VAR RT 01/25/2035 DD 02/25/05	CORPORATE DEBT INSTRUMENTS	1,213
MORGAN STANLEY ABS CAPI HE3 A4	VAR RT 03/25/2034 DD 05/27/04	CORPORATE DEBT INSTRUMENTS	1,191
MORGAN STANLEY CAPITA HQ9 A4FL	VAR RT 07/12/2044 DD 08/17/06	CORPORATE DEBT INSTRUMENTS	1,090
MORGAN STANLEY CAPITA IQ13 A1A	5.312% 03/15/2044 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	609
MORGAN STANLEY CAPITAL HQ7 A4	VAR RT 11/14/2042 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	203
MORGAN STANLEY CAPITAL HQ8 A4	VAR RT 03/12/2044 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	1,653
MORGAN STANLEY CAPITAL HQ9 A4	VAR RT 07/12/2044 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	1,931
MORGAN STANLEY CAPITAL T25 A3	VAR RT 11/12/2049 DD 01/01/07	CORPORATE DEBT INSTRUMENTS	105
MUFG UNION BANK NA	2.625% 09/26/2018 DD 09/26/13	CORPORATE DEBT INSTRUMENTS	264
MUFG UNION BANK NA	2.625% 09/26/2018 DD 09/26/13	CORPORATE DEBT INSTRUMENTS	609
MUFG UNION BANK NA	3.000% 06/06/2016 DD 06/06/11	CORPORATE DEBT INSTRUMENTS	770
MURRAY STREET INVESTMENT TRUST	STEP 03/09/2017 DD 12/01/2011	CORPORATE DEBT INSTRUMENTS	528
MYLAN INC	1.800% 06/24/2016 DD 12/24/13	CORPORATE DEBT INSTRUMENTS	161
NABORS INDUSTRIES INC	6.150% 02/15/2018 DD 08/15/08	CORPORATE DEBT INSTRUMENTS	554
NATIONAL BANK OF CANADA 144A	2.200% 10/19/2016 DD 10/19/11	CORPORATE DEBT INSTRUMENTS	1,860
NATIONWIDE HEALTH PROPERTIES I	6.000% 05/20/2015 DD 05/18/05	CORPORATE DEBT INSTRUMENTS	31
NAVIENT CORP	6.000% 01/25/2017 DD 01/27/12	CORPORATE DEBT INSTRUMENTS	314
NAVIENT CORP	5.000% 04/15/2015 DD 04/15/03	CORPORATE DEBT INSTRUMENTS	317
NAVIENT STUDENT LOAN TRUS 1 A2	VAR RT 03/27/2023 DD 05/29/14	CORPORATE DEBT INSTRUMENTS	2,191
NBCUNIVERSAL ENTERPRISE I 144A	1.662% 04/15/2018 DD 03/19/13	CORPORATE DEBT INSTRUMENTS	328
NBCUNIVERSAL ENTERPRISE I 144A	1.974% 04/15/2019 DD 03/19/13	CORPORATE DEBT INSTRUMENTS	550
NBCUNIVERSAL ENTERPRISE I 144A	1.974% 04/15/2019 DD 03/19/13	CORPORATE DEBT INSTRUMENTS	634
NBCUNIVERSAL ENTERPRISE I 144A	VAR RT 04/15/2018 DD 03/19/13	CORPORATE DEBT INSTRUMENTS	635
NBCUNIVERSAL MEDIA LLC	2.875% 01/15/2023 DD 10/05/12	CORPORATE DEBT INSTRUMENTS	2,248
NCUA GUARANTEED NOTES T C1 APT	2.650% 10/29/2020 DD 11/10/10	CORPORATE DEBT INSTRUMENTS	987
NEVADA POWER CO	6.500% 08/01/2018 DD 07/30/08	CORPORATE DEBT INSTRUMENTS	58
NEVADA POWER CO	6.500% 05/15/2018 DD 05/12/06	CORPORATE DEBT INSTRUMENTS	118
NEW YORK LIFE GLOBAL FUND 144A	1.650% 05/15/2017 DD 02/14/12	CORPORATE DEBT INSTRUMENTS	796
NEW YORK LIFE GLOBAL FUND 144A	2.150% 06/18/2019 DD 06/18/14	CORPORATE DEBT INSTRUMENTS	1,497
NEWELL RUBBERMAID INC	2.050% 12/01/2017 DD 12/04/12	CORPORATE DEBT INSTRUMENTS	464
NISSAN MASTER OWNER TRUST A A	VAR RT 02/15/2018 DD 02/28/13	CORPORATE DEBT INSTRUMENTS	1,049
NOBLE HOLDING INTERNATIONAL LT	2.500% 03/15/2017 DD 02/10/12	CORPORATE DEBT INSTRUMENTS	158
NOMURA HOLDINGS INC	2.000% 09/13/2016 DD 03/13/13	CORPORATE DEBT INSTRUMENTS	323
NOMURA HOLDINGS INC	2.750% 03/19/2019 DD 03/19/14	CORPORATE DEBT INSTRUMENTS	364
NORDEA BANK AB 144A	2.375% 04/04/2019 DD 04/04/14	CORPORATE DEBT INSTRUMENTS	439
NORDEA BANK AB 144A	2.250% 03/20/2015 DD 03/20/12	CORPORATE DEBT INSTRUMENTS	788
NOVARTIS CAPITAL CORP	3.400% 05/06/2024 DD 02/21/14	CORPORATE DEBT INSTRUMENTS	250
NYSE HOLDINGS LLC	2.000% 10/05/2017 DD 10/05/12	CORPORATE DEBT INSTRUMENTS	1,034
OHA INTREPID LEVER 1AR AR 144A	VAR RT 04/20/2021 DD 04/22/13	CORPORATE DEBT INSTRUMENTS	450
OMNICOM GROUP INC	3.650% 11/01/2024 DD 10/29/14	CORPORATE DEBT INSTRUMENTS	168
ONCOR ELECTRIC DELIVERY CO LLC	7.000% 09/01/2022 DD 08/30/02	CORPORATE DEBT INSTRUMENTS	139

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
ONEOK PARTNERS LP	6.150% 10/01/2016 DD 09/25/06	CORPORATE DEBT INSTRUMENTS	57
ONEOK PARTNERS LP	2.000% 10/01/2017 DD 09/13/12	CORPORATE DEBT INSTRUMENTS	224
ONEOK PARTNERS LP	3.200% 09/15/2018 DD 09/12/13	CORPORATE DEBT INSTRUMENTS	517
ONEOK PARTNERS LP	2.000% 10/01/2017 DD 09/13/12	CORPORATE DEBT INSTRUMENTS	721
ORACLE CORP	2.800% 07/08/2021 DD 07/08/14	CORPORATE DEBT INSTRUMENTS	309
ORACLE CORP	3.400% 07/08/2024 DD 07/08/14	CORPORATE DEBT INSTRUMENTS	384
ORACLE CORP	2.800% 07/08/2021 DD 07/08/14	CORPORATE DEBT INSTRUMENTS	648
OVERSEAS PRIVATE INVT CORP	3.790% 06/15/2034 DD 03/17/14	U. S. GOVERNMENT SECURITIES	962
OVERSEAS PRIVATE INVT CORP	0.000% 07/07/2019 DD 07/19/10	U. S. GOVERNMENT SECURITIES	1,130
OZLM FUNDING IV LTD 4A A1 144A	VAR RT 07/22/2025 DD 06/27/13	CORPORATE DEBT INSTRUMENTS	248
PACIFIC GAS & ELECTRIC CO	3.850% 11/15/2023 DD 11/12/13	CORPORATE DEBT INSTRUMENTS	239
PACIFIC GAS & ELECTRIC CO	8.250% 10/15/2018 DD 10/21/08	CORPORATE DEBT INSTRUMENTS	301
PENSKE TRUCK LEASING CO L 144A	3.125% 05/11/2015 DD 05/11/12	CORPORATE DEBT INSTRUMENTS	323
PENSKE TRUCK LEASING CO L 144A	2.500% 03/15/2016 DD 09/27/12	CORPORATE DEBT INSTRUMENTS	613
PENTAIR FINANCE SA	1.875% 09/15/2017 DD 03/15/13	CORPORATE DEBT INSTRUMENTS	125
PEPSICO INC	1.250% 08/13/2017 DD 08/13/12	CORPORATE DEBT INSTRUMENTS	649
PERMANENT MASTER I 2A 1A3 144A	VAR RT 07/15/2042 DD 11/01/11	CORPORATE DEBT INSTRUMENTS	1,236
PERNOD RICARD SA 144A	4.450% 01/15/2022 DD 10/25/11	CORPORATE DEBT INSTRUMENTS	375
PERNOD RICARD SA 144A	5.750% 04/07/2021 DD 04/07/11	CORPORATE DEBT INSTRUMENTS	402
PERUVIAN GOVERNMENT INTERNATIO	8.375% 05/03/2016 DD 05/03/04	OTHER INVESTMENTS	58
PERUVIAN GOVERNMENT INTERNATIO	9.875% 02/06/2015 DD 02/06/03	OTHER INVESTMENTS	176
PETROBRAS GLOBAL FINANCE BV	5.875% 03/01/2018 DD 11/01/07	CORPORATE DEBT INSTRUMENTS	98
PETROBRAS GLOBAL FINANCE BV	5.750% 01/20/2020 DD 10/30/09	CORPORATE DEBT INSTRUMENTS	185
PETROBRAS GLOBAL FINANCE BV	3.000% 01/15/2019 DD 05/20/13	CORPORATE DEBT INSTRUMENTS	442
PETROBRAS INTERNATIONAL FINANC	2.875% 02/06/2015 DD 02/06/12	CORPORATE DEBT INSTRUMENTS	518
PETROLEOS MEXICANOS	5.750% 03/01/2018 DD 09/01/08	CORPORATE DEBT INSTRUMENTS	119
PETROLEOS MEXICANOS	6.000% 03/05/2020 DD 09/05/10	CORPORATE DEBT INSTRUMENTS	213
PFIZER INC	2.100% 05/15/2019 DD 05/15/14	CORPORATE DEBT INSTRUMENTS	457
PHILIP MORRIS INTERNATIONAL IN	3.250% 11/10/2024 DD 11/10/14	CORPORATE DEBT INSTRUMENTS	180
PHILIP MORRIS INTERNATIONAL IN	1.875% 01/15/2019 DD 11/12/13	CORPORATE DEBT INSTRUMENTS	248
PHILIP MORRIS INTERNATIONAL IN	1.125% 08/21/2017 DD 08/21/12	CORPORATE DEBT INSTRUMENTS	647
PHILLIPS 66	2.950% 05/01/2017 DD 11/01/12	CORPORATE DEBT INSTRUMENTS	207
PHILLIPS 66	1.950% 03/05/2015 DD 09/05/12	CORPORATE DEBT INSTRUMENTS	1,604
PLAINS ALL AMERICAN PIPELINE L	6.125% 01/15/2017 DD 07/15/07	CORPORATE DEBT INSTRUMENTS	58
PLAINS ALL AMERICAN PIPELINE L	3.950% 09/15/2015 DD 07/14/10	CORPORATE DEBT INSTRUMENTS	418
PNC BANK NA	6.000% 12/07/2017 DD 12/07/07	CORPORATE DEBT INSTRUMENTS	586
PNC BANK NA	2.250% 07/02/2019 DD 06/20/14	CORPORATE DEBT INSTRUMENTS	1,423
POLAND GOVERNMENT INTERNATIONA	6.375% 07/15/2019 DD 07/15/09	OTHER INVESTMENTS	123
PRECISION CASTPARTS CORP	1.250% 01/15/2018 DD 12/20/12	CORPORATE DEBT INSTRUMENTS	425
PRINCIPAL FINANCIAL GROUP INC	1.850% 11/15/2017 DD 11/16/12	CORPORATE DEBT INSTRUMENTS	160
PRINCIPAL LIFE GLOBAL FUN 144A	1.125% 02/24/2017 DD 02/26/14	CORPORATE DEBT INSTRUMENTS	814
PROCTER & GAMBLE CO/THE	1.900% 11/01/2019 DD 11/03/14	CORPORATE DEBT INSTRUMENTS	180
PROGRESS ENERGY INC	7.050% 03/15/2019 DD 03/19/09	CORPORATE DEBT INSTRUMENTS	622
PRUDENTIAL FINANCIAL INC	3.500% 05/15/2024 DD 05/15/14	CORPORATE DEBT INSTRUMENTS	259
PRUDENTIAL FINANCIAL INC	3.000% 05/12/2016 DD 05/12/11	CORPORATE DEBT INSTRUMENTS	282
PSEG POWER LLC	2.750% 09/15/2016 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	184
PSEG POWER LLC	2.450% 11/15/2018 DD 11/08/13	CORPORATE DEBT INSTRUMENTS	250
PUBLIC SERVICE ELECTRIC & GAS	1.800% 06/01/2019 DD 06/02/14	CORPORATE DEBT INSTRUMENTS	342
PUBLIC SERVICE ELECTRIC & GAS	2.375% 05/15/2023 DD 05/10/13	CORPORATE DEBT INSTRUMENTS	438
QATAR GOVERNMENT INTERNATIONAL	4.000% 01/20/2015	OTHER INVESTMENTS	1,502
QBE INSURANCE GROUP LTD 144A	2.400% 05/01/2018 DD 05/01/13	CORPORATE DEBT INSTRUMENTS	325
QUEST DIAGNOSTICS INC	3.200% 04/01/2016 DD 03/24/11	CORPORATE DEBT INSTRUMENTS	574
QWEST CORP	6.500% 06/01/2017 DD 12/01/07	CORPORATE DEBT INSTRUMENTS	173
REALTY INCOME CORP	2.000% 01/31/2018 DD 10/10/12	CORPORATE DEBT INSTRUMENTS	621
REINSURANCE GROUP OF AMERICA I	5.625% 03/15/2017 DD 03/09/07	CORPORATE DEBT INSTRUMENTS	730
RELIANCE STANDARD LIFE GL 144A	2.500% 04/24/2019 DD 04/24/14	CORPORATE DEBT INSTRUMENTS	452
RENSSELAER POLYTECHNIC INSTITU	5.600% 09/01/2020 DD 04/20/10	CORPORATE DEBT INSTRUMENTS	913
REPUBLIC OF KOREA	7.125% 04/16/2019 DD 04/16/09	OTHER INVESTMENTS	121
REYNOLDS AMERICAN INC	6.750% 06/15/2017 DD 06/21/07	CORPORATE DEBT INSTRUMENTS	118
REYNOLDS AMERICAN INC	4.850% 09/15/2023 DD 09/17/13	CORPORATE DEBT INSTRUMENTS	215
RIO TINTO ALCAN INC	5.000% 06/01/2015 DD 05/31/05	CORPORATE DEBT INSTRUMENTS	107
RIO TINTO FINANCE USA LTD	2.250% 09/20/2016 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	204
RIO TINTO FINANCE USA PLC	2.250% 12/14/2018 DD 06/19/13	CORPORATE DEBT INSTRUMENTS	120
RIO TINTO FINANCE USA PLC	2.875% 08/21/2022 DD 08/21/12	CORPORATE DEBT INSTRUMENTS	220
ROCHE HOLDING INC 144A	3.350% 09/30/2024 DD 09/29/14	CORPORATE DEBT INSTRUMENTS	365
ROCHE HOLDINGS INC 144A	2.875% 09/29/2021 DD 09/29/14	CORPORATE DEBT INSTRUMENTS	2,243
ROPER INDUSTRIES INC	1.850% 11/15/2017 DD 11/21/12	CORPORATE DEBT INSTRUMENTS	516
ROYAL BANK OF CANADA	2.150% 03/15/2019 DD 03/11/14	CORPORATE DEBT INSTRUMENTS	563
ROYAL BANK OF CANADA	2.200% 09/23/2019 DD 09/23/14	CORPORATE DEBT INSTRUMENTS	897

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
ROYAL BANK OF CANADA	1.125% 07/22/2016 DD 07/23/13	CORPORATE DEBT INSTRUMENTS	1,014
ROYAL BANK OF CANADA	1.200% 09/19/2018 DD 09/19/12	CORPORATE DEBT INSTRUMENTS	1,104
ROYAL BANK OF CANADA	2.200% 09/23/2019 DD 09/23/14	CORPORATE DEBT INSTRUMENTS	1,234
ROYAL BANK OF CANADA	0.625% 12/05/2016 DD 12/06/12	CORPORATE DEBT INSTRUMENTS	1,245
ROYAL BANK OF CANADA	2.200% 07/27/2018 DD 07/29/13	CORPORATE DEBT INSTRUMENTS	1,314
ROYAL BANK OF CANADA	2.200% 07/27/2018 DD 07/29/13	CORPORATE DEBT INSTRUMENTS	1,517
ROYAL BANK OF CANADA 144A	3.125% 04/14/2015 DD 04/14/10	CORPORATE DEBT INSTRUMENTS	2,419
ROYAL BANK OF SCOTLAND GROUP P	2.550% 09/18/2015 DD 09/18/12	CORPORATE DEBT INSTRUMENTS	172
ROYAL BANK OF SCOTLAND PLC/THE	3.950% 09/21/2015 DD 09/20/10	CORPORATE DEBT INSTRUMENTS	214
ROYAL BANK OF SCOTLAND PLC/THE	4.875% 03/16/2015 DD 03/16/10	CORPORATE DEBT INSTRUMENTS	605
SABMILLER HOLDINGS INC 144A	2.450% 01/15/2017 DD 01/17/12	CORPORATE DEBT INSTRUMENTS	1,092
SABMILLER HOLDINGS INC 144A	2.200% 08/01/2018 DD 08/13/13	CORPORATE DEBT INSTRUMENTS	1,103
SANTANDER BANK NA	8.750% 05/30/2018 DD 05/16/08	CORPORATE DEBT INSTRUMENTS	298
SANTANDER DRIVE AUTO REC 4 A2B	VAR RT 01/16/2018 DD 09/17/14	CORPORATE DEBT INSTRUMENTS	1,799
SANTANDER HOLDINGS USA INC/PA	3.000% 09/24/2015 DD 09/24/12	CORPORATE DEBT INSTRUMENTS	374
SANTANDER HOLDINGS USA INC/PA	3.000% 09/24/2015 DD 09/24/12	CORPORATE DEBT INSTRUMENTS	673
SBA GTD PARTN CTFS 1995-20B 1	8.150% 02/01/2015 DD 02/15/95	U. S. GOVERNMENT SECURITIES	9
SBA GTD PARTN CTFS 1997-20D 1	7.500% 04/01/2017	U. S. GOVERNMENT SECURITIES	50
SBA GTD PARTN CTFS 1997-20F 1	7.200% 06/01/2017 DD 06/01/97	U. S. GOVERNMENT SECURITIES	12
SBA GTD PARTN CTFS 1999-20J 1	1999-20 7.200% 10/01/2019	U. S. GOVERNMENT SECURITIES	172
SCHLUMBERGER INVESTMENT S 144A	1.250% 08/01/2017 DD 07/31/12	CORPORATE DEBT INSTRUMENTS	623
SCHLUMBERGER NORGE AS 144A	1.950% 09/14/2016 DD 09/14/11	CORPORATE DEBT INSTRUMENTS	570
SCHOLAR FUNDING TRUST A A 144A	VAR RT 10/28/2043 DD 03/29/11	CORPORATE DEBT INSTRUMENTS	934
SEMPRA ENERGY	6.500% 06/01/2016 DD 05/15/09	CORPORATE DEBT INSTRUMENTS	95
SEMPRA ENERGY	2.300% 04/01/2017 DD 03/23/12	CORPORATE DEBT INSTRUMENTS	672
SENIOR HOUSING PROPERTIES TRUS	3.250% 05/01/2019 DD 04/28/14	CORPORATE DEBT INSTRUMENTS	377
SHELL INTERNATIONAL FINANCE BV	5.200% 03/22/2017 DD 03/22/07	CORPORATE DEBT INSTRUMENTS	84
SHERIDAN SQUARE CLO 1A A1 144A	VAR RT 04/15/2025 DD 03/12/13	CORPORATE DEBT INSTRUMENTS	297
SIMON PROPERTY GROUP LP	5.250% 12/01/2016 DD 12/12/06	CORPORATE DEBT INSTRUMENTS	21
SIMON PROPERTY GROUP LP	6.125% 05/30/2018 DD 05/19/08	CORPORATE DEBT INSTRUMENTS	165
SIMON PROPERTY GROUP LP	6.100% 05/01/2016 DD 05/15/06	CORPORATE DEBT INSTRUMENTS	260
SIMON PROPERTY GROUP LP 144A	1.500% 02/01/2018 DD 12/17/12	CORPORATE DEBT INSTRUMENTS	745
SINOPEC GROUP OVERSEAS DE 144A	1.750% 04/10/2017 DD 04/10/14	CORPORATE DEBT INSTRUMENTS	1,169
SKY PLC 144A	2.625% 09/16/2019 DD 09/16/14	CORPORATE DEBT INSTRUMENTS	200
SLM PRIVATE CREDIT STUDEN B A2	VAR RT 06/15/2021 DD 05/26/04	CORPORATE DEBT INSTRUMENTS	472
SLM PRIVATE EDUCATIO E A1 144A	VAR RT 10/16/2023 DD 10/18/12	CORPORATE DEBT INSTRUMENTS	569
SLM STUDENT LOAN TRUST 20 5 A4	VAR RT 07/25/2023 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	3,126
SLM STUDENT LOAN TRUST 201 2 A	VAR RT 01/25/2029 DD 03/15/12	CORPORATE DEBT INSTRUMENTS	887
SOUTH CAROLINA STUD LN 14-1 A1	VAR RT 05/01/2030 DD 08/20/14	CORPORATE DEBT INSTRUMENTS	850
SOUTHERN CALIFORNIA EDISON CO	5.500% 08/15/2018 DD 08/18/08	CORPORATE DEBT INSTRUMENTS	118
SOUTHERN CALIFORNIA EDISON CO	1.125% 05/01/2017 DD 05/09/14	CORPORATE DEBT INSTRUMENTS	204
SOUTHERN CO/THE	1.950% 09/01/2016 DD 08/23/11	CORPORATE DEBT INSTRUMENTS	987
SOUTHERN POWER CO	4.875% 07/15/2015 DD 01/15/04	CORPORATE DEBT INSTRUMENTS	143
SPAREBANK 1 BOLIGKREDITT 144A	2.300% 06/30/2018 DD 04/03/12	CORPORATE DEBT INSTRUMENTS	231
STATE GRID OVERSEAS INVES 144A	2.750% 05/07/2019 DD 05/07/14	CORPORATE DEBT INSTRUMENTS	442
STATE STREET CORP	3.300% 12/16/2024 DD 12/15/14	CORPORATE DEBT INSTRUMENTS	228
STRUCTURED ADJUSTABLE RA 6 3A2	VAR RT 06/25/2034 DD 05/01/04	CORPORATE DEBT INSTRUMENTS	332
SUMITOMO MITSUI BANKING CORP	1.450% 07/19/2016 DD 07/19/13	CORPORATE DEBT INSTRUMENTS	512
SUMITOMO MITSUI BANKING CORP	1.500% 01/18/2018 DD 01/18/13	CORPORATE DEBT INSTRUMENTS	1,172
SUMITOMO MITSUI FINANCIAL 144A	4.436% 04/02/2024 DD 04/02/14	CORPORATE DEBT INSTRUMENTS	621
SUNOCO LOGISTICS PARTNERS OPER	4.250% 04/01/2024 DD 04/03/14	CORPORATE DEBT INSTRUMENTS	324
SUNTORY HOLDINGS LTD 144A	2.550% 09/29/2019 DD 10/01/14	CORPORATE DEBT INSTRUMENTS	726
SUNTORY HOLDINGS LTD 144A	1.650% 09/29/2017 DD 10/01/14	CORPORATE DEBT INSTRUMENTS	1,321
SUNTRUST BANKS INC	2.350% 11/01/2018 DD 10/25/13	CORPORATE DEBT INSTRUMENTS	594
SUNTRUST BANKS INC	3.500% 01/20/2017 DD 11/01/11	CORPORATE DEBT INSTRUMENTS	1,095
SVB FINANCIAL GROUP	5.375% 09/15/2020 DD 09/20/10	CORPORATE DEBT INSTRUMENTS	703
SVENSKA HANDELSBANKEN AB	2.500% 01/25/2019 DD 09/25/13	CORPORATE DEBT INSTRUMENTS	408
SVENSKA HANDELSBANKEN AB	2.500% 01/25/2019 DD 09/25/13	CORPORATE DEBT INSTRUMENTS	948
SWEDBANK HYPOTEK AB 144A	2.375% 04/05/2017 DD 03/23/12	CORPORATE DEBT INSTRUMENTS	308
SYNCHRONY FINANCIAL	1.875% 08/15/2017 DD 08/11/14	CORPORATE DEBT INSTRUMENTS	416
SYSCO CORP	3.000% 10/02/2021 DD 10/02/14	CORPORATE DEBT INSTRUMENTS	533
SYSCO CORP	1.450% 10/02/2017 DD 10/02/14	CORPORATE DEBT INSTRUMENTS	1,199
TAKEDA PHARMACEUTICAL CO 144A	1.625% 03/17/2017 DD 07/17/12	CORPORATE DEBT INSTRUMENTS	502
TARGET CORP	3.500% 07/01/2024 DD 06/26/14	CORPORATE DEBT INSTRUMENTS	78
TCI COMMUNICATIONS INC	8.750% 08/01/2015 DD 08/01/95	CORPORATE DEBT INSTRUMENTS	146
TELEFONICA EMISIONES SAU	5.462% 02/16/2021 DD 02/16/11	CORPORATE DEBT INSTRUMENTS	195
TELEFONICA EMISIONES SAU	3.192% 04/27/2018 DD 04/29/13	CORPORATE DEBT INSTRUMENTS	452
TELEFONICA EMISIONES SAU	3.192% 04/27/2018 DD 04/29/13	CORPORATE DEBT INSTRUMENTS	591
TEMASEK FINANCIAL I LTD 144A	2.375% 01/23/2023 DD 07/23/12	OTHER INVESTMENTS	1,016

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
TENNESSEE VALLEY AUTH BD	1.750% 10/15/2018 DD 09/27/13	U. S. GOVERNMENT SECURITIES	469
TEVA PHARMACEUTICAL FINANCE CO	2.400% 11/10/2016 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	618
THERMO FISHER SCIENTIFIC INC	2.250% 08/15/2016 DD 08/16/11	CORPORATE DEBT INSTRUMENTS	1,371
THL CREDIT WIND RIVE 3A A 144A	VAR RT 01/22/2027 DD 01/29/15	CORPORATE DEBT INSTRUMENTS	747
TIME WARNER CABLE INC	6.750% 07/01/2018 DD 06/19/08	CORPORATE DEBT INSTRUMENTS	30
TIME WARNER CABLE INC	5.850% 05/01/2017 DD 04/09/07	CORPORATE DEBT INSTRUMENTS	297
TIME WARNER CABLE INC	4.000% 09/01/2021 DD 09/12/11	CORPORATE DEBT INSTRUMENTS	931
TIME WARNER INC	5.875% 11/15/2016 DD 11/13/06	CORPORATE DEBT INSTRUMENTS	284
TOBACCO SETTLEMENT AUTH IA TOB	6.500% 06/01/2023 DD 11/30/05	OTHER INVESTMENTS	602
TORONTO-DOMINION BANK/THE	1.125% 05/02/2017 DD 05/02/14	CORPORATE DEBT INSTRUMENTS	761
TORONTO-DOMINION BANK/THE	VAR RT 11/05/2019 DD 11/05/14	CORPORATE DEBT INSTRUMENTS	1,503
TORONTO-DOMINION BANK/THE 144A	1.500% 03/13/2017 DD 03/13/12	CORPORATE DEBT INSTRUMENTS	605
TOTAL CAPITAL INTERNATIONAL SA	2.750% 06/19/2021 DD 06/23/14	CORPORATE DEBT INSTRUMENTS	241
TRANSATLANTIC HOLDINGS INC	5.750% 12/14/2015 DD 12/14/05	CORPORATE DEBT INSTRUMENTS	130
TRANSCANADA PIPELINES LTD	0.750% 01/15/2016 DD 01/15/13	CORPORATE DEBT INSTRUMENTS	419
TRANSOCEAN INC	VAR RT 12/15/2021 DD 12/05/11	CORPORATE DEBT INSTRUMENTS	65
TRANSOCEAN INC	6.500% 11/15/2020 DD 09/21/10	CORPORATE DEBT INSTRUMENTS	377
TRAVELERS COS INC/THE	5.750% 12/15/2017 DD 05/29/07	CORPORATE DEBT INSTRUMENTS	714
TYCO ELECTRONICS GROUP SA	1.600% 02/03/2015 DD 02/03/12	CORPORATE DEBT INSTRUMENTS	250
TYSON FOODS INC	2.650% 08/15/2019 DD 08/08/14	CORPORATE DEBT INSTRUMENTS	399
U S TREASURY BD CPN STRIP	0.000% 05/15/2022 DD 11/16/92	U. S. GOVERNMENT SECURITIES	2,052
U S TREASURY BD CPN STRIP	0.000% 11/15/2022 DD 11/16/92	U. S. GOVERNMENT SECURITIES	2,827
U S TREASURY BOND	3.375% 05/15/2044 DD 05/15/14	U. S. GOVERNMENT SECURITIES	23
U S TREASURY BOND	2.875% 05/15/2043 DD 05/15/13	U. S. GOVERNMENT SECURITIES	51
U S TREASURY BOND	3.125% 08/15/2044 DD 08/15/14	U. S. GOVERNMENT SECURITIES	188
U S TREASURY BOND	3.125% 08/15/2044 DD 08/15/14	U. S. GOVERNMENT SECURITIES	538
U S TREASURY BONDS	3.000% 11/15/2044 DD 11/15/14	U. S. GOVERNMENT SECURITIES	741
U S TREASURY NOTE	2.250% 03/31/2021 DD 03/31/14	U. S. GOVERNMENT SECURITIES	15
U S TREASURY NOTE	1.500% 10/31/2019 DD 10/31/14	U. S. GOVERNMENT SECURITIES	35
U S TREASURY NOTE	0.875% 10/15/2017 DD 10/15/14	U. S. GOVERNMENT SECURITIES	179
U S TREASURY NOTE	0.250% 05/15/2015 DD 05/15/12	U. S. GOVERNMENT SECURITIES	200
U S TREASURY NOTE	0.250% 02/28/2015 DD 02/28/13	U. S. GOVERNMENT SECURITIES	204
U S TREASURY NOTE	0.875% 07/15/2017 DD 07/15/14	U. S. GOVERNMENT SECURITIES	295
U S TREASURY NOTE	1.750% 05/31/2016 DD 05/31/11	U. S. GOVERNMENT SECURITIES	316
U S TREASURY NOTE	0.250% 12/15/2015 DD 12/15/12	U. S. GOVERNMENT SECURITIES	350
U S TREASURY NOTE	1.625% 12/31/2019 DD 12/31/14	U. S. GOVERNMENT SECURITIES	459
U S TREASURY NOTE	1.500% 11/30/2019 DD 11/30/14	U. S. GOVERNMENT SECURITIES	517
U S TREASURY NOTE	0.625% 04/30/2018 DD 04/30/13	U. S. GOVERNMENT SECURITIES	872
U S TREASURY NOTE	2.375% 05/31/2018 DD 05/31/11	U. S. GOVERNMENT SECURITIES	1,265
U S TREASURY NOTE	0.625% 11/30/2017 DD 11/30/12	U. S. GOVERNMENT SECURITIES	1,377
U S TREASURY NOTE	2.625% 01/31/2018 DD 01/31/11	U. S. GOVERNMENT SECURITIES	1,535
U S TREASURY NOTE	1.250% 11/30/2018 DD 11/30/13	U. S. GOVERNMENT SECURITIES	1,599
U S TREASURY NOTE	1.625% 04/30/2019 DD 04/30/14	U. S. GOVERNMENT SECURITIES	1,606
U S TREASURY NOTE	1.625% 12/31/2019 DD 12/31/14	U. S. GOVERNMENT SECURITIES	1,697
U S TREASURY NOTE	0.250% 05/31/2015 DD 05/31/13	U. S. GOVERNMENT SECURITIES	2,001
U S TREASURY NOTE	0.625% 08/31/2017 DD 08/31/12	U. S. GOVERNMENT SECURITIES	2,085
U S TREASURY NOTE	1.375% 06/30/2018 DD 06/30/13	U. S. GOVERNMENT SECURITIES	2,239
U S TREASURY NOTE	1.000% 12/15/2017 DD 12/15/14	U. S. GOVERNMENT SECURITIES	2,260
U S TREASURY NOTE	4.500% 05/15/2017 DD 05/15/07	U. S. GOVERNMENT SECURITIES	2,302
U S TREASURY NOTE	2.375% 02/28/2015 DD 02/28/10	U. S. GOVERNMENT SECURITIES	2,308
U S TREASURY NOTE	1.500% 01/31/2019 DD 01/31/14	U. S. GOVERNMENT SECURITIES	2,746
U S TREASURY NOTE	0.875% 11/30/2016 DD 11/30/11	U. S. GOVERNMENT SECURITIES	3,028
U S TREASURY NOTE	2.875% 03/31/2018 DD 03/31/11	U. S. GOVERNMENT SECURITIES	3,135
U S TREASURY NOTE	2.000% 02/28/2021 DD 02/28/14	U. S. GOVERNMENT SECURITIES	3,222
U S TREASURY NOTE	0.875% 08/15/2017 DD 08/15/14	U. S. GOVERNMENT SECURITIES	3,621
U S TREASURY NOTE	0.625% 12/31/2016 DD 12/31/14	U. S. GOVERNMENT SECURITIES	3,745
U S TREASURY NOTE	2.250% 11/15/2024 DD 11/15/14	U. S. GOVERNMENT SECURITIES	4,057
U S TREASURY NOTE	1.500% 06/30/2016 DD 06/30/11	U. S. GOVERNMENT SECURITIES	4,060
U S TREASURY NOTE	2.250% 03/31/2016 DD 03/31/11	U. S. GOVERNMENT SECURITIES	4,114
U S TREASURY NOTE	1.625% 03/31/2019 DD 03/31/14	U. S. GOVERNMENT SECURITIES	4,239
U S TREASURY NOTE	0.625% 09/30/2017 DD 09/30/12	U. S. GOVERNMENT SECURITIES	4,353
U S TREASURY NOTE	0.875% 04/15/2017 DD 04/15/14	U. S. GOVERNMENT SECURITIES	4,406
U S TREASURY NOTE	1.875% 11/30/2021 DD 11/30/14	U. S. GOVERNMENT SECURITIES	4,464
U S TREASURY NOTE	4.625% 11/15/2016 DD 11/15/06	U. S. GOVERNMENT SECURITIES	4,754
U S TREASURY NOTE	1.625% 06/30/2019 DD 06/30/14	U. S. GOVERNMENT SECURITIES	4,812
U S TREASURY NOTE	3.500% 02/15/2018 DD 02/15/08	U. S. GOVERNMENT SECURITIES	4,903
U S TREASURY NOTE	1.625% 08/31/2019 DD 08/31/14	U. S. GOVERNMENT SECURITIES	5,306
U S TREASURY NOTE	0.750% 02/28/2018 DD 02/28/13	U. S. GOVERNMENT SECURITIES	5,415
U S TREASURY NOTE	1.875% 11/30/2021 DD 11/30/14	U. S. GOVERNMENT SECURITIES	5,766

Attachment B
(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value
	U S TREASURY NOTE	0.875% 04/30/2017 DD 04/30/12	U. S. GOVERNMENT SECURITIES	6,007
	U S TREASURY NOTE	1.750% 09/30/2019 DD 09/30/14	U. S. GOVERNMENT SECURITIES	6,136
	U S TREASURY NOTE	2.750% 02/15/2024 DD 02/15/14	U. S. GOVERNMENT SECURITIES	7,576
	U S TREASURY NOTE	0.625% 12/31/2016 DD 12/31/14	U. S. GOVERNMENT SECURITIES	8,788
	U S TREASURY NOTE	VAR RT 07/31/2016 DD 07/31/14	U. S. GOVERNMENT SECURITIES	8,800
	U S TREASURY NOTE	1.000% 03/31/2017 DD 03/31/12	U. S. GOVERNMENT SECURITIES	9,540
	U S TREASURY NOTE	0.875% 10/15/2017 DD 10/15/14	U. S. GOVERNMENT SECURITIES	9,663
	U S TREASURY NOTE	0.875% 11/15/2017 DD 11/15/14	U. S. GOVERNMENT SECURITIES	11,047
	U S TREASURY NOTE	1.375% 06/30/2018 DD 06/30/13	U. S. GOVERNMENT SECURITIES	11,132
	U S TREASURY NOTE	0.750% 02/28/2018 DD 02/28/13	U. S. GOVERNMENT SECURITIES	12,032
	U S TREASURY NOTE	2.500% 05/15/2024 DD 05/15/14	U. S. GOVERNMENT SECURITIES	12,156
	U S TREASURY NOTE	1.000% 08/31/2016 DD 08/31/11	U. S. GOVERNMENT SECURITIES	14,426
	U S TREASURY NOTE	1.500% 07/31/2016 DD 07/31/11	U. S. GOVERNMENT SECURITIES	14,488
	U S TREASURY NOTE	1.500% 11/30/2019 DD 11/30/14	U. S. GOVERNMENT SECURITIES	14,672
	U S TREASURY NOTE	1.500% 11/30/2019 DD 11/30/14	U. S. GOVERNMENT SECURITIES	15,203
	U S TREASURY NOTE	1.500% 01/31/2019 DD 01/31/14	U. S. GOVERNMENT SECURITIES	15,406
	U S TREASURY NOTE	0.250% 04/15/2016 DD 04/15/13	U. S. GOVERNMENT SECURITIES	16,075
	U S TREASURY NOTE	0.500% 11/30/2016 DD 11/30/14	U. S. GOVERNMENT SECURITIES	19,506
	U S TREASURY NOTE	1.000% 12/15/2017 DD 12/15/14	U. S. GOVERNMENT SECURITIES	22,093
	U S TREASURY NOTE	0.875% 08/15/2017 DD 08/15/14	U. S. GOVERNMENT SECURITIES	25,638
	U S TREASURY NOTE	1.750% 09/30/2019 DD 09/30/14	U. S. GOVERNMENT SECURITIES	33,596
	U S TREASURY NOTE	1.625% 08/31/2019 DD 08/31/14	U. S. GOVERNMENT SECURITIES	35,539
	U S TREASURY NOTE	0.250% 03/31/2015 DD 03/31/13	U. S. GOVERNMENT SECURITIES	44,616
	U S TREASURY NOTE	0.875% 06/15/2017 DD 06/15/14	U. S. GOVERNMENT SECURITIES	48,573
	UBS AG STAMFORD CT	VAR RT 08/14/2019 DD 08/14/14	CORPORATE DEBT INSTRUMENTS	1,505
	UDR INC	4.250% 06/01/2018 DD 05/23/11	CORPORATE DEBT INSTRUMENTS	321
	UNION ELECTRIC CO	6.400% 06/15/2017 DD 06/15/07	CORPORATE DEBT INSTRUMENTS	100
	UNITED TECHNOLOGIES CORP	3.100% 06/01/2022 DD 06/01/12	CORPORATE DEBT INSTRUMENTS	342
	UNITEDHEALTH GROUP INC	4.875% 03/15/2015 DD 03/07/05	CORPORATE DEBT INSTRUMENTS	62
	UNITEDHEALTH GROUP INC	2.875% 12/15/2021 DD 12/08/14	CORPORATE DEBT INSTRUMENTS	228
	UNITEDHEALTH GROUP INC	2.875% 12/15/2021 DD 12/08/14	CORPORATE DEBT INSTRUMENTS	556
	UNITEDHEALTH GROUP INC	1.400% 12/15/2017 DD 12/08/14	CORPORATE DEBT INSTRUMENTS	999
	US 10YR TREAS NTS FUTURE (CBT)	EXP MAR 15	OTHER INVESTMENTS	(102)
	US 10YR TREAS NTS FUTURE (CBT)	EXP MAR 15	OTHER INVESTMENTS	(5)
	US 10YR TREAS NTS FUTURE (CBT)	EXP MAR 15	OTHER INVESTMENTS	23
	US 2YR TREAS NTS FUT (CBT)	EXP MAR 15	OTHER INVESTMENTS	(63)
	US 2YR TREAS NTS FUT (CBT)	EXP MAR 15	OTHER INVESTMENTS	5
	US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 15	OTHER INVESTMENTS	(5)
	US BANCORP/MN	2.950% 07/15/2022 DD 07/23/12	CORPORATE DEBT INSTRUMENTS	173
	US BANK NA/CINCINNATI OH	2.125% 10/28/2019 DD 10/28/14	CORPORATE DEBT INSTRUMENTS	473
	US BANK NA/CINCINNATI OH	VAR RT 10/28/2019 DD 10/28/14	CORPORATE DEBT INSTRUMENTS	1,504
	US EDUCATION LOAN TR 1 A2 144A	VAR RT 03/01/2025 DD 03/14/06	CORPORATE DEBT INSTRUMENTS	44
	US TREAS BD FUTURE (CBT)	EXP MAR 15	OTHER INVESTMENTS	(65)
	US TREAS BD FUTURE (CBT)	EXP MAR 15	OTHER INVESTMENTS	(9)
	US TREAS-CPI	1.375% 02/15/2044 DD 02/15/14	U. S. GOVERNMENT SECURITIES	680
	US TREAS-CPI	0.625% 01/15/2024 DD 01/15/14	U. S. GOVERNMENT SECURITIES	1,840
	US TREAS-CPI INFLAT	2.375% 01/15/2025 DD 07/15/04	U. S. GOVERNMENT SECURITIES	754
	US TREAS-CPI INFLAT	2.375% 01/15/2025 DD 07/15/04	U. S. GOVERNMENT SECURITIES	813
	US TREAS-CPI INFLAT	2.500% 01/15/2029 DD 01/15/09	U. S. GOVERNMENT SECURITIES	823
	US TREAS-CPI INFLAT	0.125% 01/15/2022 DD 01/15/12	U. S. GOVERNMENT SECURITIES	1,327
	US TREAS-CPI INFLAT	1.125% 01/15/2021 DD 01/15/11	U. S. GOVERNMENT SECURITIES	2,030
	US TREAS-CPI INFLAT	0.125% 04/15/2019 DD 04/15/14	U. S. GOVERNMENT SECURITIES	3,643
	US TREAS-CPI INFLAT	0.125% 04/15/2019 DD 04/15/14	U. S. GOVERNMENT SECURITIES	7,241
	US TREAS-CPI INFLATION INDEXED	0.125% 07/15/2024 DD 07/15/14	U. S. GOVERNMENT SECURITIES	3,270
	US ULTRA BOND (CBT)	EXP MAR 15	OTHER INVESTMENTS	(221)
	US ULTRA BOND (CBT)	EXP MAR 15	OTHER INVESTMENTS	31
	VENTAS REALTY LP	1.550% 09/26/2016 DD 09/26/13	CORPORATE DEBT INSTRUMENTS	131
	VERIZON COMMUNICATIONS IN 144A	2.625% 02/21/2020 DD 08/21/14	CORPORATE DEBT INSTRUMENTS	1,483
	VERIZON COMMUNICATIONS IN 144A	2.625% 02/21/2020 DD 08/21/14	CORPORATE DEBT INSTRUMENTS	1,989
	VERIZON COMMUNICATIONS IN 144A	2.625% 02/21/2020 DD 08/21/14	CORPORATE DEBT INSTRUMENTS	2,561
	VERIZON COMMUNICATIONS INC	3.000% 11/01/2021 DD 10/29/14	CORPORATE DEBT INSTRUMENTS	671
	VERIZON COMMUNICATIONS INC	3.650% 09/14/2018 DD 09/18/13	CORPORATE DEBT INSTRUMENTS	793
	VERIZON COMMUNICATIONS INC	2.450% 11/01/2022 DD 11/07/12	CORPORATE DEBT INSTRUMENTS	821
	VERIZON COMMUNICATIONS INC	1.100% 11/01/2017 DD 11/07/12	CORPORATE DEBT INSTRUMENTS	998
	VESEY STREET INVESTMENT TRUST	STEP 09/01/2016 DD 06/01/2012	CORPORATE DEBT INSTRUMENTS	1,364
*	VIACOM INC	6.250% 04/30/2016 DD 04/12/06	CORPORATE DEBT INSTRUMENTS	38
*	VIACOM INC	2.750% 12/15/2019 DD 12/10/14	CORPORATE DEBT INSTRUMENTS	125
*	VIACOM INC	2.500% 12/15/2016 DD 12/12/11	CORPORATE DEBT INSTRUMENTS	981
	VODAFONE GROUP PLC	2.500% 09/26/2022 DD 09/26/12	CORPORATE DEBT INSTRUMENTS	150

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
VODAFONE GROUP PLC	5.625% 02/27/2017 DD 02/27/07	CORPORATE DEBT INSTRUMENTS	152
VODAFONE GROUP PLC	1.250% 09/26/2017 DD 09/26/12	CORPORATE DEBT INSTRUMENTS	296
VODAFONE GROUP PLC	1.250% 09/26/2017 DD 09/26/12	CORPORATE DEBT INSTRUMENTS	661
WACHOVIA BANK COMMERC C20 AMFX	VAR RT 07/15/2042 DD 08/01/05	CORPORATE DEBT INSTRUMENTS	1,532
WACHOVIA BANK COMMERCI C25 A1A	VAR RT 05/15/2043 DD 05/01/06	CORPORATE DEBT INSTRUMENTS	4,629
WACHOVIA BANK COMMERCI C28 A1A	5.559% 10/15/2048 DD 10/01/06	CORPORATE DEBT INSTRUMENTS	1,486
WACHOVIA BANK COMMERCI C29 A1A	5.297% 11/15/2048 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	1,068
WACHOVIA BANK COMMERCIA C20 A7	VAR RT 07/15/2042 DD 08/01/05	CORPORATE DEBT INSTRUMENTS	102
WACHOVIA BANK COMMERCIA C23 A5	VAR RT 01/15/2045 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	518
WACHOVIA BANK COMMERCIA C25 A5	VAR RT 05/15/2043 DD 05/01/06	CORPORATE DEBT INSTRUMENTS	1,047
WACHOVIA BANK COMMERCIA C27 A3	VAR RT 07/15/2045 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	1,629
WACHOVIA BANK COMMERCIA C29 A4	5.308% 11/15/2048 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	2,063
WACHOVIA BANK COMMERCIA C30 A3	5.246% 12/15/2043 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	544
WACHOVIA BANK COMMERCIAL C21 B	VAR RT 10/15/2044 DD 10/01/05	CORPORATE DEBT INSTRUMENTS	123
WACHOVIA BANK NA	4.875% 02/01/2015 DD 01/31/05	CORPORATE DEBT INSTRUMENTS	993
WACHOVIA CORP	5.750% 06/15/2017 DD 06/08/07	CORPORATE DEBT INSTRUMENTS	288
WACHOVIA CORP	5.750% 02/01/2018 DD 01/31/08	CORPORATE DEBT INSTRUMENTS	739
WALGREENS BOOTS ALLIANCE INC	3.800% 11/18/2024 DD 11/18/14	CORPORATE DEBT INSTRUMENTS	459
WAL-MART STORES INC	5.800% 02/15/2018 DD 08/24/07	CORPORATE DEBT INSTRUMENTS	791
WASTE MANAGEMENT INC	6.375% 03/11/2015 DD 02/26/09	CORPORATE DEBT INSTRUMENTS	107
WASTE MANAGEMENT INC	2.600% 09/01/2016 DD 08/29/11	CORPORATE DEBT INSTRUMENTS	174
WEATHERFORD INTERNATIONAL LTD/	5.500% 02/15/2016 DD 02/17/06	CORPORATE DEBT INSTRUMENTS	127
WEATHERFORD INTERNATIONAL LTD/	6.000% 03/15/2018 DD 03/25/08	CORPORATE DEBT INSTRUMENTS	560
WELLS FARGO & CO	5.625% 12/11/2017 DD 12/10/07	CORPORATE DEBT INSTRUMENTS	44
WELLS FARGO & CO	1.500% 01/16/2018 DD 12/26/12	CORPORATE DEBT INSTRUMENTS	343
WELLS FARGO & CO	1.400% 09/08/2017 DD 09/09/14	CORPORATE DEBT INSTRUMENTS	435
WELLS FARGO & CO	VAR RT 04/23/2018 DD 04/23/13	CORPORATE DEBT INSTRUMENTS	626
WELLS FARGO & CO	1.150% 06/02/2017 DD 06/03/14	CORPORATE DEBT INSTRUMENTS	627
WELLS FARGO & CO	1.250% 07/20/2016 DD 07/29/13	CORPORATE DEBT INSTRUMENTS	742
WELLS FARGO & CO	3.000% 01/22/2021 DD 01/24/14	CORPORATE DEBT INSTRUMENTS	1,253
WELLS FARGO & CO	2.125% 04/22/2019 DD 04/22/14	CORPORATE DEBT INSTRUMENTS	1,400
WELLS FARGO & CO	VAR RT 09/14/2018 DD 09/23/14	CORPORATE DEBT INSTRUMENTS	1,484
WELLS FARGO BANK NA	5.750% 05/16/2016 DD 05/15/06	CORPORATE DEBT INSTRUMENTS	266
WELLS FARGO BANK NA	VAR RT 06/02/2016 DD 06/10/14	CORPORATE DEBT INSTRUMENTS	2,197
WESTERN GAS PARTNERS LP	2.600% 08/15/2018 DD 08/14/13	CORPORATE DEBT INSTRUMENTS	677
WESTPAC BANKING CORP	2.250% 07/30/2018 DD 07/30/13	CORPORATE DEBT INSTRUMENTS	913
WESTPAC BANKING CORP 144A	1.375% 07/17/2015 DD 07/17/12	CORPORATE DEBT INSTRUMENTS	1,482
WFRBS COMMERCIAL MO C3 A2 144A	3.240% 03/15/2044 DD 06/01/11	CORPORATE DEBT INSTRUMENTS	820
WFRBS COMMERCIAL MORTGA C11 A4	3.037% 03/15/2045 DD 02/01/13	CORPORATE DEBT INSTRUMENTS	815
WFRBS COMMERCIAL MORTGA C14 A4	3.073% 06/15/2046 DD 06/01/13	CORPORATE DEBT INSTRUMENTS	197
WILLIAMS PARTNERS LP	3.800% 02/15/2015 DD 02/09/10	CORPORATE DEBT INSTRUMENTS	767
WILLIAMS PARTNERS LP	3.800% 02/15/2015 DD 02/09/10	CORPORATE DEBT INSTRUMENTS	923
WM WRIGLEY JR CO 144A	2.000% 10/20/2017 DD 10/21/13	CORPORATE DEBT INSTRUMENTS	166
WORLD FINANCIAL NETWORK CR A A	3.140% 01/17/2023 DD 04/12/12	CORPORATE DEBT INSTRUMENTS	842
WORLD FINANCIAL NETWORK CR B A	0.910% 03/16/2020 DD 05/21/13	CORPORATE DEBT INSTRUMENTS	1,053
WORLD FINANCIAL NETWORK CR B A	0.610% 07/15/2019 DD 07/18/14	CORPORATE DEBT INSTRUMENTS	1,215
WYNDHAM WORLDWIDE CORP	2.500% 03/01/2018 DD 02/22/13	CORPORATE DEBT INSTRUMENTS	195
XEROX CORP	4.250% 02/15/2015 DD 12/04/09	CORPORATE DEBT INSTRUMENTS	1,255
XYLEM INC/NY	3.550% 09/20/2016 DD 03/20/12	CORPORATE DEBT INSTRUMENTS	956
ZOETIS INC	1.875% 02/01/2018 DD 08/01/13	CORPORATE DEBT INSTRUMENTS	604
NET PAYABLES			(75,050)
WRAPPER VALUE			474
TOTAL SYNTHETIC GUARANTEED INVESTMENT CONTRACTS, AT FAIR VALUE			$1,481,068
* Identified as a party-in-interest to the Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Plan have duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

CBS 401(k) PLAN

Date: June 24, 2015	By:	/s/ Stephen D. Mirante
Stephen D. Mirante
Member of the Retirement Committee